     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1999

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           FIRST SECURITY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           6711                          87-6118148
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)           CLASSIFICATION                IDENTIFICATION NO.)
                                  INTERNAL REVENUE CODE NUMBER)

                              79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH 84111
                                 (801) 246-5976
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 BRAD D. HARDY
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           FIRST SECURITY CORPORATION
                              79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH 84111
                                 (801) 246-5976
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

           A. ROBERT THORUP, ESQ.                                      JOSEPH DRAIN, ESQ.
           RAY, QUINNEY & NEBEKER                                      GRADY & ASSOCIATES
            79 SOUTH MAIN STREET                               20800 CENTER RIDGE ROAD, SUITE 116
         SALT LAKE CITY, UTAH 84111                               ROCKY RIVER, OHIO 44116-4306
           (PHONE) (801) 532-1500                                    (PHONE) (440) 356-7255
            (FAX) (801) 532-7543                                      (FAX) (440) 356-7254

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 As soon as practicable after the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
         TITLE OF EACH CLASS                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
            OF SECURITIES                 AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
          TO BE REGISTERED                 REGISTERED            PER SHARE         OFFERING PRICE      REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock ($1.25 par value).......   1,976,471 shares         $15.01(2)        $29,666,329.71(2)        $8,247.38
                                             (1),(3)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) The maximum number of shares of Common Stock to be issued in connection with the merger described herein.

(2) Calculated pursuant to Rule 457(f)(1) solely for the purpose of the registration fee based on market value as of April 20, 1999.

(3) One Right to purchase Junior Series B Preferred Stock of First Security is associated with each share of Common Stock. The Rights are not transferable separately from the Common Stock except in limited circumstances.

  THIS REGISTRATION STATEMENT IS HEREBY AMENDED ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

FIRST SECURITY CORPORATION                                  XEON FINANCIAL CORP.
PROSPECTUS                                                       PROXY STATEMENT

TO THE STOCKHOLDERS OF XEON FINANCIAL CORP.:

     XEON Financial Corp. and First Security Corporation have agreed to merge XEON with and into First Security, subject to approval by XEON's stockholders. The merger cannot be completed unless the XEON stockholders approve the merger. Only if you hold your shares at the close of business on April 30, 1999 will you be entitled to vote on the merger and to receive this Prospectus/Proxy Statement. XEON and First Security are sending you this Prospectus/Proxy Statement to provide you with important information about these proposed transactions. XEON is calling a meeting of its stockholders on Tuesday, June 8, 1999 to allow you to vote your XEON shares on the proposal to approve the merger, as well as on other business described in this Prospectus/Proxy Statement.

THERE ARE RISKS INHERENT IN FIRST SECURITY SHARES. (SEE, "RISK FACTORS" ON PAGE 14.)

     Upon completion of the merger, in exchange for your XEON shares, including shares received upon exercise of options to purchase XEON shares, you will receive between 0.4769 and 0.5996 shares of First Security common stock, depending on the market price of First Security common stock during certain periods before the merger closes. First Security shares are listed on the NASDAQ National Market System under the symbol "FSCO."

     The exchange of XEON shares will be tax-free to you for federal income tax purposes. If you choose to perfect your dissenter's rights under Nevada law, you will receive the fair value of your XEON shares in cash, and this would be a taxable transaction for you.

     The XEON Board of Directors believes that the merger and the transactions associated with it are in your best interests and recommends that you vote to approve the merger and the transactions associated with it by completing the enclosed proxy voting form.

                    YOUR VOTE IS VERY IMPORTANT. PLEASE READ
                        THIS ENTIRE DOCUMENT CAREFULLY.

     You can get more information about XEON Financial Corp. or First Security Corporation, and about the merger, by writing or calling as follows:

First Security Corporation               XEON Financial Corp.
79 South Main Street, Second Floor       P.O. Box 5700
Salt Lake City, Utah 84111               Stateline, Nevada 89449
Attention: Brad D. Hardy                 Attention: John A. Schopf, Jr.
(801) 246-5976                           (775) 588-5124

     Please see "Where You Can Find More Information" on page 105 for additional information about First Security which is filed with the Securities and Exchange Commission. Information about First Security and XEON may change from that contained in this Prospectus/Proxy Statement. First Security and XEON will send you additional information about themselves before the Annual Stockholders' Meeting if the new information would be material to your decision on the merger.

              FIRST SECURITY SHARES ARE NOT INSURED BANK DEPOSITS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AGENCY HAS APPROVED THE FIRST SECURITY SHARES OR DETERMINED THAT THIS PROSPECTUS/PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This Prospectus/Proxy Statement is dated May   , 1999, and mailed to XEON's
                         stockholders on May   , 1999.

     YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/ PROXY STATEMENT TO UNDERSTAND AND VOTE ON THE MERGER AND THE TRANSACTIONS ASSOCIATED WITH IT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT. BUT YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE SHOWN ON THE COVER PAGE, AND NEITHER THE MAILING OF THIS PROSPECTUS/PROXY STATEMENT TO XEON STOCKHOLDERS NOR THE ISSUANCE OF FIRST SECURITY COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                               TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS MAY PROVE      4
  INACCURATE..........................
QUESTIONS AND ANSWERS ABOUT THE           4
  MERGER..............................
SUMMARY...............................    8
  XEON's Annual Meeting of                9
     Stockholders and Solicitation of
     Proxies..........................
  The Merger..........................   10
RISK FACTORS..........................   14
  Risks to XEON Stockholders Resulting   14
     from the Exchange Ratio..........
  Volatility of Stock Prices..........   14
  Attraction and Retention of            14
     Employees........................
  Impact of Date Changes in 1999 and     15
     2000.............................
  Anti-Takeover Effect of Certain        15
     Charter and Bylaw Provisions.....
SELECTED HISTORICAL FINANCIAL DATA FOR   16
  FIRST SECURITY AND XEON.............
XEON MANAGEMENT'S DISCUSSION AND         20
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...............
  Results of Operations...............   20
  Net Interest Income.................   20
  Provision for Loan Losses...........   23
  Non-Interest Income.................   23
  Non-Interest Expense................   24
  Federal Income Taxes................   25
  Financial Condition.................   25
  Capital.............................   25
  Liquidity...........................   26
  Asset/Liability Management..........   27
  New Accounting Pronouncements.......   29
  Impact of Inflation and Changing       30
     Prices...........................
  Year 2000 Readiness Disclosure......   30
COMPARATIVE PER SHARE DATA............   32
COMPARATIVE MARKET PRICE AND DIVIDENDS   33
  INFORMATION.........................
RESALE OF FIRST SECURITY SHARES          35
  RECEIVED IN THE MERGER..............
THE MERGER............................   35
  General.............................   35
  The Effective Time..................   35
  Management of XEON Following the       35
     Merger...........................
  Background of and Reasons for the      36
     Merger; Recommendation of XEON's
     Board of Directors...............
  Opinion of XEON'S Financial            38
     Advisor..........................
  Recommendation of XEON'S Board of      42
     Directors........................
  Interests of Certain Persons in the    42
     Merger...........................
  Conversion of Shares; Exchange         44
     Ratio............................
  XEON Options........................   45
  Dissenting Shares...................   45
  Exchange of Shares and                 45
     Certificates.....................
  Fractional Shares...................   46
  Representations and Warranties......   46
  Certain Covenants...................   46
  Conditions to the Closing...........   47
  Termination.........................   47
  Survival of Representations and        47
     Warranties and Covenants.........
  Amendment, Modification and            48
     Waiver...........................
  Accounting Treatment of the            48
     Merger...........................
  The Effect of the Merger on XEON       48
     Employee Benefit Plans...........
  Regulatory Approvals................   48
FEDERAL INCOME TAX ASPECTS............   50
  The Merger..........................   50
  Treatment of First Security and        50
     XEON.............................
  Exchange of XEON Shares for First      50
     Security Common Stock............
  Taxation of Option Holders..........   51
  Cash in Lieu of Fractional Shares...   51
  Dissenting XEON Stockholders........   51

RIGHTS OF DISSENTING XEON                52
  STOCKHOLDERS........................
INFORMATION ABOUT FIRST SECURITY......   56
  General.............................   56
  Competition.........................   56
  Description of First Security's        57
     Capital Stock....................
INFORMATION ABOUT XEON................   60
  General.............................   60
  Market Area and Competition.........   60
  Lending Activities..................   61
  Nonperforming Loans.................   65
  Investments.........................   69
  Source of Funds.....................   70
  Properties..........................   72
  Legal Proceedings...................   73
  Personnel...........................   73
SUPERVISION AND REGULATION............   73
  Regulation of Bank Holding             74
     Companies........................
  Federal Deposit Insurance...........   76
  Interstate Banking and Branching....   76
  Capital.............................   77
  Limits on Dividends and Other          79
     Payments.........................
  Transactions with Affiliates........   80
  Community Reinvestment Act..........   81
  Federal Home Loan Banks.............   81
  Nevada Bank Regulation..............   82
  Monetary Policy.....................   82
  Bank Regulatory Developments........   82
COMPARATIVE RIGHTS OF STOCKHOLDERS....   83
  Certain Differences Between Nevada     83
     and Delaware Corporate Laws......
  Authorized Capital Stock............   83
  Directors...........................   84
  Repurchase and Redemption of           86
     Shares...........................
  Payment of Dividends to                86
     Stockholders.....................
  Assessments.........................   86
  Preemptive Rights...................   86
  Amendments to Articles or              87
     Certificate of Incorporation.....
  Amendments to Bylaws................   87
  Stockholder Approval of Mergers and    87
     Other Business Combinations......
  Rights of Dissenting Stockholders...   88
  Annual Meetings of Stockholders.....   89
  Special Meetings of Stockholders....   89
  Stockholder Consent to Action          89
     Without a Meeting................
  Stockholder Inspection of Records...   90
THE 1999 ANNUAL MEETING OF XEON          91
  STOCKHOLDERS........................
  Date, Time and Place................   91
  Purpose.............................   91
  Record Date; Shares Outstanding and    91
     Entitled to Vote.................
  Vote Required.......................   91
  Voting and Revocation of Proxies....   92
  Quorum; Broker Non-Votes............   92
  Voting Securities and Principal        93
     Holders Thereof..................
  Election of Directors (Proposal        95
     2)...............................
  Remuneration of Directors...........   97
  Board Committees....................   97
  Executive Compensation..............   98
  Certain Relationships and Related     103
     Party Transactions...............
  Ratification of Independent Auditor   104
     (Proposal 3).....................
  Expenses; Solicitation of Proxies...  104
  Other Matters.......................  104
LEGAL MATTERS.........................  105
EXPERTS...............................  105
WHERE YOU CAN FIND MORE INFORMATION...  105
  Incorporation of Documents by         106
     Reference........................
APPENDIX A -- AGREEMENT AND PLAN OF
  REORGANIZATION
APPENDIX B -- OPINION OF DAIN RAUSCHER
  WESSELS
APPENDIX C -- EXTRACTS FROM NEVADA
  LAWS CONCERNING DISSENTERS' RIGHTS
  OF XEON STOCKHOLDERS
APPENDIX D -- XEON FINANCIAL
  STATEMENTS

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     First Security and XEON have each made forward-looking statements in this Prospectus/Proxy Statement and in documents that are incorporated by reference into this document. Forward-looking statements are subject to risks and uncertainties. These forward-looking statements include information about future results of XEON's operations or the performance of First Security after the merger is completed. When we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of First Security after the merger, and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

     - actual cost savings resulting from the merger are less than expected because First Security is unable to realize those cost savings as soon as expected or First Security incurs additional or unexpected costs;

     - revenues after the merger are lower than expected;

     - competition among financial services companies increases;

     - First Security is unable to integrate XEON's businesses as timely as expected;

     - changes in the interest rate environment reduce interest margins;

     - general economic conditions change or are worse than we expected;

     - legislative or regulatory changes adversely affect our businesses;

     - personal or commercial customers' bankruptcies increase;

     - technology-related changes, including "Year 2000" data systems compliance, are more difficult to make or more expensive than we expected; and

     - changes occur in the securities markets.

     All forward-looking statements attributable to First Security are expressly qualified in their entirety by the factors which may cause actual results to differ materially from expectations described in this document and in First Security's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1998. All forward-looking statements attributable to XEON are expressly qualified in their entirety by the factors that may cause actual results to differ materially from expectations described in this document.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY IS FIRST SECURITY PROPOSING TO ACQUIRE XEON? HOW WILL I BENEFIT?

A: First Security desires to expand its presence in the Nevada banking market, particularly in Northern Nevada. XEON's sole business, Nevada Banking Company, is a successful small bank in the Washoe and Douglas County market areas, and it provides First Security with opportunities for growth in that important Nevada market. Under the terms of the merger agreement, you will become a stockholder in First Security, an institution whose common stock is traded on the NASDAQ stock market. The XEON

   Board of Directors believes that the consideration you will receive in the merger may deliver value to you that exceeds the value that could be expected if XEON had continued as an independent entity. To review the reasons for the merger in greater detail, and related uncertainties, see pages 35 through 49.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: In exchange for your XEON shares of common stock, you will receive shares of First Security common stock. The exact number of shares you receive will be calculated according to a formula described in greater detail in this Prospectus/Proxy Statement. We refer to this formula as the "Exchange Ratio."

Q: HOW IS THE EXCHANGE RATIO CALCULATED?

A: The Exchange Ratio is calculated according to a relatively complex formula that takes into account several factors, including:

   - the number of XEON shares that are outstanding at Closing;

   - the number of XEON Options;

   - the average market price of First Security common stock.

   As long as the market price of First Security common stock is between $17.00 and $21.375 per share, the Exchange Ratio results in a constant value of the merger consideration.

Q: HOW MANY SHARES OF FIRST SECURITY COMMON STOCK WILL I RECEIVE IN EXCHANGE FOR
   MY XEON SHARES?

A: At the time of the merger, for each XEON share that you own you will receive between 0.4769 and 0.5996 shares of First Security common stock. You will receive approximately 0.4769 shares of First Security common stock if the market price of First Security common stock is equal to or greater than $21.375; and you will receive approximately 0.5996 shares if the market price is equal to or less than $17.00.

Q: WHAT WILL HAPPEN TO MY XEON OPTIONS?

A: First Security will not assume any XEON Options. Instead, all XEON Options that have been granted and that have vested or will vest prior to Closing must be exercised prior to Closing or they will be canceled. Each holder of a vested XEON option may elect to exercise such options pursuant to a cashless exercise procedure whereby each option holder who so elects shall be deemed to have received a number of XEON shares of common stock with a value equal to (a) the difference between the per share value of the XEON common stock as calculated pursuant to the merger agreement and the option exercise price,
   (b) multiplied by the number to shares obtainable upon the exercise of the option. This number of XEON shares deemed to have been obtained will then be converted into shares of First Security common stock at the Exchange Ratio.

Q: WHAT RISKS SHOULD I CONSIDER?

A: You should review "RISK FACTORS" beginning on page 14.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The exchange of your shares for First Security shares of common stock will be tax-free to you for federal income tax purposes. However, you may have to pay taxes on cash received for fractional shares and each holder of vested XEON options, who has received such options for the performance of services, may recognize ordinary income in an amount equal to the fair market value of the net number of XEON shares issuable pursuant to the cashless exercise procedure. In addition, if you choose to vote against the merger and also perfect your dissenter's rights under Nevada law, you will receive the fair value of your XEON shares in cash, which would be a taxable transaction to you. To review the tax consequences to XEON stockholders in greater detail, see page 50. THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THESE TAX CONSEQUENCES.

Q: WHEN IS THE MERGER EXPECTED TO CLOSE?

A: We are working towards completing the merger as quickly as possible. In addition to the approval of XEON stockholders, we must also obtain regulatory approvals and satisfy other conditions described in the merger agreement. We hope to complete the merger before July 31, 1999.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, please fill out and sign your Proxy Voting Form. Then mail your signed Proxy Voting Form in the enclosed return envelope as soon as possible so that your shares may be counted in determining a quorum at the Annual Meeting and in voting on the matters to come before the meeting.

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to approve the merger agreement and the transactions associated with it. In the merger, XEON would merge with and into First Security, and Nevada Banking Company would merge with and into First Security Bank of Nevada. You are also being invited to vote on the election of a board of directors for XEON to function if the merger is not approved. You are also approving the selection of independent certified accountants to audit XEON's financial statements for the coming year, if the merger does not close.

   XEON'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE MERGER AGREEMENT AND THE TRANSACTIONS ASSOCIATED WITH IT.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: You can revoke your proxy any time prior to the time the vote is taken on the merger. You may do this by sending a letter to the Secretary of XEON revoking your proxy prior to the Annual Stockholders' Meeting, by attending the Annual Stockholders'

   Meeting and announcing your revocation of your proxy, or by submitting a later dated proxy prior to the Annual Stockholders' Meeting. Once the vote is taken, your vote becomes irrevocable.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, First Security or The First Chicago Trust
   Company of New York (the "Exchange Agent" for the merger) will send written instructions to XEON stockholders for exchanging their stock certificates.

Q: WHO CAN HELP ANSWER FURTHER QUESTIONS?

A: If you would like additional copies of this Prospectus/Proxy Statement, or if you have more questions about the merger, you should contact:

        XEON Financial Corp./Nevada Banking Company
        P.O. Box 5700
        Stateline, Nevada 89449
        Attention: John A. Schopf, Jr.
        (775) 588-5124

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the proposed merger, you should read carefully this entire document as well as the additional documents we refer you to. (See, "Where You Can Find More Information" (page 105.)

FIRST SECURITY CORPORATION
79 SOUTH MAIN STREET
SALT LAKE CITY, UTAH 84111
(801) 246-6000

     First Security is a Delaware incorporated multi-bank holding company headquartered in Salt Lake City, Utah. At December 31, 1998, First Security and its subsidiaries had total consolidated assets, deposits, and stockholders' equity of $21.7 billion, $12.7 billion and $1.6 billion, respectively.

     First Security Bank, N.A., and First Security Bank of New Mexico, N.A. are First Security's primary assets. Both national banks are top level competitors in their main locations (Utah, Idaho and Albuquerque, New Mexico), and provide a full range of banking services. First Security also owns First Security Bank of Southern New Mexico, N.A. and First Security Bank of California, N.A., both of which are smaller national banks serving smaller markets, but with access to the full range of First Security system products and services. First Security Bank of Nevada is a growing Nevada-chartered bank headquartered in Las Vegas. In addition to its acquisition of XEON, First Security has recently announced the planned acquisition of Comstock Bank in Reno, Nevada to augment the Nevada bank's market areas.

     First Security also owns and operates several nonbank subsidiaries. Through its nonbank subsidiaries, First Security provides capital markets advice, municipal underwriting services, treasury management, investment management, insurance, leasing, data processing and securities brokerage services. First Security recently acquired San Francisco-based Van Kasper & Company, a securities broker-dealer and investment advisor. Van Kasper and First Security's other securities subsidiaries are subject to regulation and supervision by the Securities and Exchange Commission and applicable state securities authorities. The insurance agency and credit life insurance company are regulated by applicable state insurance regulators.

     A substantial portion of First Security's cash flow is typically derived from dividends and interest from its subsidiaries, and from the sale of investment securities to finance its growth and operations. (See, "Information About First Security.")

FIRST SECURITY BANK OF NEVADA
530 LAS VEGAS BLVD. SOUTH
LAS VEGAS, NEVADA 89101
(702) 251-1100

     First Security Bank of Nevada is a wholly owned subsidiary of First Security engaged in general retail and commercial banking and trust activities. First Security Bank of Nevada is a state-chartered bank supervised by the State of Nevada and the FDIC.

XEON FINANCIAL CORP.
229 KINGSBURY GRADE
STATELINE, NEVADA 89449
(775) 588-5124

     XEON is a Nevada corporation formed for the sole purpose of being a bank holding company for Nevada Banking Company. XEON has 295 stockholders of record. XEON shares are traded over the counter through the OTC Bulletin Board, but XEON is not required to file any reports with the Securities and Exchange Commission. XEON had total assets of approximately $128 million, deposits of approximately $116 million and stockholders' equity of approximately $10 million at December 31, 1998. XEON's operating subsidiary, Nevada Banking Company, operates three branches and one loan production office, located in Douglas and Washoe counties in the State of Nevada.

XEON'S ANNUAL MEETING OF STOCKHOLDERS AND SOLICITATION OF PROXIES

     XEON has called its Annual Meeting of Stockholders for June 8, 1999, and is inviting you to attend. XEON is also asking you for your written proxy instruction for voting at the Meeting. As a XEON stockholder as of April 30, 1999, which is the record date for the Annual Meeting, you are entitled to receive notice of the Meeting and to vote for or against the merger.

     PURPOSES. The purpose of the Meeting and XEON's solicitation of proxies is to approve the merger and the related transactions. You are also being asked to vote on the election of a board of directors to govern XEON in the event the merger does not close. You are also being asked to approve the selection of Kafoury, Armstrong & Company as XEON's independent auditors of the 1999 financial statements, again assuming the merger does not close.

     VOTES REQUIRED; RECORD DATE. In accordance with XEON's Articles of Incorporation and Nevada law, the merger may be approved and adopted at a meeting of XEON stockholders. At least 50.1% of the total outstanding common stock must vote in favor of the merger for it to be approved legally by the XEON stockholders. Your signed Proxy (1) assures that your shares will be voted and
(2) helps to assure that a quorum will be present at the Stockholders' Meeting.

     A XEON Proxy may be revoked, by written notice to the Secretary of XEON, at any time prior to the time the vote is taken at the Annual Stockholders' Meeting. You may also submit a later dated Proxy, which would revoke your earlier Proxy.

     The Comstock Bancorp merger is expected to close before or at about the same time as this merger, assuming the necessary approvals are obtained. The "Record Date" for determining stockholders entitled to vote on the merger has been set at April 30, 1999 by the XEON Board of Directors. At that date there were 2,828,840 shares of XEON common stock outstanding and entitled to vote. Of this number, at least 1,414,421 shares must be present in person or by Proxy to constitute a quorum at the Annual Stockholders' Meeting, and at least this same number of shares must be voted in favor of the merger for it to be legally approved by the XEON stockholders.

     As of April 30, 1999, directors and executive officers of XEON and their affiliates were beneficial owners of an aggregate of 1,027,778 shares of XEON common stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 36% of the 2,828,840 shares of XEON common stock that were issued and outstanding as of such date. (See, "The 1999 Annual Meeting of XEON Stockholders" (page 91.)

     DISSENTERS' RIGHTS. XEON stockholders who do not vote in favor of the merger are entitled to dissenters' rights under Nevada law if they follow the required steps. Dissenters' rights generally entitle the dissenting stockholders to the fair value of their XEON shares in cash in a taxable transaction.

THE MERGER (PAGE 35)

     First Security and XEON have agreed to merge XEON with and into First Security, and to combine Nevada Banking Company with and into First Security Bank of Nevada. The merger agreement is attached as Appendix A at the back of this Prospectus/Proxy Statement. We encourage you to read the merger agreement. It is the legal document that governs the proposed merger.

     WHAT XEON STOCKHOLDERS WILL RECEIVE IN THE MERGER. As a result of the merger, XEON stockholders will receive shares of First Security common stock. The exact number of shares you receive will be calculated according to a formula described in greater detail in this Prospectus/Proxy Statement. XEON stockholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares based on the average market value of First Security common stock during a specified period prior to the merger.

     Do not send in your XEON stock certificates now. When the merger is completed you will receive written instructions for exchanging your XEON stock certificates.

     OWNERSHIP OF FIRST SECURITY FOLLOWING THE MERGER. The shares of First Security common stock issued to XEON stockholders in the merger will constitute less than 1% of the outstanding stock of First Security after the merger, and the current stockholders of First Security will hold the remaining 99% of the outstanding stock of First Security after the merger. In addition to the present transaction, First Security has also entered into an Agreement and Plan of Reorganization to acquire Comstock Bancorp, a bank holding company located in Reno, Nevada, and its wholly owned subsidiary, Comstock Bank, for a total amount of $65 million payable in shares of First Security common stock and cash. If approved by the shareholders of Comstock Bancorp and federal regulatory agencies, First Security expects to issue shares of common stock equal to approximately 1.9% of its presently issued and outstanding shares of common stock to shareholders of Comstock Bancorp.

     CONDITIONS (PAGE 47). The merger will not be completed unless certain conditions are met, including the approval of the merger agreement and the transactions associated with it by XEON stockholders. Certain of the conditions may be waived by the company entitled to assert the condition.

     TERMINATION (PAGE 47). First Security and XEON may together agree to terminate the merger agreement without completing the merger whether or not the XEON stockholders have approved the merger agreement.

     The merger agreement may also be terminated by the Board of Directors of either company in certain other circumstances including:

     (1) if the merger is not completed on or before August 29, 1999, except that neither First Security or XEON may terminate the merger agreement if its breach of the merger agreement is the reason the merger has not been completed by that date;

     (2) if the approval of the stockholders of XEON is not obtained; or

     (3) if the other party has failed to perform certain of its obligations under the merger agreement.

     AMENDMENT (PAGE 48). After the XEON stockholders have approved the merger agreement, the Boards of Directors of First Security and XEON may only amend the merger agreement in certain ways. The Boards may not change the Exchange Ratio, terms that would change the tax consequences, or method of accounting for the merger.

     VOTING AGREEMENTS (PAGE 95). In connection with the merger, two directors of XEON holding in aggregate approximately 28% of the XEON shares of common stock as of April 30, 1999 have agreed to vote their shares in favor of the merger and the transactions associated with it. These voting agreements terminate upon the completion of the merger or upon termination of the merger agreement in specified circumstances.

     NO SOLICITATION OF TRANSACTIONS. XEON has agreed in the merger agreement that neither it nor any of its agents or employees, directly or indirectly, will initiate, solicit or encourage any inquiries or the making of any proposal or offer for, furnish any confidential information relating to, or engage in any negotiations or discussions concerning, any acquisition or purchase of XEON other than by First Security.

     REGULATORY APPROVALS (PAGE 48). First Security is required to make filings with or to obtain approvals from certain regulatory authorities in connection with the merger. These consents and approvals include the approval of the Federal Reserve Board and the State of Nevada. A notice was filed with the Federal Reserve Board on March 12, 1999. All other necessary applications and notices have been filed or are in the process of being filed. First Security cannot predict whether it will obtain all required regulatory approvals, the timing of such approvals, whether any approvals will include conditions that would be detrimental to First Security or whether there will be litigation challenging the approvals.

     ACCOUNTING TREATMENT OF THE MERGER (PAGE 48). First Security expects that the merger will be accounted for as a "purchase" under generally accepted accounting principles. Purchase accounting calls for First Security to recognize any premium it is paying for XEON as "goodwill" which will affect some financial ratios of importance to regulators and the investment community. Purchase accounting also allows First Security to step up its basis in the assets of XEON for income tax purposes.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 50). The exchange of XEON common stock for First Security common stock (other than cash paid for fractional shares) generally will be tax free. However, the exercise of any XEON options you hold may be a taxable event for federal income tax purposes.

     Tax matters are very complicated and the tax consequences of the merger to you will depend on your own circumstances. You are urged to consult your tax advisors as to the specific tax consequences of the merger to you.

     OPINION OF FINANCIAL ADVISOR (PAGE 38). Dain Rauscher Wessels has delivered its written opinion to the XEON Board of Directors that, as of December 29, 1998, the merger consideration was fair from a financial point of view to the XEON stockholders. The Dain Rauscher Wessels opinion is attached to this document as Appendix B. You should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Dain Rauscher Wessels.

     COMPARATIVE RIGHTS OF STOCKHOLDERS (PAGE 83). XEON is a Nevada corporation, and you as a XEON stockholder have certain rights under Nevada law. After the merger you will be a First Security stockholder and will have rights under Delaware law. If the merger is completed, the rights of former XEON stockholders who become First Security stockholders will be determined by First Security's certificate of incorporation and by-laws which differ in certain respects from XEON's articles of incorporation and by-laws.

     INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGE 42). Some of XEON's directors and officers have interests in the merger that differ from, or are in addition to, their interests as XEON stockholders, such as change-of-control agreements with XEON and contemplated employment agreements with First Security. The members of XEON's Board of Directors knew about these additional interests and considered them when the Board of Directors approved the merger agreement and the merger contemplated thereby.

     Directors and executive officers of XEON own or have the right to acquire more than 39% of XEON's common stock. Although XEON common stock is quoted on the OTC Bulletin Board, trading in XEON common stock is very limited and occurs on a sporadic basis. As a consequence, ownership of XEON common stock represents a relatively illiquid investment. A substantial portion of the directors and executive officers' net worth consists of their interests in XEON common stock. The merger will enable directors, executive officers and other stockholders to exchange illiquid securities of XEON for securities traded on the NASDAQ National Market, which will allow them to achieve greater diversification of their personal investment portfolios. In addition, Mr. John A. Schopf, Jr., XEON's President and Chief Executive Officer, and Mr. Wayne Snyder, XEON's Executive Vice President, anticipate receiving substantial severance benefits as a result of the merger. (See, "1999 Annual Meeting of Stockholders of XEON -- Voting Securities and Principal Holders Thereof" -- and "Executive Compensation."

     RISK FACTORS. The success of the merger is subject to certain risks. A description of these risks is found at "RISK FACTORS" starting on page 14 of this Prospectus/Proxy Statement.

     XEON'S REASONS FOR THE MERGER (PAGE 36). As part of an ongoing process, the Board of Directors and management of XEON have studied and analyzed whether it is in their stockholders' best interests to (1) continue to function as an independent organization, (2) acquire or merge with other banks of a similar or smaller size or (3) be acquired or enter into a business combination with a larger, publicly traded financial institution. In early 1998 the Board and management determined that significant investments in technology, data processing systems, employee training, marketing expenditures, management and product development as well as additional physical facilities were necessary to continue XEON's growth as a high-performance, independent organization.

     In the spring of 1998, the Board requested that Dain Rauscher Wessels assist Nevada Banking Company in soliciting indications of interest from potential acquirors. First

Security Corporation and another company submitted written indications of interest. The primary reasons for XEON's decision to proceed with First Security Corporation's non-binding letter of intent included:

     - the relative magnitude of the common stock consideration offered to stockholders,

     - the perceived level of First Security Corporation's interest in pursuing the merger transaction,

     - the likelihood that a transaction with First Security Corporation would be consummated if mutually acceptable terms would be agreed upon,

     - First Security Corporation's prior record of making acquisitions,

     - the geographic and product synergy of the operations of Nevada Banking Company and First Security Corporation and

     - First Security Corporation's market capitalization and common stock liquidity.

     After XEON's November 6, 1998 Board meeting (the holding company reorganization of Nevada Banking Company having been completed just three weeks earlier), XEON and its legal and financial advisors negotiated the terms of the merger agreement and related transaction documents with First Security Corporation and its legal counsel.

     In reaching its decision to recommend approval of the Merger, the XEON Board considered a variety of factors, including

     - the financial terms of the merger and the value of the consideration to be received by XEON stockholders,

     - the business and financial condition of First Security Corporation, the nature of its franchise, its historic profitability, its business and operating philosophy and its stock price performance,

     - potential liquidity available to stockholders of XEON resulting from receiving publicly traded shares of First Security Corporation,

     - tax treatment of the exchange,

     - Dain Rauscher Wessels' opinion concerning the fairness of the merger consideration to the holders of XEON common stock from a financial point of view,

     RECOMMENDATION TO XEON STOCKHOLDERS (PAGE 42). The XEON Board of Directors believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposal to approve the merger.

     STOCKHOLDER VOTES REQUIRED TO APPROVE THE MERGER. The affirmative vote of the holders of a majority of the outstanding shares of XEON common stock are required to approve the merger and the transactions associated with it. Your failure to return a signed Proxy Card will have the effect of a vote against the merger and the transactions associated with it, although such action will not be enough to perfect dissenter's rights under applicable Nevada law. Under applicable law, the First Security stockholders are not entitled to vote on the merger.

                                  RISK FACTORS

     Certain risks are inherent in the merger and the business of First Security. The material risks are highlighted below for the benefit of XEON stockholders:

RISKS TO XEON STOCKHOLDERS RESULTING FROM THE EXCHANGE RATIO

     The Exchange Ratio operates such that if the market price of First Security common stock falls below $17.00 per share during a specified ten-day trading period, the value of the shares that you receive at the time of the merger may be less than the value of those shares at the time you execute the Proxy voting form. In addition, changes in First Security's stock price during the ten-day period will directly affect the exchange ratio and consequently the number of First Security shares you will receive at closing. If the stock price increases above $21.375 for that same ten-day trading period, the value of the shares that you receive at the time of the merger may be more than the value of those shares at the time you execute the Proxy voting form. (See, "Questions and Answers About the Merger -- How is the Exchange Ratio calculated?" and "How many shares of First Security common stock will I receive in exchange for my XEON shares?")

VOLATILITY OF STOCK PRICES

     The market for First Security common stock is potentially volatile. The trading price of First Security common stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements following acquisitions by First Security or its competitors, changes in interest rates or prices of First Security's or its competitors' financial products and services, changes in product mix, changes in revenue and revenue growth rates for First Security as a whole or for geographic areas or business units, and other events or factors. Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which First Security does business or relating to First Security specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of First Security common stock. Statements by financial or industry analysts regarding the impact on First Security's net income per share resulting from the merger and the extent to which such analysts expect potential business synergies to affect reported results in future periods can be expected to contribute to volatility in the market price of First Security common stock.

ATTRACTION AND RETENTION OF EMPLOYEES

     The continued growth and success of First Security depends significantly on the continued service of highly skilled employees and managers. In particular, First Security's success to date has depended to a significant extent upon a number of key management employees, the loss of any of whom could have a material adverse effect on First Security's business and results of operations. Competition for these employees in today's marketplace, especially in the financial services industries, is intense. First Security's ability to attract and retain employees is dependent on a number of factors including its continued ability to grant stock incentive awards. There can be no assurance that First Security will be successful in continuing to recruit new personnel and to retain existing personnel. The loss of one or more key employees or First Security's inability to maintain existing employees, or to recruit new employees could have a material adverse impact on First Security. In addition, First Security may experience increased compensation costs to attract and retain skilled personnel.

IMPACT OF DATE CHANGES IN 1999 AND 2000

     Some of the computer programs used by First Security in its internal operations rely on time-sensitive software that was written using two digits rather than four to identify the applicable year. These programs may recognize a date using "00" as the year 1900 rather than the year 2000. These systems could also recognize some combinations of "9" as calling for the end of the operation. The use of 2000 as a leap year may also cause date change-related malfunctions by computers. These date changes could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. First Security expects to successfully implement its year 1999 and 2000 compliance program and does not believe that the cost of such procedures will have a material effect on its results of operations or financial condition. There can be no assurance, however, that there will not be a delay in the completion of these procedures or that the cost of such procedures will not exceed original estimates, either of which could have a material adverse effect on future results of operations.

     In addition to correcting the business and operating systems used by First Security in the ordinary course of business as described above, First Security is engaged in an assessment of its key product and service suppliers and loan customers to determine their level of Year 2000 compliance. This includes providers of key utility services such as electric power and telephone services. There can be no assurance that First Security will not experience serious disruptions in 2000 as a result of supplier problems and failures notwithstanding the fact that First Security's own systems are Y2K compliant.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of First Security's Charter and Bylaws could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving First Security, even if such events could be beneficial to its stockholders. For example, each share of First Security common stock, including the shares to be issued to XEON stockholders in the merger, has a right attached that entitles the stockholder to acquire a share of a series of preferred stock under certain circumstances associated with a potential change in control of First Security, a feature commonly referred to as a "poison pill". Also the First Security Bylaws restrict the ability of a stockholder to nominate directors or to present matters before a stockholders meeting. The First Security certificate of incorporation contains a supermajority voting provision commonly known as a "fair price" provision that will make certain staged take-overs difficult. (See, "Information About First Security -- Description of First Security's Capital Stock.")

         SELECTED HISTORICAL FINANCIAL DATA FOR FIRST SECURITY AND XEON

     The following tables present selected financial data of First Security and XEON, for the periods indicated. The historical financial data as of and for the five fiscal years shown were derived from audited financial statements. The data presented below should be read in conjunction with the financial statements, related notes and other financial information of XEON included elsewhere in this Prospectus/Proxy Statement (see, Appendix D), and of First Security which are incorporated by reference.

[THIS SPACE LEFT BLANK INTENTIONALLY; SEE FINANCIAL TABLES WHICH FOLLOW]

                           FIRST SECURITY CORPORATION
                            SELECTED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA(1)
FIRST SECURITY CORPORATION
(IN THOUSANDS, EXCEPT RATIO AND PER SHARE DATA)

                                                                         YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------------------------
                                                      1998          1997          1996          1995          1994
                                                   -----------   -----------   -----------   -----------   -----------
SUMMARY OF OPERATIONS:
  Interest Income................................  $ 1,420,660   $ 1,213,378   $ 1,039,391   $   974,015   $   801,659
  Interest Expenses..............................      716,961       587,439       485,328       469,812       322,035
  Net Interest Income............................      703,699       625,939       554,063       504,203       479,624
  Provision for Loan Losses......................       71,923        63,386        41,300        22,682         1,545
  Noninterest Income.............................      474,390       357,157       306,444       270,638       202,043
  Noninterest Expenses...........................      723,088       588,904       531,219       555,192       455,322
  Income Before Taxes............................      383,078       330,806       287,988       196,967       224,800
  Provision for Income Taxes.....................      135,398       115,532       103,516        72,336        81,098
  Net Income.....................................      247,680       215,274       184,472       124,631       143,702
PER COMMON SHARE DATA:
  Earnings Per Share -- Basic....................  $      1.32   $      1.18   $      1.03   $      0.71   $      0.83
  Earnings Per Share -- Diluted..................         1.28          1.14          1.00          0.69          0.81
  Cash Dividends Declared........................         0.52          0.44          0.38          0.33          0.31
  Book Value per Common Share....................         8.54          7.59          6.72          6.13          5.36
BALANCE SHEET ITEMS -- PERIOD END:
  Loans, Net of Unearned Income..................  $14,013,417   $11,230,766   $ 9,697,351   $ 8,616,763   $ 8,442,282
  Reserve for Loan Losses........................      173,350       157,525       142,693       135,011       138,107
  Total Assets...................................   21,689,088    18,151,783    15,456,649    13,529,699    12,602,149
  Deposits.......................................   12,658,574    11,417,634    10,103,007     9,202,844     8,442,035
  Long-Term Debt.................................    2,609,558     1,304,463       944,055       720,521       685,426
  Shareholders' Equity...........................    1,595,495     1,400,846     1,217,840     1,082,995       937,368
PROFITABILITY RATIOS:
  Return on Average Assets.......................         1.28%         1.35%         1.35%         0.98%         1.25%
  Return on Average Stockholders' Equity.........        16.21         16.60         16.23         12.02         15.69
  Net Interest Margin, FTE(2)....................         4.15          4.47          4.59          4.48          4.69
  Net Interest Spread, FTE(2)....................         3.53          3.75          3.85          3.73          4.08
  Operating Expense Ratio(3).....................        60.84         59.27         61.18         70.89         66.03
  Productivity Ratio(4)..........................         3.75          3.68          3.87          4.37          3.95
CAPITAL RATIOS:
  Shareholders' Equity to Assets.................         7.36%         7.72%         7.88%         8.00%         7.44%
  Tangible Common Equity Ratio...................         5.57          6.24          6.74          6.95          6.16
ASSET QUALITY RATIOS:
  Reserve for Loan Losses at End of Period to:
    Total Loans..................................         1.24%         1.40%         1.47%         1.57%         1.64%
    Nonaccruing Loans............................       378.39        427.17        399.14        547.49        529.08
  Nonperforming Assets at End of Period to:
    Total Loans and Other Real Estate............         0.35          0.40          0.48          0.43          0.42
    Total Assets.................................         0.23          0.25          0.30          0.27          0.28
    Total Equity.................................         3.10          3.20          3.81          3.40          3.81
    Total Equity + Loan Loss Reserve.............         2.79          2.88          3.41          3.03          3.32
  Net Loans Charged Off to Average Loans.........         0.49          0.51          0.41          0.30          0.11
RATIO OF EARNINGS TO FIXED CHARGES:(5)
  Excluding Interest on Deposits.................         2.22x         2.41x         2.82x         2.23x         3.04x
  Including Interest on Deposits.................         1.53x         1.56x         1.59x         1.42x         1.70x

-------------------------
Notes:

(1) Historical data has been restated where appropriate to reflect two separate 3-for-2 common stock splits in the form of 50% stock dividends paid in May 1997 and February 1998 and also for the May 1998 pooling-of-interests acquisition of California State Bank.

(2) Fully Taxable Equivalent: an adjustment made to interest income to facilitate comparison of interest income earned on tax-exempt or tax-favored loans, leases and securities with interest earned subject to full taxation.

(3) Noninterest expenses/FTE net interest income plus noninterest income.

(4) Noninterest expenses/average assets.

(5) For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent net income plus income taxes and fixed charges. Fixed charges, including interest on deposits, include interest expense, capitalized interest, an amount equal to the pretax earnings required to meet applicable preferred stock dividend requirements and the interest factor included in rents.

CAPITALIZATION OF FIRST SECURITY CORPORATION
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
DEBT:
Federal Funds purchased and securities sold under agreements
  to repurchase.............................................   $3,747,084
Other short-term borrowings.................................      518,505
Long-term debt(1)...........................................    2,609,558
                                                               ----------
          Total Debt........................................    6,875,147
                                                               ----------
STOCKHOLDERS' EQUITY:
Series "A" $3.15 Cumulative Convertible Preferred Stock,
  (9,208 shares issued).....................................          484
Common Stock (par value $1.25, authorized 600,000,000
  shares, 191,008,099 shares issued)(2).....................      238,760
Paid-in surplus.............................................      181,906
Retained earnings...........................................    1,233,264
Accumulated other comprehensive income(3)...................       30,377
Common treasury stock, at cost (4,295,975 shares)...........      (89,296)
                                                               ----------
          Total stockholders' equity........................    1,595,495
                                                               ----------
          Total capitalization..............................   $8,470,642
                                                               ==========

-------------------------
Notes:

(1) Being, with respect to FSCO, (in thousands), $28,750 of Medium Term Notes due 1998 - 2003, $98,962 of 7.875% Senior Notes due 1999, $150,000 of 6.875%
    Senior Notes due 2006, $75,000 of 7.5% Subordinated Notes due 2002, $325,000 of 5.875% Senior Notes due 2003, $125,000 of 7.0% Subordinated Notes due 2005 and $6,758 of floating rate notes due 1999. With respect to FSCO's subsidiaries, $150,000 of 8.41% Subordinated Capital Income Securities due 2026; and $2,143,203 of Bank Notes and Federal Home Loan Bank borrowings (FHLB borrowings mature in 1998 - 2000) and $309 of nonbank debt. FSCO's subsidiaries obligations are direct obligations of such subsidiaries, and as such constitute claims against such subsidiaries ranking prior to FSCO's equity therein. Amounts referred to in this footnote (1) include current portion of notes due. Such current portions are not included in the long-term debt amount set forth in the table above.

(2) Shares issued and outstanding exclude 9,458,413 shares reserved for issuance upon exercise of outstanding employee stock options, 377,586 shares reserved for issuance upon exercise of conversion rights of preferred stock, 804,953 shares reserved for issuance under the dividend reinvestment and stock purchase plan, 2,025,528 share reserved for issuance under FSCO's Comprehensive Management Incentive Plan, and 1,449,000 shares reserved for issuance under FSCO's Nonemployee Director Stock Option Plan.

(3) Accumulated other comprehensive income consists entirely of net unrealized gains on securities available for sale, net of tax.

                              XEON FINANCIAL CORP.
                            SELECTED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA
XEON FINANCIAL CORP.

                                                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------
                                               1998           1997          1996          1995          1994
                                           ------------   ------------   -----------   -----------   -----------
BALANCE SHEET DATA:
  Cash and cash equivalents..............  $ 14,236,102   $ 11,128,603   $10,279,023   $ 4,510,452   $ 5,561,446
  Investment securities..................    23,277,425     20,431,148    14,636,837    13,257,015    10,051,021
  Loans, net.............................    85,658,404     69,787,260    48,581,452    38,174,270    32,872,840
  Other assets...........................     4,422,539      4,299,811     3,720,195     2,178,183     2,149,562
                                           ------------   ------------   -----------   -----------   -----------
         Total assets....................  $127,594,470   $105,646,822   $77,217,507   $58,119,920   $50,634,869
                                           ============   ============   ===========   ===========   ===========
  Deposits...............................  $115,673,407   $ 96,377,700   $69,818,237   $53,220,122   $46,691,285
  Other liabilities......................     1,762,563        821,287       224,624       361,269       496,862
  Stockholders' equity...................    10,158,500      8,447,835     7,174,646     4,538,529     3,446,722
                                           ------------   ------------   -----------   -----------   -----------
         Total liabilities and
           stockholders' equity..........  $127,594,470   $105,646,822   $77,217,507   $58,119,920   $50,634,869
                                           ============   ============   ===========   ===========   ===========
INCOME STATEMENT DATA:
  Total interest income..................  $  9,782,727   $  7,930,635   $ 5,637,469   $ 5,099,281   $ 4,086,503
  Total interest expense.................     2,875,813      2,541,787     1,781,081     1,502,004     1,009,845
                                           ------------   ------------   -----------   -----------   -----------
         Net interest income.............     6,906,914      5,388,848     3,856,388     3,597,277     3,076,658
  Provision for loan losses..............        75,000        280,000       180,000       280,000       150,000
                                           ------------   ------------   -----------   -----------   -----------
         Net interest income after
           provision for loan losses.....     6,831,914      5,108,848     3,676,388     3,317,277     2,926,658
  Noninterest income.....................       589,554        535,674       366,881       332,495       350,373
  Noninterest expense....................     4,968,259      3,946,322     3,030,869     2,379,806     2,347,568
                                           ------------   ------------   -----------   -----------   -----------
         Income (loss) before income
           taxes.........................     2,453,209      1,698,200     1,012,400     1,269,966       929,463
  Income taxes...........................       725,925        596,806       352,824       465,459       381,797
                                           ------------   ------------   -----------   -----------   -----------
         Net income(loss)................  $  1,727,284   $  1,101,394   $   659,576   $   804,507   $   547,666
                                           ============   ============   ===========   ===========   ===========
SHARE DATA:
  Net income(loss) per share.............  $       0.62   $       0.40   $      0.24   $      0.43   $      0.30
  Weighted average number of shares
    outstanding..........................     2,807,622      2,779,315     2,722,875     1,853,874     1,841,963
  Actual shares outstanding at end of
    period...............................     2,828,840      2,787,640     2,760,190     1,879,754     1,850,532
  Book value per share...................  $       3.59   $       3.03   $      2.60   $      2.41   $      1.86
  Cash dividends declared per share......  $       0.04   $       0.02   $        --   $        --   $        --
RATIOS AND OTHER DATA:
  Return on average assets...............          1.47%          1.19%         1.02%         1.47%         1.13%
  Return on average equity...............         18.41          13.99          9.70         19.70         16.39
  Dividend payout ratio..................           .06            .05            --            --            --
  Average equity to average earning
    assets...............................          8.75           9.31         11.46          8.14          7.53
  Net yield on average earning assets....          9.12           9.38          9.50         10.17          9.21
  Average earning assets to average
    interest bearing liabilities.........          1.36           1.30          1.30          1.36          2.91
  Noninterest expense to average
    assets...............................          4.24           4.25          4.67          4.35          4.82
  Nonperforming assets as a percent of
    total assets.........................          0.47           0.20          0.82          0.94          1.12
  Allowance for loan losses to total
    loans................................          1.49           1.74          1.94          2.02          1.57

        XEON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     XEON's principal asset is Nevada Banking Company common stock. Accordingly, XEON's results of operations are primarily dependent upon the results of operations of Nevada Banking Company. Nevada Banking Company conducts a general commercial banking business, gathering deposits from the general public and applying those funds to the origination of loans for commercial, consumer and residential purposes.

     XEON's profitability depends primarily on net interest income, which is the difference between (a) interest income generated by interest-earning assets (i.e., loans and investments) and (b) interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities, as well as the relative amounts of interest-earning assets and interest-bearing liabilities. If the total of interest-earning assets approximates or exceeds the total of interest-bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

     To a lesser extent, XEON's profitability is also affected by such factors as the level of non-interest income and expenses, the provision for loan losses, and the effective tax rate. Non-interest income consists primarily of service charges and other fees and income from the sale of investment securities. Non-interest expenses consist of compensation and benefits, occupancy-related expenses and other operating expenses.

     XEON's management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the consolidated financial condition and results of operations of XEON for the fiscal years ended December 31, 1998 and 1997. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented elsewhere herein.

RESULTS OF OPERATIONS

     Earnings per share was computed in accordance with Statement of Financial Accounting Standards SFAS No. 128. This calculation was based on 2,807,622 and 2,779,315 weighted average shares outstanding for the years ended December 31, 1998 and 1997, respectively.

NET INTEREST INCOME

     1998 COMPARED TO 1997. Net interest income for the year ended December 31, 1998 was $6,906,914, an increase of $1,578,066 or 28.17% over 1997 net interest income. This increase was caused primarily by an increase in average earning assets of $22,686,245, while average interest-bearing liabilities grew by $13,634,427. At the same time, Nevada Banking Company's interest rate spread remained constant at 5.47% in both years. Nevada Banking Company's net interest margin increased in 1998 to 6.44% from 6.37% in 1997. The increase in net interest margin was the result of a higher average loans-to-deposits ratio in 1998.

     1997 COMPARED TO 1996. Net interest income for the year ended December 31, 1997 was $5,388,848, an increase of $1,532,460 or 39.74% over 1996. This increase was caused primarily by an increase in average earning assets of $25,222,529, while average interest-bearing liabilities grew by $19,502,046. At the same time, Nevada Banking Company's interest rate spread decreased to 5.47% in 1997 from 5.59% in 1996. Nevada Banking Company's net interest margin also decreased in 1997 to 6.37% from 6.50% in 1996. The change in interest rate spread and net interest margin in 1997 compared to 1996 was principally the result of increased competition for loans and the resulting decrease in loan rates.

         [THIS SPACE LEFT BLANK INTENTIONALLY; SEE TABLE WHICH FOLLOWS]

     AVERAGE BALANCES, INTEREST RATES AND YIELDS. The following table sets forth certain information relating to XEON's consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, non-accruing loans, if any, are included in the net loan category.

                                    AVERAGE BALANCES AND INTEREST RATES FOR THE YEARS ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------
                                                1998                                    1997
                                -------------------------------------   ------------------------------------
                                                            EFFECTIVE                              EFFECTIVE
                                  AVERAGE       INCOME/      YIELD/       AVERAGE      INCOME/      YIELD/
                                  BALANCE       EXPENSE       COST        BALANCE      EXPENSE       COST
                                ------------   ----------   ---------   -----------   ----------   ---------
INTEREST-EARNING ASSETS:
Loans receivable:
  Real estate.................  $ 31,403,424   $2,753,538      8.77%    $22,082,743   $1,931,257      8.75%
  Commercial..................    39,805,551    3,996,448     10.04%     30,905,987    3,234,586     10.47%
  Consumer....................     9,287,159    1,537,245     16.55%      9,425,056    1,501,362     15.93%
                                ------------   ----------     -----     -----------   ----------     -----
    Total Loans Receivable....    80,496,134    8,287,231(1)   10.30%    62,413,786    6,667,205(1)   10.68%
Cash-Interest earning.........     1,090,000       62,660      5.75%      1,154,109       68,922      5.97%
Securities:
  FHLB Stock..................       363,150       20,255      5.58%        151,519        4,670      3.08%
  Taxable securities available
    for sale..................    12,852,211      787,329      6.13%     10,357,327      657,539      6.35%
  Non-taxable securities
    available for sale........     7,301,123      361,030      4.94%      5,663,679      277,441      4.90%
                                ------------   ----------     -----     -----------   ----------     -----
    Total Securities..........    20,516,484    1,168,614      5.70%     16,172,525      939,650      5.81%
Federal funds.................     5,167,022      264,222      5.11%      4,842,975      254,858      5.26%
                                ------------   ----------     -----     -----------   ----------     -----
    Total Earnings Assets.....   107,269,640    9,782,727      9.12%     84,583,395    7,930,635      9.38%
Non interest-earning assets...     9,841,765                              8,230,889
                                ------------                            -----------
    Total Assets..............  $117,111,405                            $92,814,284
                                ============                            ===========
INTEREST-BEARING LIABILITIES:
Deposits:
  DDA Interest Earning........  $ 44,972,761   $1,188,621      2.64%    $31,657,124   $  853,394      2.70%
  Savings accounts............     5,862,180      136,059      2.32%      5,340,560      130,450      2.44%
  Certificates of deposit.....    26,522,287    1,472,498      5.55%     28,039,462    1,554,628      5.54%
                                ------------   ----------     -----     -----------   ----------     -----
    Total interest-earning
      deposits................    77,357,228    2,797,178      3.62%     65,037,146    2,538,472      3.90%
Borrowings....................     1,372,041       78,635      5.73%         57,696        3,315      5.75%
                                ------------   ----------     -----     -----------   ----------     -----
    Total interest-bearing
      liabilities.............    78,729,269    2,875,813      3.65%     65,094,842    2,541,787      3.91%
                                               ----------                             ----------
Non interest-bearing
  liabilities.................    28,999,043                             19,844,497
Stockholders' equity..........     9,383,093                              7,874,945
                                ------------                            -----------
    Total liabilities and
      stockholders' equity....  $117,111,405                            $92,814,284
                                ============                            ===========
Net interest income and
  interest rate spread........                 $6,906,914      5.47%                  $5,388,848      5.47%
                                               ==========                             ==========
Net interest margin(2)........                                 6.44%                                  6.37%
Ratio of Average
  Interest-Earning Assets to
  Interest-Bearing
  Liabilities.................          1.36                                   1.30

                                AVERAGE BALANCES AND INTEREST RATES FOR THE YEARS ENDED DECEMBER 31,
                                ------------------------------------
                                                1996
                                ------------------------------------
                                                           EFFECTIVE
                                  AVERAGE      INCOME/      YIELD/
                                  BALANCE      EXPENSE       COST
                                -----------   ----------   ---------
INTEREST-EARNING ASSETS:
Loans receivable:
  Real estate.................  $13,644,449   $1,267,178      9.29%
  Commercial..................   21,095,260    2,221,397     10.53%
  Consumer....................    6,863,249    1,132,969     16.51%
                                -----------   ----------     -----
    Total Loans Receivable....   41,602,958    4,621,544(1)   11.11%
Cash-Interest earning.........    1,066,005       63,812      5.99%
Securities:
  FHLB Stock..................           --           --        --
  Taxable securities available
    for sale..................    9,833,524      594,287      6.04%
  Non-taxable securities
    available for sale........    3,619,497      193,907      5.36%
                                -----------   ----------     -----
    Total Securities..........   13,453,021      788,194      5.86%
Federal funds.................    3,238,882      163,919      5.06%
                                -----------   ----------     -----
    Total Earnings Assets.....   59,360,866    5,637,469      9.50%
Non interest-earning assets...    5,509,000
                                -----------
    Total Assets..............  $64,869,866
                                ===========
INTEREST-BEARING LIABILITIES:
Deposits:
  DDA Interest Earning........  $18,024,352   $  429,291      2.38%
  Savings accounts............    5,634,067      141,383      2.51%
  Certificates of deposit.....   21,926,727    1,210,407      5.52%
                                -----------   ----------     -----
    Total interest-earning
      deposits................   45,585,146    1,781,081      3.91%
Borrowings....................        7,650            0      0.00%
                                -----------   ----------     -----
    Total interest-bearing
      liabilities.............   45,592,796    1,781,081      3.91%
                                              ----------
Non interest-bearing
  liabilities.................   12,477,043
Stockholders' equity..........    6,800,027
                                -----------
    Total liabilities and
      stockholders' equity....  $64,869,866
                                ===========
Net interest income and
  interest rate spread........                $3,856,388      5.59%
                                              ==========
Net interest margin(2)........                                6.50%
Ratio of Average
  Interest-Earning Assets to
  Interest-Bearing
  Liabilities.................         1.30

-------------------------
(1) Income on loans includes loan fees of $552,026 for 1998, $698,937 for 1997 and $441,330 for 1996.

(2) Net interest margin is net interest income divided by average interest earning assets.

     RATE/VOLUME ANALYSIS. The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities, and changes in net interest income that are attributable to changes in yields earned on interest-earning assets and rates paid on interest-bearing liabilities. The table reflects the extent to which changes in interest income and changes in interest expense are attributable to changes in volume (changes in volume multiplied by the prior year rate), changes in rate (changes in rate multiplied by prior year volume) and the combined impact of changes in rate and changes in volume (changes in rate multiplied by changes in volume).

                                                                     YEAR ENDED DECEMBER 31,
                                 ------------------------------------------------------------------------------------------------
                                                 1998 VS. 1997                                     1997 VS. 1996
                                           INCREASE (DECREASE) DUE TO                       INCREASE (DECREASE) DUE TO
                                 ----------------------------------------------   -----------------------------------------------
                                                           RATE/                                             RATE/
                                   RATE        VOLUME      VOLUME      TOTAL        RATE        VOLUME      VOLUME       TOTAL
                                 ---------   ----------   --------   ----------   ---------   ----------   ---------   ----------
Interest income attributable
 to:
 Loans*........................  $(241,586)  $1,931,604   $(69,992)  $1,620,026   $(177,407)  $2,311,811   $ (88,743)  $2,045,661
 Cash-interest earning.........     (2,576)      (3,829)       143       (6,262)       (151)       5,274         (13)       5,110
 Investments...................    (18,467)     252,391     (4,960)     228,964      (6,552)     159,332      (1,324)     151,456
 Federal funds sold............     (7,207)      17,053       (482)       9,364       6,525       81,183       3,231       90,939
                                 ---------   ----------   --------   ----------   ---------   ----------   ---------   ----------
   Total interest income.......   (269,836)   2,197,219    (75,291)   1,852,092    (177,585)   2,557,600     (86,849)   2,293,166
                                 ---------   ----------   --------   ----------   ---------   ----------   ---------   ----------
Interest expense attributable
 to:
 DDA-interest bearing..........    (16,703)     358,955     (7,025)     335,227      56,598      324,696      42,809      424,103
 Savings.......................     (6,498)      12,741       (634)       5,609      (3,764)      (7,365)        196      (10,933)
 Certificates of deposit.......      2,102      (84,119)      (113)     (82,130)      5,305      337,437       1,479      344,221
 Borrowings....................         (8)      75,517       (189)      75,320         438            6       2,869        3,313
                                 ---------   ----------   --------   ----------   ---------   ----------   ---------   ----------
   Total interest expense......    (21,107)     363,094     (7,961)     334,026      58,577      654,774      47,353      760,704
                                 ---------   ----------   --------   ----------   ---------   ----------   ---------   ----------
Increase (decrease) in net
 interest income...............  $(248,729)  $1,834,125   $(67,330)  $1,518,066   $(236,162)  $1,902,826   $(134,202)  $1,532,462
                                 =========   ==========   ========   ==========   =========   ==========   =========   ==========

-------------------------
* Income on loans includes loan fees of $552,026 for 1998, $698,937 for 1997 and $441,330 for 1996.

PROVISION FOR LOAN LOSSES

     1998 COMPARED TO 1997. The provision for loan losses was $75,000 in 1998, a $205,000 or 73.21% decrease from 1997. The decrease in the provision for loan losses was principally a result of sustained loan quality in the portfolio as well as a higher than normal provision in 1997. Refer to Notes 1, 3 and 4 of Notes to Consolidated Financial Statements for additional information.

     1997 COMPARED TO 1996. The provision for loan losses was $280,000 in 1997, compared to $180,000 in 1996, an increase of $100,000 or 55.55% over 1996. The increase in the provision for loan losses was principally a result of increased loan volume and anticipated future loan growth. Refer to Notes 1, 3 and 4 of Notes to Consolidated Financial Statements for additional information.

NON-INTEREST INCOME

     1998 COMPARED TO 1997. Total non-interest income was $589,554 for the year ended December 31, 1998, an increase of $53,880 or 10.06% over 1997. Gains on sales of securities increased $53,400 or 800.23% during 1998 as the bank took advantage of the increase in value of the securities portfolio. Service charges on demand accounts increased $29,771, or 16.66%, due to the growth in Nevada Banking Company's demand deposit accounts ("DDA," or checking) during 1998 and the accompanying growth in account-related fees, such as returned item fees.

     During the periods discussed herein, as a general matter management priced deposits at rates competitive with rates offered by the leading commercial banks in Nevada Banking Company's market area, which rates tend to be somewhat lower than rates offered by thrift institutions in that market area. Nevada Banking Company generally does not impose service charges and fees to the same extent as other local institutions. Although a wider range of service charges and fees and higher service charges and fees would yield more income for each dollar of deposits, imposing service charges and fees on a basis equivalent to those imposed by many other area commercial banks might adversely affect deposit growth. To promote deposit growth and provide cross-selling opportunities to customers, Nevada Banking Company has not adopted an aggressive fee structure. Deposit growth was generated by developing strong customer relationships, cross-selling deposit relationships to loan customers and obtaining increased growth from branch offices opened in recent years. Non-interest bearing DDA deposits grew $8,527,392 in 1998 to $32,834,442. Management intends to continue promoting Nevada Banking Company's non-interest bearing deposit products in order to obtain additional interest-free, lendable funds.

     1997 COMPARED TO 1996. Total non-interest income was $535,674 for the year ended December 31, 1997, an increase of $168,793, or 46%, over 1996. Substantially all of the increase was attributable to increases in service charges on demand accounts. Service charges on demand accounts increased $31,318 during 1997, or 21.25%, and overdraft fees increased $42,489 or 31.29%, due to growth in the types of accounts. Nevada Banking Company realized nominal gains on sales of assets during 1997. Other increases were attributable to increased customer volume.

NON-INTEREST EXPENSE

     1998 COMPARED TO 1997. Total non-interest expense was $4,968,259 in 1998, an increase of $1,021,937 or 25.90% over 1997. The larger components of non-interest expense included compensation and related benefits, which increased $582,896, or 26.61%. The increase in compensation and related benefits expense was due principally to increases in staff, higher pension and insurance benefit costs and normal merit raises. The $219,638 increase during 1998 in office occupancy and equipment expense, a 28.59% increase, was attributable in significant part to the remodeling of the Stateline branch office and full year operation of the Incline loan center and the Reno operations center. Professional fees increased with additional legal expense incurred in connection with establishment of XEON as the holding company for Nevada Banking Company in 1998.

     1997 COMPARED TO 1996. Total non-interest expense was $3,946,322 in 1997, an increase of $915,453 or 30.20% over 1996. The larger components of non-interest expense included compensation and related benefits, which increased $540,782, or 32.78%. The increase in compensation and related benefits expense was due principally to increases in staff based upon a full year's operation of the North Tahoe branch, higher pension and insurance benefit costs and normal merit raises. The $138,377 increase during 1997 in office occupancy and equipment expense, a 21.97% increase, was attributable in significant part to the full year's operation of the North Tahoe branch.

     The $236,324, or 31.44%, increase in other operating expense during 1997 reflects full-time operation of additional locations as well as significant customer volume increases.

FEDERAL INCOME TAXES

     1998 COMPARED TO 1997. Federal income tax expense was approximately $725,925 in 1998, compared to $596,806 in 1997 due to the increased level of taxable income.

     1997 COMPARED TO 1996. Federal income tax expense was approximately $596,806 in 1997, compared to $352,824 in 1996, due principally to higher levels of income.

FINANCIAL CONDITION

     ASSETS. Total assets amounted to $127,594,470 at December 31, 1998, compared to $105,646,822 at December 31, 1997, an increase of $21,947,648 or 20.77%. The growth in assets is attributable almost entirely to growth in Nevada Banking Company's loan and deposit portfolios. Loan growth has been most dramatic in commercial loans, which accounted for approximately 54% of the total loan portfolio, while construction loans also contributed to loan growth. Total loans (net of allowance for loan losses) at December 31, 1998 were $85,658,404, compared to $69,787,260 at December 31, 1997, while total deposits at December 31, 1998 were $115,673,407, compared to $96,377,700 at December 31, 1997. Total loan growth of $15,871,144, or 22.74%, lagged deposit growth of $19,295,707, or 20.02%, although not on a percentage basis. Accordingly, Nevada Banking Company invested approximately $2,750,000 of the excess funds in its securities portfolio.

     Cash equivalents (cash and amounts due from banks and federal funds sold) increased by $3,107,499, or 27.92%, during 1998, to a total of $14,236,102.
Increased year-end deposit activity accounted for the increase in cash equivalents. (See, "Information About XEON.")

     ALLOWANCE FOR LOAN LOSSES. The provision for loan losses represents a charge to earnings for maintaining the allowance at a level management believes is adequate. Management reviews the allowance monthly to ensure that the allowance remains adequate to absorb potential losses identified by the portfolio review process. Nevada Banking Company takes into account loan growth and the level of delinquent and nonperforming loans in its review of the portfolio, considering also such external factors as current and anticipated economic conditions in the primary market area.

     Nevada Banking Company's allowance for loan losses totaled $1,298,099 at December 31, 1998 and $1,239,662 at December 31, 1997, representing 1.52% of total net loans at December 31, 1998 and 1.78% of total net loans at December 31, 1997. Nevada Banking Company's nonperforming loans represented 38.23% of the allowance at December 31, 1998, and 0.96% of the allowance at December 31, 1997.

     Although management believes that it uses the best information available in providing for possible loan losses and believes that the allowance was adequate at December 31, 1998, future adjustments to the allowance could be necessary and net earnings could be affected if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations.

CAPITAL

     Stockholders' equity increased to $10,158,500 at December 31, 1998, due primarily to XEON's earnings. As of December 31, 1998, XEON and Nevada Banking Company were in compliance with applicable regulatory capital requirements, as shown in the following table. (See "Supervision and Regulation -- Capital.")

                                              MINIMUM NECESSARY
                                                    TO BE         MINIMUM NECESSARY TO BE
                       AT DECEMBER 31, 1998   WELL CAPITALIZED    ADEQUATELY CAPITALIZED
                       --------------------   -----------------   -----------------------
Total Risk-Based
  Capital Ratio......          12.4%                10.00%                 8.00%
Tier 1 Risk-Based
  Capital Ratio......          11.2%                 6.00%                 4.00%
Leverage Ratio.......           8.1%                 5.00%                 3.00%

     As of December 31, 1998, XEON's ratio of total equity capital to totals assets was 7.96%. Based on capital levels at December 31, 1998, Nevada Banking Company qualifies as a "well-capitalized" institution, the highest of five tiers under applicable regulatory definitions.

LIQUIDITY

     Like other financial institutions, Nevada Banking Company must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments and expenses. Control of cash flow requires that Nevada Banking Company anticipate deposit flows and loan payments. The primary sources of funds are deposits, principal and interest payments on loans, proceeds of loan sales, federal funds and FHLB borrowings. These funds are used principally to originate loans.

     At December 31, 1998, certificates of deposit represented 21.89% of total deposits, while DDA (checking accounts) represented 28.39% and savings accounts 49.72%. Of the total $25,322,439 certificates of deposit at December 31, 1998, certificates totaling $22.6 million will mature in 1999, and certificates totaling $1.6 million mature in 2000. Together, these figures represent 95.6% of the total certificates of deposit at December 31, 1998. Management believes that, consistent with experience, the majority of maturing certificates of deposit will be renewed at market rates of interest.

     Nevada Banking Company has used advances from the FHLB of San Francisco as a source of funds for its lending activity. The amount that may be obtained in the form of advances from the FHLB is determined by a formula on a quarterly basis. The formula is based upon the total amount of qualified single-family mortgages in Nevada Banking Company's portfolio, as reported in Nevada Banking Company's quarterly call report, the percentage of Nevada Banking Company's total loan portfolio represented by single-family mortgages and the amount of FHLB stock held by Nevada Banking Company. At December 31, 1998, Nevada Banking Company had $1,000,000 outstanding FHLB advances. As of January 1, 1999, Nevada Banking Company could have obtained additional advances from the FHLB of San Francisco of approximately $6,610,997. (See, "Supervision and
Regulation -- Federal Home Loan Banks.") In addition, Nevada Banking Company may also obtain funds from the Federal Reserve Bank of San Francisco through a $960,000 overnight line of credit.

     As of December 31, 1998, Nevada Banking Company had commitments to fund approximately $10,850,315 of fixed-rate loans, and $14,628,955 of variable-rate and adjustable-rate loans, compared to commitments at December 31, 1997 to fund approximately $5,296,956 of fixed-rate loans and $23,642,258 of variable-rate and adjustable-rate loans. Included within these commitments at December 31, 1998 are unused commercial lines of credit of $19,692,352 and standby letters of credit of $735,419. Management believes Nevada Banking Company has adequate resources to meet its normal funding requirements.

ASSET/LIABILITY MANAGEMENT

     Like other financial institutions, Nevada Banking Company is subject to interest rate risk. Nevada Banking Company's interest-earning assets could mature or reprice more rapidly than, or on a different basis from, its interest-bearing liabilities (primarily borrowings and deposits with short- and medium-term maturities) in a period of declining interest rates. Although having assets that mature or reprice more frequently on average than liabilities will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net interest income during periods of declining interest rates.

     Nevada Banking Company monitors its interest rate sensitivity position and attempts to limit the exposure to interest rate risk. The bank's policy is that the one-year cumulative interest rate sensitivity gap should generally be within a range of negative 10% to positive 10%. As the following table illustrates, the one-year gap was within policy limits.

         [THIS SPACE LEFT BLANK INTENTIONALLY; SEE TABLE WHICH FOLLOWS]

     The following table illustrates the maturities or repricing of Nevada Banking Company's assets and liabilities at December 31, 1998, based upon the contractual maturity or contractual repricing dates of loans and the contractual maturities of time deposits. Prepayment assumptions have not been applied to fixed-rate mortgage loans. Allocation of deposits other than time deposits to the various maturity and repricing periods is based upon management's best estimate, taking into account, among other things, the proposed policy statement issued by federal bank regulators on August 4, 1995.

                                                   MATURING OR REPRICING PERIODS
                                --------------------------------------------------------------------
                                  WITHIN        4 - 12         1 - 5        OVER 5
                                 3 MONTHS       MONTHS         YEARS         YEARS         TOTAL
                                -----------   -----------   -----------   -----------   ------------
INTEREST-EARNING ASSETS:
  Adjustable-rate real estate
    loans.....................  $ 9,046,183   $        --   $        --   $        --   $  9,046,183
  Fixed-rate real estate
    loans.....................    6,661,631     7,195,847     3,802,752         9,885     17,670,115
  Commercial loans............    7,288,388    11,301,434    15,057,292    13,306,607     46,953,721
  Consumer loans..............    1,217,345     2,338,431     3,697,913       315,949      7,569,638
  Other loans.................    6,013,030            --            --            --      6,013,030
  Investments securities
    available for sale........   21,797,125            --            --            --     21,797,125
  Equity securities...........      390,900            --            --            --        390,900
  Interest-bearing deposits in
    other banks...............      396,000       694,000            --            --      1,090,000
  Fed Funds...................    8,000,000            --            --            --      8,000,000
                                -----------   -----------   -----------   -----------   ------------
         Total................  $60,810,602   $21,529,712   $22,557,957   $13,632,441   $118,530,712
                                ===========   ===========   ===========   ===========   ============
INTEREST-BEARING LIABILITIES:
  Certificates of deposit.....  $ 7,284,091   $15,339,207   $ 2,699,141   $        --   $ 25,322,439
  Money market................   32,553,126            --            --            --     32,553,126
  NOW accounts................   18,573,215            --            --            --     18,573,215
  Passbook accounts...........    6,390,185            --            --            --      6,390,185
  FHLB Advances...............    1,000,000            --            --            --      1,000,000
                                -----------   -----------   -----------   -----------   ------------
         Total................  $65,800,617   $15,339,207   $ 2,699,141   $        --   $ 83,838,965
                                ===========   ===========   ===========   ===========   ============
Interest Rate Sensitivity
  Gap.........................  $(4,990,015)  $ 6,190,505   $19,858,816   $13,632,441   $ 34,691,747
Cumulative Interest Rate
  Sensitivity Gap.............  $(4,990,015)  $ 1,200,490   $21,059,306   $34,691,747
Cumulative Interest Rate
  Sensitivity Gap as a Percent
  of Total Assets.............         3.91%         0.94%        16.50%        27.19%

     This analysis of interest-rate sensitivity has a number of limitations. The "gap" analysis above is based upon assumptions concerning such matters as when assets and liabilities will reprice in a changing interest rate environment. Because these assumptions are no more than estimates, certain assets and liabilities indicated as maturing or repricing within a stated period might actually mature or reprice at different times and at different volumes from those estimated. The actual prepayments and withdrawals experienced by Nevada Banking Company in the event of a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table. Certain assets, adjustable-rate loans for example, commonly have provisions that limit changes in interest rates each time the interest rate changes and on a cumulative basis over the life of the loan. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. The ability of many borrowers to service their debt could diminish in the event of an interest rate increase. Therefore, the gap table above does not and cannot necessarily indicate the actual future impact of general interest movements on net interest income.

NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board (which is referred to hereinafter as "FASB") issued Statement of Financial Accounting Standards, SFAS No. 130, "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. Components of comprehensive income are net income and all other non-owner changes in equity. SFAS No. 130 requires an entity to report accumulated other comprehensive income separately from retained earnings and additional paid-in capital in the financial statements in the equity section. XEON's comprehensive income for the year ended December 31, 1998 and 1997 is as follows:

                                                            FOR THE YEAR ENDED
                                                               DECEMBER 31,
                                                          -----------------------
                                                             1998         1997
                                                          ----------   ----------
Net income..............................................  $1,727,284   $1,101,394
Accumulated other comprehensive income:
  Unrealized gain on securities available for sale......      90,376      118,242
                                                          ----------   ----------
Comprehensive income....................................  $1,817,660   $1,219,636
                                                          ==========   ==========

     FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," with an effective date for years beginning after December 15, 1997. It redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a corporation's operating segments. It also requires that comparative information from earlier periods be restated to conform to the requirements of this standard. The adoption of this statement did not result in additional disclosures for XEON.

     FASB issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits," which is effective for fiscal years beginning after December 15, 1997. This Statement provides for standardized disclosures of benefit plans, dropping some information that is no longer useful (amending FASB Statements No. 87, 88, and 106), and requiring additional information on changes in benefit obligations and fair values of plan assets that will facilitate financial analysis. This did not result in additional disclosures in XEON's year-end financial statements.

     FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" with an effective date for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize derivatives as either assets or liabilities at fair value, with gains or losses determined depending on the intended use of the derivative and its resulting designation. SFAS No. 133 will not be applied retroactively to prior period financial statements. At the present time, XEON has not fully analyzed the effect or timing of the adoption of this statement on XEON's consolidated statements.

IMPACT OF INFLATION AND CHANGING PRICES

     XEON's consolidated financial statements and related data herein have been prepared in accordance with generally accepted accounting principles, which require measurement of financial condition and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Because the primary assets and liabilities of XEON and Nevada Banking Company are monetary in nature, changes in the general level of prices for goods and services have a relatively minor impact on total expenses. Increases in operating expenses such as salaries and maintenance are in part attributable to inflation. However, interest rates have a far more significant effect than inflation on the performance of financial institutions, including XEON. (See, "-- Asset/Liability Management.")

YEAR 2000 READINESS DISCLOSURE

     XEON is aware of the concern throughout the business community of reliance upon computer software programs that do not properly recognize the year 2000 in date formats, commonly referred to as the "Year 2000 Problem." XEON, and especially Nevada Banking Company, use and are dependent upon data processing systems and software to conduct business. Like other businesses, XEON and Nevada Banking Company's business depends upon products and services provided by others, whether in the area of information technology or other areas such as security, environmental systems, power and communications. Failure to address the Year 2000 Problem could cause service disruptions to customers, resulting in adverse impacts to XEON's financial condition and results of operations.

     An assessment of Nevada Banking Company's software, hardware, environmental and other computer-controlled systems has been completed. Mission-critical systems relating both to information technology and other technology have been identified and prioritized. A written testing plan providing for the testing of all mission-critical systems has been completed.

     Testing of Nevada Banking Company's internal mission-critical systems, such as the bank's wide area network, was substantially completed at the end of 1998. The network is compliant with Year 2000, with the exception of necessary replacement of several PCs. Concerning external mission-critical systems, Nevada Banking Company's primary data-processing function is undertaken pursuant to a contract with a data-processing firm that services banking institutions nationwide. Nevada Banking Company has received group testing results from this software and hardware provider, which was successful for Year 2000 compliance. The bank is now in the process of verifying those results. All other third-party vendors and software providers have been contacted to request that these vendors demonstrate and represent that the products provided to Nevada Banking Company are or will be Year 2000 compliant. Nevada Banking Company anticipates that all testing will be complete, and all systems compliant or upgraded prior to June 30, 1999.

     The Federal Reserve Bank of San Francisco provides certain services for Nevada Banking Company, including electronic funds transfer. Nevada Banking Company has successfully tested the software and hardware used to transmit and receive data from the San Francisco Federal Reserve Bank (Fedline).

     Nevada Banking Company has also surveyed its entire customer base, accounts payable vendors, and all loan customers to assess the risk posed by these parties and to determine their readiness for Year 2000. Based on that survey, Nevada Banking Company anticipates that there will not be significant Year 2000 risks created by large borrowers or depositors. The bank has also evaluated the percent of high-risk borrowers, and believes that the bank's allowance for loan loss reserve is adequate in the event these high-risk borrowers experience Year 2000 problems.

     XEON does not expect costs associated with prevention or remediation of the Year 2000 Problem to be material. In general, XEON does not expect the Year 2000 Problem to affect materially XEON's financial condition or results of operations.

     The largest general risk to XEON and Nevada Banking Company concerning Year 2000 is the malfunction of the data processing system. If the data processing system does not function properly, Nevada Banking Company is prepared to perform functions manually. However, Nevada Banking Company has been assured by its third-party data-processing vendor that the data processing firm's systems are Year 2000 compliant. This firm has also undergone formal examinations conducted by the FDIC, using the FFIEC examination guidelines.

     XEON expects that there may be additional risks in the form of temporary and periodic failures in utilities and communications, as well as liquidity problems caused by large cash withdrawals and reductions in balances on deposit. XEON and Nevada Banking Company have identified critical business processes that may be affected by the Year 2000 problem and are in the process of developing contingency plans for each identified critical business process. The bank is actively seeking alternative sources of cash and funds to replace possible withdrawals, and is taking steps to ensure customer confidence in Nevada Banking Company's ability to meet the Year 2000 challenge. Contingency and business resumption plans are scheduled to be completed by March 31, 1999. XEON and Nevada Banking Company are prepared to perform functions manually if short-term failures in the primary data processing, utilities or communications systems occur.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of First Security and XEON and combined per share data on an unaudited pro forma basis after giving effect to the merger on a purchase basis assuming that the market price for First Security common stock is $17.00 per share so that approximately
0.5996 shares of First Security common stock are issued in exchange for each XEON Share. This data should be read in conjunction with the selected historical financial data set forth herein and the historical financial statements of XEON and the notes thereto that are incorporated herein by reference. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

                                                     ACTUAL        PRO FORMA (1,2,3)
                                                ----------------   ------------------
                                                BASIC    DILUTED   BASIC     DILUTED
                                                -----    -------   ------    --------
First Security:
  Net income (loss) per common share..........  $1.32     $1.28    $0.79      $0.76
  Book value per common share.................             8.54                5.10
XEON:
  Net income (loss) per common share..........  $0.62     $0.53    $0.79      $0.76
  Book value per common share                              3.59                5.10

-------------------------
(1) The unaudited equivalent XEON pro forma share amounts are calculated by multiplying the First Security combined pro forma per share amounts by the Exchange Ratio. (See, "The Merger -- Conversion of Shares; Exchange Ratio.")

(2) Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of 1998.

(3) The pro forma book value does not give effect to First Security's pending acquisition of Comstock Bancorp, Reno, Nevada or First Security's recently completed acquisition of Van Kasper & Company, San Francisco, California. First Security anticipates issuing not more than approximately 2,000,000 and not less than 1,500,000 shares of common stock in the Comstock transaction and 3,337,634 shares were issued in the Van Kasper & Company acquisition.

               COMPARATIVE MARKET PRICE AND DIVIDENDS INFORMATION

     First Security common stock is quoted through the NASDAQ National Market under the symbol "FSCO". The following table sets forth the high and low sales price of First Security common stock for each quarter since the first quarter of 1996. The cash dividends declared per share for the calendar periods are also indicated. The information presented below for First Security was obtained from the National Association of Securities Dealers, Inc. ALL FIRST SECURITY NUMBER OF SHARES AND PER SHARE INFORMATION ARE ADJUSTED FOR A NUMBER OF FIRST SECURITY STOCK SPLITS TAKING PLACE IN THE PERIOD 1993-1998, THE MOST RECENT HAVING BEEN PAID ON FEBRUARY 24, 1998. THIS INFORMATION HAS ALSO BEEN ADJUSTED FOR THE POOLING OF INTERESTS MERGER INVOLVING FIRST SECURITY'S ACQUISITION OF CALIFORNIA STATE BANK ON MAY 30, 1998.

                                                     PRICE OF FIRST      DIVIDENDS
                                                        SECURITY        DECLARED PER
                                                      COMMON STOCK     FIRST SECURITY
                                                     ---------------       COMMON
                                                      HIGH     LOW         SHARE
                                                     ------   ------   --------------
1999
  4/1/99 -- 4/20/99................................  $19.13   $17.88
  First Quarter....................................   23.75    17.56       $0.14
1998
  Fourth Quarter...................................  $23.31   $15.94       $0.13
  Third Quarter....................................   23.94    15.50        0.13
  Second Quarter...................................   24.75    21.00        0.13
  First Quarter....................................   26.17    21.83        0.13
1997
  Fourth Quarter...................................  $27.92   $19.08       $0.11
  Third Quarter....................................   21.33    17.58        0.11
  Second Quarter...................................   19.00    14.45        0.11
  First Quarter....................................   16.56    14.22        0.10
1996
  Fourth Quarter...................................  $15.17   $12.50       $0.10
  Third Quarter....................................   12.50    10.56        0.09
  Second Quarter...................................   12.28    10.17        0.09
  First Quarter....................................   12.33    10.30        0.09

     The closing price of First Security common stock as reported on the NASDAQ National Market on December 29, 1998, the last trading day prior to the public announcement of the merger agreement was $21.75 per share. On December 29, 1998, the last trading day before we announced the merger, XEON common stock closed at $7.44 per share.

     On April   , 1999, the last practicable date prior to mailing this
Prospectus/Proxy Statement, the closing price for First Security common stock
was $     per share, and the closing price for XEON common stock was $     per
share.

     First Security has paid cash dividends on its common and preferred stock without reduction in amount for over 60 consecutive years. Since 1983, these dividends have been paid quarterly. Future dividends on First Security common stock will be determined by First Security's Board of Directors in light of circumstances existing at the time, including the earnings and financial condition of First Security, and there is no assurance that dividends will continue to be paid at current levels. No material restrictions have been imposed on First Security's ability to pay dividends from its earned surplus by bank regulations or applicable law. Payment of dividends on the First Security common stock is also subject to the prior rights of First Security's outstanding Preferred Stock.

     XEON stockholders are advised to obtain current market quotations for First Security common stock. No assurances can be given concerning the market price of the First Security common stock before or after the date on which the merger is consummated. The market price of First Security common stock will fluctuate between the date of this Prospectus/Proxy Statement and the Closing Date and thereafter. Because the market price of First Security common stock is subject to fluctuation, the value of the shares of First Security common stock that XEON stockholders will receive under the merger agreement may increase or decrease prior to and following the Closing.

     The public market for XEON common stock is very limited. Trading in XEON common stock occurs on a sporadic basis. Beginning in December 1996, A.G. Edwards & Sons, Inc. facilitated trades of Nevada Banking Company common stock by matching interested buyers and sellers. Torrey Pines Securities, Inc. is currently the principal market maker for XEON common stock. Nevada Banking Company common stock began trading on the OTC Bulletin Board, an electronic screen-based market maintained by the National Association of Securities Dealers' subsidiary, NASD Regulation, Inc., on December 4, 1997 under the symbol "NVBC." Since the October 1998 holding company reorganization of Nevada Banking Company, XEON common stock has continued to trade under the symbol "NVBC" on the OTC Bulletin Board. On December 29, 1998, the average of the bid and asked
prices for XEON common stock was $7.44 per share. On April   , 1999, the closing
bid and asked prices for XEON common stock was $          bid and $
asked per share. These over-the-counter market quotations do not reflect retail mark-up, mark-down or commissions and do not necessarily represent actual transactions in XEON common stock. Because of the limited market for XEON common stock, historical information concerning high and low bid and asked prices is not included herein.

     DIVIDENDS. The ability of First Security Corporation to pay dividends to stockholders is subject to bank regulatory restrictions. (See, "Supervision and Regulation -- Limits on Dividends and Other Payments.")

     Because dividends from Nevada Banking Company are XEON's principal source of income, dividends to stockholders of XEON depend upon receipt by XEON of dividends from Nevada Banking Company. The ability of Nevada Banking Company to pay dividends is restricted by bank regulation. (See, "Supervision and Regulation -- Limits on Dividends and Other Payments.") Nevada Banking Company has no formal dividend policy. Nevada Banking Company's first dividend ($.01 per share) was paid to stockholders of record as of the end of June 1997. Nevada Banking Company and, since the October 1998 holding company reorganization, XEON have continued to pay quarterly cash dividends of $.01 per share since that time. If the Merger is not consummated as expected, the Board of Directors will continue from time to time to give consideration to the declaration and payment of dividends based on consideration of such factors as XEON's and Nevada Banking Company's earnings, capital position, financial prospects, need for funds and similar factors.

             RESALE OF FIRST SECURITY SHARES RECEIVED IN THE MERGER

     The shares of First Security common stock to be issued to XEON stockholders in connection with the merger will be registered with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 ("the Securities Act").

     Resales of the First Security common stock received in connection with the merger agreement will need to be in compliance with applicable state securities laws and regulations, and this compliance will be the responsibility of the selling or transferring stockholder. For most XEON stockholders, the First Security shares received in the merger will be freely transferable.

     First Security shares received by persons who are deemed to be "affiliates" of XEON for purposes of Rule 145 under the Securities Act, may be resold by them only in transactions permitted by such Rule, or as otherwise permitted under the Securities Act. Rule 145 applies certain of the requirements and provisions of Rule 144 (applicable to unregistered shares) to registered shares received by an affiliate of a party to a merger transaction. Rule 144, in turn, applies certain restrictions on method and amount of securities sales. As a condition to the Closing on the merger agreement, each person who is so identified is required to deliver to First Security at or prior to Closing a written agreement satisfactory to counsel for First Security that such person and his or her "associates" (as defined for purposes of Rule 145) will not offer to sell or otherwise dispose of any shares of First Security common stock issued to such person or his or her associates pursuant to the merger agreement in violation of the Securities Act or the regulations thereunder.

                                   THE MERGER

     The following is a summary of certain provisions of the merger agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference. Such summary is qualified in its entirety by reference to the full text of the merger agreement.

GENERAL

     Subject to the terms and conditions of the merger agreement, XEON will merge with and into First Security, and XEON's subsidiary, Nevada Banking Company, will merge with and into First Security Bank of Nevada.

THE EFFECTIVE TIME

     Promptly after all conditions to the merger agreement have been satisfied or waived, the appropriate corporate filings pertaining to the merger or such other documents as may be appropriate or necessary to effect the merger, will be executed and filed in accordance with applicable Nevada law and applicable Delaware law. At that time the merger will become effective.

MANAGEMENT OF XEON FOLLOWING THE MERGER

     XEON and Nevada Banking Company will cease to exist following the merger. Offices of Nevada Banking Company will become branches of First Security Bank of

Nevada. All First Security Bank of Nevada offices are managed according to First Security policies and procedures, and offer products and services authorized by First Security.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF XEON'S BOARD OF DIRECTORS

     In the early months of 1998, Nevada Banking Company was contacted by three bank holding companies, each inquiring whether Nevada Banking Company would be interested in discussing a potential merger transaction. As part of an ongoing process, the Board of Directors and management of Nevada Banking Company had been informally studying and analyzing whether the company should (i) continue to function as an independent organization, (ii) acquire or merge with other banks of a similar or smaller size or (iii) be acquired or enter into a business combination with a larger publicly traded financial institution. The Board and management determined that significant investments in technology, data processing systems, employee training, marketing expenditures, management and product development as well as additional physical facilities were necessary to continue Nevada Banking Company's growth as a high-performance, independent organization.

     With no assurance that Nevada Banking Company could achieve sufficiently profitable growth to compete independently in a consolidating marketplace, the Board and management considered a strategy of growth through acquisition of similarly situated financial institutions, meaning an institution of an asset size smaller than or equal to Nevada Banking Company and facing many of the same competitive challenges. In the consolidating financial services marketplace, the Board and management believed increasingly large capital investments were necessary to develop and maintain competitive products and services. For a number of reasons, the Board and management considered it unlikely that Nevada Banking Company could consummate transactions that would be materially additive to stockholder values. These reasons included historically high acquisition prices being paid to selling institutions, Nevada Banking Company's relatively modest equity capital base and the relative illiquidity of and limited market for Nevada Banking Company's common stock. The Board and management concluded that merger with a larger, publicly traded organization was attractive, because it would likely make Nevada Banking Company's franchise more competitive and provide stockholders with potential liquidity for their investment.

     In the Summer of 1998, the Board requested that Dain Rauscher Wessels assist Nevada Banking Company in the preparation of a confidential information memorandum that could be distributed to potential acquirers in a confidential auction process. In early September 1998, Dain Rauscher Wessels contacted six prospective acquirers for the purpose of initiating merger discussions. Four of those entities executed confidentiality agreements and were provided a copy of the confidential information memorandum. Two of these organizations submitted written indications of interest to Dain Rauscher Wessels on the requested September 30, 1998 due date. After reviewing the indications of interest, Nevada Banking Company's Board elected to enter into a non-binding letter of intent with First Security Corporation and to negotiate exclusively with First Security Corporation for a 60-day period.

     The primary reasons for Nevada Banking Company's decision to proceed with First Security Corporation's non-binding letter of intent included:

     - the relative magnitude of the common stock consideration offered to stockholders,

     - the perceived level of First Security Corporation's interest in pursuing the merger transaction,

     - the likelihood that a transaction with First Security Corporation would be consummated if mutually acceptable terms would be agreed upon,

     - First Security Corporation's prior record of making acquisitions,

     - the geographic and product synergy of the operations of Nevada Banking Company and First Security Corporation, and

     - First Security Corporation's market capitalization and related liquidity in its common stock.

     Prior to commencement of First Security Corporation's on-site due diligence review, three senior executives of First Security Corporation were invited to attend XEON's November 6, 1998 Board meeting to assess the respective organizations' potential compatibility in a merger context (the holding company reorganization of Nevada Banking Company having been completed just three weeks prior to the November 6, 1998 meeting). At this meeting First Security Corporation discussed its operating strategies, product offerings, geographic markets and acquisition philosophy. First Security Corporation was subsequently invited to conduct an on-site due diligence review. After the November 6, 1998 Board meeting, XEON and its legal and financial advisors negotiated the terms of the merger agreement and related transaction documents with First Security and its legal counsel.

     At a special meeting of XEON's Board of Directors on December 29, 1998, Dain Rauscher Wessels reviewed with the Board the events leading up to the proposed merger. The Board's legal counsel discussed directors' fiduciary obligations to XEON stockholders in connection with the proposed transaction and summarized the terms of the proposed merger agreement. Dain Rauscher Wessels delivered its opinion that the consideration to be received by XEON stockholders would be fair from a financial point of view. By a unanimous vote of directors present, XEON's Board of Directors approved the merger agreement and the related documents. (See, "-- Opinion of Financial Advisor.")

     In reaching its decision to recommend approval of the Merger, the XEON Board considered a variety of factors. Among other factors, the Board considered:

          1. The financial terms of the merger, including the exchange ratio, and the value of the consideration to be received by XEON stockholders in relation to XEON's book value and earnings and compared to consideration paid in comparable merger transactions.

          2. The terms and conditions offered by other potential acquirors involved in the sale process.

          3. The business and financial condition of First Security Corporation, the nature of its franchise, its historic profitability, its business and operating philosophy and its stock price performance.

          4. Potential liquidity available to stockholders of XEON resulting from receiving publicly traded shares of First Security Corporation.

          5. Tax treatment of the exchange -- a tax-deferred exchange of XEON common stock for First Security Corporation common stock for federal income tax purposes.

          6. Dain Rauscher Wessels' opinion concerning the fairness of the merger consideration to the holders of XEON common stock from a financial point of view.

          7. First Security Corporation's experience implementing and closing bank acquisitions, and the likelihood that the required regulatory approvals could be obtained to consummate the merger.

          8. The likelihood that the merger with First Security Corporation would make XEON a stronger entity, better able to serve the convenience and needs of its community and customers as a result of affiliation with a substantially larger banking institution, offering access to greater financial and managerial resources and a broader array of potential products, services and technologies.

          9. Diversification of investment risk available to holders of XEON common stock who would own shares in a larger, more geographically diverse financial institution.

     For the reasons set forth above, the Board of Directors of XEON unanimously recommends that XEON stockholders vote "for" the merger agreement. The foregoing discussion of the information and factors considered by the XEON Board is not intended to be exhaustive, but it includes the material factors considered by the Board in its decision to approve and recommend the merger. The Board did not assign any relative or specific weights to the foregoing factors, and the individual directors may have given differing weights to different factors.

OPINION OF XEON'S FINANCIAL ADVISOR

     Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, was retained on April 14, 1998 to act as financial advisor to Nevada Banking Company in connection with a possible sale or merger, and to provide an opinion to the Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by stockholders in connection with any such sale or merger. While Dain Rauscher Wessels acted as financial advisor, provided certain analysis to the Board and assisted management in the negotiations between XEON and First Security, Dain Rauscher Wessels was not requested to and did not make any recommendation to the Board of Directors as to the form or amount of consideration in connection with the merger. (See, "Background of and Reasons for the Merger.")

     Dain Rauscher Wessels rendered an opinion to the XEON Board that, as of December 29, 1998, the consideration to be received in the merger by the holders of XEON common stock is fair to such stockholders from a financial point of view. A copy of the opinion of Dain Rauscher Wessels is attached as Appendix B to this Prospectus/ Proxy Statement.

     There were no limitations imposed by XEON on the scope of Dain Rauscher Wessels' investigation, and Dain Rauscher Wessels did solicit proposals from multiple parties other than First Security regarding a potential sale or merger of XEON with such parties. Dain Rauscher Wessels' opinion did not address XEON's underlying business decision to proceed with the merger. As set forth in its opinion, Dain Rauscher Wessels relied on, and did not independently verify, the accuracy and completeness of the financial and other information furnished to it by XEON. Dain Rauscher Wessels did not make an independent evaluation or appraisal of the assets and liabilities of XEON or First Security, and did not express any opinion regarding the liquidation value or regulatory compliance of either entity. XEON stockholders are urged to read Dain Rauscher Wessels' opinion in its entirety for a summary description of the procedures followed, the factors considered and the assumptions made by Dain Rauscher Wessels in rendering its opinion.

     In connection with its opinion, Dain Rauscher Wessels, among other things:
(i) reviewed a draft of the merger agreement dated December 21, 1998 and drafts of selected other documents related to the merger; (ii) visited the headquarters of XEON and First Security; (iii) held discussions with certain members of the management of XEON and First Security regarding the business, operations and prospects of each company and their reasons for completing the merger; (iv) reviewed certain business and financial information related to XEON, including summary financial forecasts that had been prepared and provided by the management of XEON; (v) reviewed certain publicly available documents filed by First Security with the SEC pursuant to the Securities Exchange Act of 1934;
(vi) compared certain financial statistics of XEON and First Security with statistics for other publicly traded companies deemed comparable; (vii) reviewed price and trading data of the common stock of XEON; and (viii) to the extent publicly available, compared the financial terms of the merger with those of other transactions deemed comparable. Dain Rauscher Wessels used the foregoing information to further its understanding of XEON and First Security and the market for each company's common stock.

     In conducting the review and in performing the analyses described below, Dain Rauscher Wessels did not attribute any particular weighting to any information or analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, Dain Rauscher Wessels believes that the information reviewed and the analyses conducted must be considered as a whole and that considering any portion of such information or analyses, without considering all of such information and analyses, could create a misleading or incomplete view of the process underlying its opinion.

     In delivering its opinion to the XEON Board on December 29, 1998, Dain Rauscher Wessels prepared and delivered to the XEON Board certain written materials containing a summary of various analyses and information that Dain Rauscher Wessels considered material to its opinion. The following is a summary of certain of these materials:

     ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES -- XEON. Dain Rauscher Wessels compared XEON's financial information and recent prices of XEON common stock to similar information for 18 publicly traded banks headquartered in the western United States with historical financial performance similar to XEON (the "XEON Comparable Companies"). The XEON Comparable Companies were selected because they (i) were headquartered in one of 11 western states, (ii) had total assets of $500 million or less, (iii) had a ratio of nonperforming assets to total assets of less than 1%, and (iv) had generated a return on average to assets in excess of 1% for the last twelve months as of the last publicly reported date.

     Dain Rauscher Wessels calculated valuation ratios based on published stock prices for each of the XEON Comparable Companies. The valuation ratios were based upon several variables, including earnings per share for the latest twelve months ("LTM"), earnings per share ("EPS") estimated for the current and next fiscal years, total assets, book value and tangible book value. The estimates of EPS for the XEON Comparable Companies were based upon consensus earnings estimates obtained from an independent reporting system that monitors estimates prepared by research analysts from various investment firms.

     Dain Rauscher Wessels compared the historical performance and expectations for the XEON Comparable Companies with the performance and management's expectations for future profitability of XEON. Based upon this comparison, Dain Rauscher Wessels determined that the median valuation ratios for the XEON Comparable Companies were the appropriate benchmarks against which the value of XEON common stock should be measured; accordingly, Dain Rauscher Wessels computed the same valuation ratios for XEON common stock based on (i) the closing sale price for XEON common stock on December 28, 1998, and (ii) the value per share to be received by XEON stockholders in connection with the merger, calculated as of December 28, 1998, and compared such ratios to the median valuation ratios for the XEON Comparable Companies. The following table lists the results of this analysis:

                                                              MULTIPLE FOR XEON
                                              MEDIAN       COMMON STOCK BASED UPON
                                             FOR XEON     --------------------------
                                            COMPARABLE     CLOSING PRICE      MERGER
                                            COMPANIES     ON DEC. 28, 1998    PRICE
                                            ----------    ----------------    ------
Valuation Variable:
  Price/Book value........................     1.94x            2.34x          3.21x
  Price/Tangible book value...............     2.11             2.34           3.21
  Price/Assets............................     0.20             0.18           0.25
  Price/LTM EPS...........................     13.9             14.9           20.4
  Price/1998 EPS estimate.................     13.7             13.7           18.8
  Price/1999 EPS estimate.................     12.2             11.7           16.0

     ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES -- FIRST SECURITY. Dain Rauscher Wessels compared First Security's financial information and recent prices of First Security common stock to similar information for 17 selected publicly traded regional banks, including: Associated Banc-Corp, City National, Colonial BancGroup, Community First Bankshares, Compass Bancshares, Cullen/Frost Bankers, Hibernia Corporation, KeyCorp, Marshall & Ilsley, Mercantile Bancorporation, Pacific Century Financial, TCF Financial, UnionBanCal Corporation, Union Planters Corporation, U.S. Bancorp, Westamerica Bancorporation, and Zions Bancorporation (the "First Security Comparable Companies").

     Dain Rauscher Wessels calculated valuation ratios similar to those described above for each of the First Security Comparable Companies. Dain Rauscher Wessels compared the historical performance and expectations for the First Security Comparable Companies with the performance and expectations for future profitability of First Security. Based upon this comparison, Dain Rauscher Wessels determined that the median valuation ratios for the First Security Comparable Companies were the appropriate benchmarks against which the value of First Security common stock should be measured; accordingly, Dain Rauscher Wessels computed the same valuation ratios for First Security common stock based on the closing sale price for First Security common stock on December 28, 1998, and compared such ratios to the median valuation ratios for the First Security Comparable Companies. The following table lists the results of this analysis:

                                                            MEDIAN FOR
                                                          FIRST SECURITY
                                                            COMPARABLE       FIRST
                                                            COMPANIES       SECURITY
                                                          --------------    --------
Valuation Variable:
  Price/Book value......................................       2.34x          2.49x
  Price/Tangible book value.............................       3.11           2.86
  Price/Assets..........................................       0.19           0.20
  Price/LTM EPS.........................................       16.1           16.6
  Price/1998 EPS estimate...............................       15.2           14.5
  Price/1999 EPS estimate...............................       13.2           12.4

     ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS. Dain Rauscher Wessels reviewed and summarized the terms of relevant merger and acquisition transactions, including 43 acquisitions of small-cap banks located throughout the United States (the "National Bank Acquisitions") and 16 acquisitions of banks of all sizes located in one of six western states (the "Regional Bank Acquisitions"). In both cases, Dain Rauscher Wessels concentrated on transactions that were announced after June 1, 1998, and those for which relevant financial data were available.

     For purposes of evaluating the First Security merger, valuation multiples were calculated for each of the acquisitions based upon several variables, including book value, tangible book value, assets, LTM earnings per share and the ratio of the premium paid to tangible equity over core deposits. These valuation multiples were then compared to the valuation multiples implied in the First Security merger. The following table lists the results of Dain Rauscher Wessels' analysis of selected merger and acquisition transactions:

                                                        VALUATION RATIOS
                                         -----------------------------------------------
                                          PRICE    PRICE TO   PRICE    PRICE    PREMIUM
                                         TO BOOK   TANGIBLE     TO     TO LTM   TO CORE
                                          VALUE      BOOK     ASSETS    EPS     DEPOSITS
                                         -------   --------   ------   ------   --------
National Bank Acquisitions (median)....    2.50x     2.50x     0.23x    19.3x     19.8%
Regional Bank Acquisitions (median)....    2.10      2.10      0.20     18.1      13.4
Implied in the Merger..................    3.21      3.21      0.25     20.4      19.2

     CONTRIBUTION ANALYSIS. In addition to the valuation analyses described above, Dain Rauscher Wessels performed an analysis of relative contribution of XEON and First Security to the combined company on a historical pro forma combined basis. This ratio was calculated for five balance sheet and six income statement items which Dain Rauscher Wessels deemed relevant. Dain Rauscher Wessels calculated that XEON would contribute between 0.61% to 0.95% of the pro form combined company based upon certain balance sheet items, and would contribute between 0.14% and 0.98% based upon certain income statement items. Dain Rauscher Wessels then compared these ratios to the ratio of shares to be held by existing XEON and First Security stockholders upon completion of the merger. As of December 28, 1998, XEON stockholders would receive shares representing 0.79% of the pro forma combined company.

     Dain Rauscher Wessels did not assign any particular weight to the individual analyses described above, which represent a summary of the material analyses performed by Dain

Rauscher Wessels. Dain Rauscher Wessels' determination regarding the fairness of the merger is not based on a mathematical model but rather upon the body of information obtained from such analyses and qualitative factors.

     For its services as financial advisor and for rendering its opinion to the XEON Board of Directors in connection with the transaction contemplated by the merger agreement, XEON has paid Dain Rauscher Wessels $100,000. XEON has also agreed to pay Dain Rauscher Wessels an additional $455,000 upon consummation of the merger, based upon the implied value of the merger. In addition, XEON has agreed to reimburse Dain Rauscher Wessels for its reasonable out-of-pocket expenses and to indemnify Dain Rauscher Wessels against certain expenses and liabilities arising in connection with its engagement, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934.

     Dain Rauscher Wessels was selected by XEON on the basis of its experience in valuing securities in connection with mergers and acquisitions, knowledge of XEON, and expertise in transactions involving financial institutions. Dain Rauscher Wessels is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. In the ordinary course of business Dain Rauscher Wessels has published research and made recommendations regarding the equity securities of First Security and other companies in the financial services industry. Also, Dain Rauscher Wessels acts as a market maker in the equity securities of First Security and other publicly traded companies in the financial services industry and, accordingly, periodically may have positions in such securities.

RECOMMENDATION OF XEON'S BOARD OF DIRECTORS

     The XEON Board of Directors has unanimously adopted and approved the merger agreement and the transactions contemplated thereby. The XEON Board of Directors has unanimously determined that the merger is fair to and in the best interests of XEON, its stockholders and holders of options. THE XEON BOARD OF DIRECTORS THEREFORE RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER CONTEMPLATED THEREBY.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some of XEON's directors and officers have interests in the acquisition that differ from, or are in addition to, their interests as stockholders of XEON. The members of XEON's Board of Directors knew about these additional interests and considered them when the Board of Directors approved the Agreement and Plan of Reorganization and the merger contemplated thereby.

     CHANGE-IN-CONTROL SEVERANCE AND OTHER BENEFITS. The merger will constitute a change-in-control for purposes of the employment agreements with Nevada Banking Company's officers, although Mr. John A. Schopf, Jr., XEON's President and Chief Executive Officer and Treasurer, and Mr. Wayne Snyder, XEON's Executive Vice President, are expected to serve as officers of First Security Bank of Nevada following the merger of Nevada Banking Company with and into First Security Bank of Nevada. In connection with the merger, Messrs. Schopf and Snyder have entered into Agreements for Change-in-Control Severance Benefits with XEON and Nevada Banking Company. The

Agreements for Change-in-Control Severance Benefits provide to Messrs. Schopf and Snyder severance benefits in amounts generally consistent with the benefits that would have been payable under the severance provisions of their employment agreements, which are superseded by the Agreements for Change-in-Control Severance Benefits to that extent. Under the Agreements for Change-in-Control Severance Benefits, Mr. Schopf will be entitled to an aggregate severance payment of $150,000 as a result of the merger, and Mr. Snyder will be entitled to an aggregate severance payment of $150,000 as a result of the merger. (See, "The 1999 Annual Meeting of XEON Stockholders -- Executive Compensation.")

     EMPLOYMENT AGREEMENTS. Messrs. Schopf and Snyder anticipate serving as officers of First Security Bank of Nevada pursuant to Employment Agreements. The term of Mr. Schopf's Employment Agreement is six months. The term of Mr. Snyder's Employment Agreement is two years. The Employment Agreements with First Security Bank of Nevada provide for monthly base compensation of $10,833 for Mr. Schopf, a base annual salary of $110,000 for Mr. Snyder, and continued country club memberships for each of them. First Security Bank of Nevada has also agreed to a $25,000 retention bonus payable to Mr. Snyder at commencement of his employment, as well as granting Mr. Snyder an option to acquire 2,500 shares of First Security Corporation stock at a price to be determined in accordance with the First Security Comprehensive Management Incentive Plan. The option will vest in equal installments over four years, the first 25% vesting one year after commencement of Mr. Snyder's employment. Mr. Snyder will also be eligible for an annual incentive bonus of up to 40% of his annual salary. Messrs. Schopf and Snyder will also be entitled under the Employment Agreements to participate in all fringe benefit, medical and life insurance, bonus, compensation, retirement, stock option, pension and other plans sponsored for all employees of First Security Corporation or First Security Bank of Nevada, with credit given for vesting and eligibility purposes for service with Nevada Banking Company (but without prior service credit for purposes of accrual of benefits under First Security Corporation's retirement plan).

     The Employment Agreements with First Security Bank of Nevada also contain noncompete provisions. Each of Messrs. Schopf and Snyder will be prohibited from competing with First Security Bank of Nevada in any commercial banking or trust business or other financial service business. Under the Employment Agreements, a business is considered to be in competition with First Security Bank of Nevada if it is engaged in the commercial banking or trust business in Washoe and Douglas Counties, Nevada. The noncompetition provisions apply to Mr. Snyder for the term of his Employment Agreement. The noncompetition provisions apply to Mr. Schopf for the term of his Employment Agreement and for a period of 18 months thereafter. Mr. Schopf's Employment Agreement provides that he will receive $210,000 in 18 equal monthly installments of $12,500 in consideration for his agreement not to compete with First Security Bank of Nevada, which payments will commence one month after expiration of the six-month term of Mr. Schopf's Employment Agreement (or one month after termination of Mr. Schopf's service with First Security Bank of Nevada, whichever first occurs).

     INDEMNIFICATION. The merger agreement provides in sec. 6.13 that indemnification currently available to directors, officers and employees of XEON and Nevada Banking Company under the Articles of Incorporation, Bylaws or other instruments of XEON or Nevada Banking Company will be continued by First Security Corporation for a period of two years after completion of the merger. Additionally, the merger agreement provides that

First Security Corporation will use commercially reasonable efforts to cause the persons serving as directors and officers of XEON and Nevada Banking Company to be covered for a period of two years after completion of the merger by Nevada Banking Company directors' and officers' liability insurance for acts and omissions occurring prior to completion of the merger.

     SUBSTANTIAL PERSONAL INVESTMENTS. Directors and executive officers of XEON own or have the right to acquire more than 39% of XEON's common stock. Although XEON common stock is quoted on the OTC Bulletin Board, trading in XEON common stock is very limited and occurs on a sporadic basis. As a consequence, ownership of XEON common stock remains a relatively illiquid investment. Recognizing that a substantial portion of their net worth consists of an illiquid investment in XEON common stock, XEON's President and Chief Executive Officer, Mr. John A. Schopf, Jr., and the other directors desire to achieve greater diversification of their personal investment portfolios. Many of these individuals have dedicated more than ten years to building Nevada Banking Company into the profitable company that it is today. (See, "1999 Annual Meeting of Stockholders of XEON -- Voting Securities and Principal Holders Thereof.") For these and other reasons discussed in "Background of and Reasons for the Merger," they and the other members of XEON's Board of Directors concluded that merger of XEON with an institution that, like First Security Corporation, has an established market for its equity securities, rather than maintaining XEON's independence, is in the best interests of XEON's stockholders as a group, and in the individual interests of directors and executive officers.

CONVERSION OF SHARES; EXCHANGE RATIO

     In accordance with the merger agreement, each issued and outstanding share of XEON common stock will be converted into the right to receive the merger consideration (as defined below). Each XEON stockholder will cease to have any rights as a XEON stockholder, except the right to receive the merger consideration upon the terms and subject to the conditions set forth in the merger agreement.

     CERTAIN DEFINITIONS. The merger agreement provides for the conversion of the XEON shares into shares of First Security common stock under an Exchange Ratio that is somewhat complex. To understand the details of the Exchange Ratio, the following definitions are provided:

        "Average First Security Share Price" means the average of the closing last sales prices per share of First Security common stock on the NASDAQ National Market for the ten (10) consecutive trading days prior to the Closing Date (such period referred to herein as the "Closing Calculation Period").

        "XEON Share Price" means the quotient of (A) the sum of $33.6 million divided by (B) the sum of, (1) the total number of issued and outstanding XEON shares and (2) the total number of XEON shares subject to all vested XEON Options.

        "Exchange Ratio" means (in each case, rounded to the nearest one one-hundred thousandth of a share and in each case, as adjusted to reflect any split, combination, dividend or other distribution made prior to the effective time of the merger),

         (i) if the Average First Security Share Price is greater than or equal to $21.375, the number determined by dividing the XEON Share Price by $21.375;

         (ii) if the Average First Security Share Price is less than or equal to $17.00, the number determined by dividing XEON Share Price by $17.00; and

        (iii) if the Average First Security Share Price is greater than $17.00 and less than $21.375, the number determined by dividing the XEON Share Price by Average First Security Share Price.

XEON OPTIONS

     Each outstanding option to purchase XEON shares (a "XEON Option") issued under each stock option plan, program, agreement or arrangement of XEON (each a "XEON Stock Plan") that has previously vested or will have vested upon consummation of the merger (a "Vested XEON Option") must be exercised prior to closing of the merger. Each holder of a Vested XEON Option who shall elect in writing at any time prior to closing shall be deemed to have received a number of XEON shares of common stock with a value equal to (a) the difference between the per share value of the XEON common stock as calculated pursuant to the merger agreement and the option exercise price, (b) multiplied by the number of shares obtainable upon the exercise of the option. This number of XEON shares deemed to have been obtained will then be converted into shares of First Security common stock at the Exchange Ratio. No fractional shares of First Security XEON stock or First Security common stock will be issued upon the exercise of a XEON option or the conversion of the XEON shares into First Security common stock. Each XEON option holder who would otherwise have been entitled to receive a fraction of a share of First Security common stock in connection with the merger will receive, in lieu thereof, cash (without interest) in an amount equal to such fraction multiplied by the Average First Security Share Price. In connection with the cashless exercise of XEON Options, each holder of Vested XEON Options, who has received such options for the performance of services, may recognize ordinary income in an amount equal to the fair market value of the net number of XEON shares issuable pursuant to the cashless exercise procedure. Such income will be subject to income tax withholding requirements at statutory rates.

     Each XEON Option that is not exercised that has not and will not vest upon consummation of the merger will be automatically canceled.

DISSENTING SHARES

     Dissenting Shares will not be converted into or represent a right to receive the merger consideration. A dissenting XEON stockholder will be entitled to only such rights as are granted by applicable Nevada law. (See, "Rights of Dissenting XEON Stockholders.")

EXCHANGE OF SHARES AND CERTIFICATES

     First Security will deposit with the Exchange Agent for the benefit of the XEON stockholders, for exchange through the Exchange Agent, (i) cash in an amount sufficient to pay cash in lieu of fractional shares, and (ii) certificates representing the shares of First Security common stock.

     As soon as reasonably practicable after closing, the Exchange Agent will mail to each holder of record of a certificate or certificates which represented outstanding XEON shares (the "Certificates") whose shares were converted into the right to receive shares of First Security common stock pursuant to the merger agreement, (i) a letter of transmittal

(which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as First Security may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of First Security common stock, and cash in lieu of fractional shares of First Security common stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by First Security, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor (i) a certificate representing that whole number of First Security shares which such holder has the right to receive pursuant to the provisions of Article III of the merger agreement and (ii) cash in lieu of any fractional number of First Security shares. Until surrendered each Certificate will be deemed to represent only the right to receive upon such surrender the merger consideration and cash in lieu of any fractional shares of First Security common stock. No interest will be paid or accrue on any cash payable in lieu of any fractional shares of First Security common stock.

     XEON STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. XEON STOCKHOLDERS SHOULD NOT RETURN SHARE CERTIFICATES WITH THEIR XEON PROXY VOTING FORMS.

FRACTIONAL SHARES

     No certificates representing fractional shares of First Security common stock will be issued upon the surrender for exchange of Certificates.

     Each XEON stockholder who would otherwise have been entitled to receive a fraction of a share of First Security common stock in connection with the merger will receive, in lieu thereof, cash (without interest) in an amount equal to such fraction multiplied by the Average First Security Share Price.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various customary representations and warranties of XEON and Nevada Banking Company and similar customary representations and warranties of First Security and First Security Bank of Nevada. (See, Appendix A.)

CERTAIN COVENANTS

     Pursuant to the merger agreement, XEON has made various customary covenants, including that, during the period from December 29, 1998 until the effective time of the merger, it and Nevada Banking Company will: (a) conduct operations and business in the usual and ordinary course of business; (b) permit First Security to make such additional investigation of the business and properties of XEON as First Security deems reasonably necessary or advisable; and (c) use best efforts to assist First Security in obtaining needed regulatory approvals.

     First Security and First Security Bank of Nevada will: (a) use their best efforts to achieve regulatory approval of the merger; (b) provide directors and officers of XEON indemnification against losses suffered as a result of such persons' service as a director or officer of XEON; and (c) file with the NASDAQ National Market a notification for listing covering shares issuable in the merger.

CONDITIONS TO THE CLOSING

     CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligation of each party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of certain conditions including: (a) the absence of any governmental prohibition or restriction on the Closing; (b) the absence of any suit, action, investigation, inquiry or other proceeding seeking to prevent consummation of the merger, if such suit may reasonably succeed; (c) the effectiveness of all required consents and approvals from any governmental entities; (d) the receipt by XEON and First Security of an opinion of counsel, substantially to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and (e) there shall have been no "excess parachute payments" under Section 280G of the Internal Revenue Code.

     CONDITIONS TO THE OBLIGATIONS OF FIRST SECURITY. The obligation of First Security and First Security Bank of Nevada to effect the Closing is further subject to the satisfaction (or waiver by First Security) at or prior to the Closing Date of the certain conditions including: the absence of any developments or events having a material adverse effect on the information about XEON, XEON maintaining a net worth of at least $9,000,000, subject to certain adjustments, the approval of the merger by XEON stockholders, and the execution and delivery of employment agreements with Messrs. Schopf and Snyder. In addition, all options on XEON common stock must be exercised or cancelled.

TERMINATION

     The merger agreement may be terminated at any time prior to the Closing:

        (a) by the mutual consent of First Security and XEON;

        (b) by either party under certain conditions if the Closing has not taken place on or before August 29, 1999;

        (c) by First Security upon written notice to XEON if a majority of the XEON common stock does not approve the merger agreement, or if the merger agreement is disapproved by a regulatory agency whose approval is legally necessary;

        (d) by either party upon certain breaches by the other party of any representation, warranty, covenant or agreement set forth in the merger agreement. In the event of the termination of the merger agreement, all of the obligations and liabilities of the parties under the merger agreement shall terminate.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS

     Subject to certain exceptions set forth in the merger agreement, none of the representations and warranties and covenants of XEON and First Security contained in the merger agreement shall survive the Closing.

AMENDMENT, MODIFICATION AND WAIVER

     The merger agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties to the merger agreement.

ACCOUNTING TREATMENT OF THE MERGER

     First Security expects that the merger will be accounted for as a "purchase" under generally accepted accounting principles. Purchase accounting calls for First Security to recognize any premium it is paying for XEON as "goodwill" which will affect some financial ratios of importance to regulators and the investment community. Purchase accounting also allows First Security to step up its basis in the assets of XEON for income tax purposes.

THE EFFECT OF THE MERGER ON XEON EMPLOYEE BENEFIT PLANS

     All retirement and health insurance plans maintained by XEON or Nevada Banking Company for the benefit of employees will remain in effect without substantive change until the merger takes place, except as may be required by applicable law in connection with the intended termination of these plans as part of the merger. XEON and First Security will determine whether it is in the best interests of the parties and the employees of XEON to terminate XEON's 401(k) Plan or to merge such plan into a First Security benefit plan; provided, however, that no accounts will be permitted to roll-over to First Security's 401(k) plan without the express written consent of the trustee and sponsor of First Security's 401(k) plan to such roll-over, which approval will not be given in any event without receipt of such documentation from XEON as may be requested by First Security, including, without limitation, an Internal Revenue Service ruling obtained by XEON approving the roll-over and ensuring the qualification of the First Security 401(k) plan if it accepts such roll-overs.

     The current XEON health insurance plan likely will terminate when the merger takes place. Subject to applicable law, all XEON employees retained after the merger will be eligible to participate in the First Security health insurance plan now in effect, in accordance with its terms.

REGULATORY APPROVALS

     Consummation of the merger is conditioned on the receipt of all requisite regulatory approvals, including prior approval of the Federal Reserve Board of the merger and of the specific ability of First Security to own and operate XEON under current federal banking regulatory parameters. There is no assurance that the Federal Reserve Board will approve the merger, or as to when the Federal Reserve will approve the merger. The Federal Reserve Board may impose conditions on First Security in connection with an approval of this merger.

     First Security, as an acquiring bank holding company, is required to file a notice application with the Federal Reserve Board that describes the proposed Merger and the proposed activities of First Security Bank of Nevada following the merger, including the effect of First Security's ownership of Nevada Banking Company on competition among entities that engage in such activities, the identity of the parties involved in the transaction, a description of the public benefits that may be expected from the proposal, a description of the terms of the transaction, the sources of funds for the transaction and other financial and managerial information. The information included in the notice and other requests for information will allow the Federal Reserve Board, when considering approval of the merger, to take into consideration the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the merger. The Federal Reserve Board will, among other things, evaluate the adequacy of the capital and management levels of the acquiring bank holding company both before and following the proposed transaction.

     The Federal Reserve Board may deny a request for approval of an acquisition by a bank holding company if the Federal Reserve Board determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize a given business activity in any part of the United States, or if the transactions effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of a transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

     Applicable federal law provides for the publication of notice and public comment on notice applications filed with the Federal Reserve Board. The merger may not be consummated until after Federal Reserve Board approval is obtained. First Security filed its notice application with the Federal Reserve Board on March 12, 1999.

     In addition to the foregoing, the U.S. Department of Justice has or will receive a copy of the notice application filed with the Federal Reserve Board and will have 30 days within which to challenge the merger agreement on antitrust grounds. First Security does not expect the U.S. Department of Justice to challenge the Merger and believes that the Federal Reserve Board will approve the Merger.

     As of March 29, 1999, the Financial Institutions Division of the State of Nevada approved the proposed merger transactions contingent upon receipt of necessary approvals from the federal regulatory agencies.

     There is no assurance that federal regulatory approvals will be received timely or at all.

     An approval by the Federal Reserve Board or the Nevada Division of Financial Institutions reflects only the view that the transactions contemplated by the Merger Agreement do not contravene applicable competitive standards imposed by law, and that such transactions are consistent with regulatory policies relating to safety and soundness. An approval by the Federal Reserve Board or the Nevada Division of Financial Institutions is not an opinion by the Federal Reserve Board or the Nevada Division of Financial Institutions that the merger transactions are favorable to the XEON stockholders from a financial point of view or that the Federal Reserve Board or the Nevada Division of Financial Institutions has considered the adequacy of the terms of the transactions; and an approval by the Federal Reserve Board or the Nevada Division of Financial Institutions is not an endorsement or recommendation of the Merger Agreement.

                           FEDERAL INCOME TAX ASPECTS

THE MERGER

     The following is a summary of certain Federal income tax consequences of the merger to the XEON stockholders that exchange such stock for First Security common stock pursuant to the merger. This summary addresses only such stockholders who hold First Security common stock received in exchange therefor as a capital asset. This does not address all Federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, XEON stockholders who hold their XEON shares as part of a straddle, hedging or conversion transaction, and stockholders who acquired their XEON shares pursuant to the exercise of employee stock options or otherwise as compensation. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder is advised to consult his or her tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the merger.

     No rulings have been or will be requested from the Internal Revenue Service with respect to any matters discussed herein. There can be no assurances that future legislation, regulations, administrative rulings or court decisions would not alter the tax consequences set forth below. The obligation of each of First Security and XEON to consummate the merger is conditioned on its receipt of an opinion from Ray, Quinney & Nebeker, based on such facts, representations, and assumptions as counsel may reasonably deem relevant (including certain representations regarding the recognition of gains or losses by XEON Stockholders), to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The following summary assumes that the merger will be consummated as described in the Agreement and Plan of Merger and this Proxy Statement/Prospectus.

TREATMENT OF FIRST SECURITY AND XEON

     No gain or loss will be recognized by First Security or XEON as a result of the merger.

EXCHANGE OF XEON SHARES FOR FIRST SECURITY COMMON STOCK

     Subject to the discussion of the "Taxation of the Option Holders" below,
(i) a holder of XEON shares whose XEON shares are exchanged in the merger into First Security common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of fractional shares (see, "-- Cash in Lieu of Fractional Shares" below), (ii) the aggregate tax basis of the First Security common stock received by such holder will be equal to the aggregate tax basis of the XEON shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and (iii) the holding period of First Security common stock received will include the holding period of the XEON shares exchanged therefor.

TAXATION OF OPTION HOLDERS

     As described in "The Merger -- Conversion of Shares-Exchange Ratio" and "The Merger -- XEON Options," each Vested XEON Option may be exercised pursuant to a cashless exercise procedure whereby each option holder who so agrees shall be deemed to have received a number of XEON shares of common stock with a value equal to (a) the difference between the per share value of the XEON common stock as calculated pursuant to the merger agreement and the option exercise plan, (b) multiplied by the number of shares obtainable upon the exercise of the option. The number of XEON shares deemed to have been obtained will then be converted into shares of First Security common stock at the Exchange Ratio. In connection with such exercise, each holder of Vested XEON Options, who has received such options for the performance of services, may recognize ordinary income in an amount equal to the fair market value of the net number of XEON shares issuable pursuant to the cashless exercise procedure. Such income will be subject to income tax withholding requirements at the statutory rates. In addition, to the extent certain stockholder approval requirements have not been satisfied, such income may be subject to the excise tax provisions of Section 280G of the Internal Revenue Code, applicable to "excess parachute payments".

CASH IN LIEU OF FRACTIONAL SHARES

     A holder of XEON shares who receives cash in lieu of fractional shares of First Security common stock will be treated as having received such fractional shares pursuant to the merger, and then as having exchanged such fractional shares for cash in a redemption by First Security. The amount of such gain or loss will be equal to the difference between the ratable portion of the tax basis of the XEON shares exchanged in the merger that is allocated to such fractional shares and the cash received in lieu thereof. Any such capital gain or loss will constitute long term capital gain or loss if such XEON shares have been held by the holder for more than one year at the time of the consummation of the merger. Generally, capital gain on assets held by individuals for more than 12 months will be subject to tax at a rate not to exceed 20%.

DISSENTING XEON STOCKHOLDERS

     A XEON stockholder who receives solely cash in exchange for XEON common stock in the merger pursuant to the exercise of dissenter's rights under applicable Nevada law will recognize capital gain or loss at the time of the consummation of the merger equal to the difference between the tax basis of the XEON shares surrendered and the amount of the cash received therefor. Such capital gain or loss will constitute long-term capital gain or loss if such XEON shares have been held for more than one year at the time of the consummation of the merger. Generally, capital gain on assets held by individuals for more than 12 months will be subject to a tax at a rate not to exceed 20%.

THIS FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO ALL XEON STOCKHOLDERS. XEON STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER.

                     RIGHTS OF DISSENTING XEON STOCKHOLDERS

     Holders of XEON common stock are entitled to exercise dissenters' rights under Chapter 92A, Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. Option holders are not entitled in their capacities as option holders to exercise dissenters' rights. A stockholder of XEON will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. A copy of Sections 92A.300 through 92A.500 is attached hereto as Appendix C. The following summary does not purport to be a complete statement of the method of compliance with Sections 92A.300 through 92A.500. The following summary is qualified in its entirety by reference to the copy of Sections 92A.300 through 92A.500 attached hereto as Appendix C.

NEVADA REVISED STATUTES SEC. 92A.380

     Stockholders of a Nevada corporation have the right to dissent from certain corporate actions in certain circumstances. According to Nevada Revised Statutes sec. 92A.380.1(a)(1), these circumstances include consummation of a merger requiring approval of the corporation's stockholders. Stockholders who are entitled to dissent are also entitled to demand payment in the amount of the fair value of their shares.

NEVADA REVISED STATUTES SEC. 92A.410 AND SEC. 92A.420

     According to Nevada Revised Statutes sec. 92A.420.1, stockholders of XEON who wish to assert dissenters' rights:

     - must deliver to XEON BEFORE the vote is taken at the Annual Meeting written notice of their intent to demand payment for their XEON common stock if the merger is completed, and

     - must not vote their shares in favor of the Agreement and Plan of Reorganization.

Stockholders failing to satisfy these requirements will not be entitled to dissenters' rights under Chapter 92A of the Nevada Revised Statutes.

NEVADA REVISED STATUTES SEC. 92A.430

     A written dissenter's notice (a "DISSENTER'S NOTICE") will thereafter be sent by the "SUBJECT CORPORATION" to all stockholders of XEON who satisfied these two requirements (written notice of intent to demand payment and not voting in favor of the merger). Nevada Revised Statutes sec. 92A.430.1. The written dissenters' notice is required to be sent within 10 days after we complete the merger. According to sec. 92A.335 of the Dissenters' Rights Statute, XEON is deemed to be the "SUBJECT CORPORATION" before the merger occurs, but First Security will be the "SUBJECT CORPORATION" after the merger occurs. The Dissenter's Notice to be sent by First Security must include:

     - a statement of where the demand for payment is to be sent and where and when certificates for XEON common stock are to be deposited;

     - a statement informing the holders of XEON common stock not represented by certificates to what extent the transfer of such shares will be restricted after the demand for payment is received;

     - a form for demanding payment. This form will require stockholders asserting dissenters' rights to certify whether they acquired beneficial ownership of the shares before the date when the terms of the merger were announced to the news media or the stockholders (the "ANNOUNCEMENT DATE," which was December 30, 1998);

     - a date by which the Subject Corporation must receive the demand for payment, which may not be fewer than 30 or more than 60 days after the date the Dissenter's Notice was delivered; and

     - a copy of sec. 92A.300 through sec. 92A.500 of the Nevada Revised
       Statutes.

NEVADA REVISED STATUTES SEC. 92A.440

     XEON stockholders exercising dissenters' rights must thereafter

     - demand payment;

     - certify whether they acquired beneficial ownership of XEON common stock before the December 30, 1998 Announcement Date; and

     - deposit their certificates in accordance with the terms of the Dissenter's Notice.

     Nevada Revised Statutes sec. 92A.440.3 provides that stockholders of XEON who fail to demand payment or deposit their certificates where required by the dates set forth in the Dissenters' Notice will not be entitled to payment for the shares as provided under Chapter 92A of the Nevada Revised Statutes. A stockholder who desires to exercise dissenters' rights but who fails to follow the foregoing procedures will not be entitled to demand payment of and receive the fair value of his shares of XEON pursuant to the Dissenters' Rights Statute included herewith as Appendix C. Instead, that stockholder would receive the same merger consideration per share stockholders of XEON who do not exercise dissenters' rights will receive.

NEVADA REVISED STATUTES SEC. 92A.460

     First Security will be required under Nevada Revised Statutes sec. 92A.460.1 to pay each dissenter who complied with sec. 92A.440 (demand for payment; certification that he acquired the shares before the December 30, 1998 Announcement Date; and deposit of share certificates) the amount First Security estimates to be the fair value of the dissenter's shares of XEON common stock, plus accrued interest. The payment must be made by First Security within 30 days after First Security receives the dissenter's demand for payment. The payment must be accompanied by

     - a copy of First Security's financial statements for the year ended December 31, 1998 as well as First Security's most current interim financial statements;

     - a statement of First Security's estimate of the fair value of the dissenter's shares of XEON common stock;

     - an explanation of how interest was calculated;

     - a statement of the dissenter's rights to demand payment under sec. 92A.480 of the Nevada Revised Statutes of the dissenter's estimate of the value of the XEON common stock (discussed below); and

     - a copy of sec. 92A.300 through sec. 92A.500 of the Nevada Revised
       Statutes.

NEVADA REVISED STATUTES SEC. 92A.470

     However, First Security may withhold payment from dissenters who became the beneficial owners of shares of XEON common stock on or after the December 30, 1998 Announcement Date. Nevada Revised Statutes sec. 92A.470.1. If payment is withheld in this fashion by First Security, it must estimate the fair value of the dissenter's shares of XEON common stock (plus accrued interest) and offer to pay this amount to each dissenter in full satisfaction of his demand. First Security would have to send this offer to all dissenters with a statement of First Security's estimate of the fair value of the shares of XEON common stock, an explanation of how interest was calculated and a statement of the dissenters' rights to demand payment under sec.92A.480 of the Nevada Revised Statutes.

NEVADA REVISED STATUTES SEC. 92A.480

     Nevada Revised Statutes sec. 92A.480 provides that a dissenter who believes that the amount paid under sec. 92A.460 or offered under sec. 92A.470 is less than the full value of his shares of XEON common stock or that the interest due is incorrectly calculated, may, within 30 days after First Security made or offered payment for the shares, either (i) notify First Security in writing of his own estimate of the fair value of the shares of XEON common stock and the amount of interest due and demand payment of this estimate (less any payments made under sec. 92A.460 of the Nevada Revised Statutes), or (ii) reject the offer for payment made by First Security under sec. 92A.470 and demand payment of the fair value of his shares and interest due.

NEVADA REVISED STATUTES SEC. 92A.490

     If a demand for payment remains unsettled, First Security must commence a court proceeding within 60 days after receiving a demand, petitioning the court to determine the fair value of the shares of XEON common stock and accrued interest. All dissenters whose demands remain unsettled would be made a party to such proceeding, which would be conducted in the district court of Douglas County, Nevada. If First Security fails to do so, it would be required under sec. 92A.490 to pay the amount demanded to each dissenter whose demand remains unsettled. Dissenters would be entitled to a judgment

     - for the amount determined by the district court to represent the fair value of their shares, plus accrued interest, less any amount paid pursuant to sec. 92A.460 of the Nevada Revised Statutes; or

     - for the amount determined by the district court to represent the fair value of shares acquired on or after the December 30, 1998 Announcement Date, plus accrued interest, if and to the extent First Security withheld payment for those shares under sec. 92A.470.

NEVADA REVISED STATUTES SEC. 92A.500

     The district court would assess the costs of the proceedings against First Security, unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess against First Security or the dissenters the fees and expenses of counsel and experts for the respective parties, in the amount the court finds equitable.

   THE REQUIRED DISSENTERS RIGHTS' PROCEDURE MUST BE FOLLOWED EXACTLY OR ANY
                        DISSENTERS' RIGHTS MAY BE LOST.

                        INFORMATION ABOUT FIRST SECURITY

GENERAL

     First Security is a Delaware-incorporated, multi-bank holding company headquartered in Salt Lake City, Utah. At December 31, 1998, First Security and its subsidiaries had total consolidated assets, deposits, and stockholders' equity of $21.7 billion, $12.7 billion and $1.6 billion, respectively. Its main executive offices are located at 79 South Main Street, Salt Lake City, Utah 84111, telephone 801-246-6000.

     The principal assets of First Security are all of the capital stock of First Security Bank, N.A. and First Security Bank of New Mexico, N.A., both of which provide a broad range of banking, fiduciary, and other financial services. Based on assets of approximately $15.0 billion at June 30, 1998, First Security Bank, N.A. was ranked the 52nd largest commercial bank in the United States, and is the largest bank in the State of Utah and the second largest bank in the State of Idaho. First Security Bank, N.A. also has offices in Oregon and Wyoming. At December 31, 1998 First Security Bank, N.A. had 244 branches. Based on deposits of $1.1 billion at December 31, 1997, First Security Bank of New Mexico, N.A. was ranked the 3rd largest bank in the State of New Mexico, and the second largest in the Albuquerque market. It currently has 34 branches.

     First Security also owns 100% of the outstanding capital stock of First Security Bank of Nevada, a Nevada state bank, 100% of the shares of First Security Bank of Southern New Mexico, N.A., a national bank headquartered in Las Cruces, New Mexico, and 100% of the outstanding shares of First Security Bank of California, N.A., a national bank headquartered in Irvine, California. In addition, First Security has entered into an Agreement and Plan of Reorganization to acquire Comstock Bancorp, a bank holding company located in Reno, Nevada, and its wholly owned subsidiary, Comstock Bank, for a total amount of $65 million payable in shares of First Security common stock and cash. Assuming shareholder and federal regulatory agency approval, the Comstock Bancorp merger is expected to close before or at about the same time as the present transaction. Along with the banking organizations, First Security also directly or indirectly owns the stock of various nonbank companies engaged in businesses related to banking and finance, including management services, securities brokerage, equipment leasing, insurance and investment management, mutual funds, and a small business investment company. One of the nonbank companies, First Security Van Kasper, is an investment banking company that was only recently acquired by First Security on February 12, 1999.

     In addition to its equity investment in subsidiaries, First Security directly or indirectly raises funds principally to finance the operations of its nonbank subsidiaries. A substantial portion of First Security's annual income is typically derived from dividends directly from its bank and nonbank subsidiaries, and from interest on loans to First Security's nonbank subsidiaries.

COMPETITION

     As noted above, First Security Bank, N.A. is the largest bank in Utah, the second largest bank in Idaho, the 6th largest bank in Oregon, and the 5th largest bank in Wyoming. As also noted, First Security Bank of New Mexico, N.A. is the third largest bank in New Mexico (second largest in Albuquerque). In California, Nevada, and

Southern New Mexico, First Security's banks are smaller, more localized competitors, with competition coming from a variety of larger banks and credit unions.

     First Security's banks compete with other banking organizations in the states in which they operate on the basis of price, service and convenience. Other types of financial institutions, such as savings banks, savings and loan associations, and credit unions offer a wide range of deposit and loan services (including commercial loans) and, in some instances, fiduciary services. First Security's banks also compete with brokerage firms and mutual funds, which provide the substantial equivalent of checking accounts, credit cards and similar devices that strongly resemble deposit products. Major retailers compete for loans by offering credit cards and retail installment contracts. It is anticipated that competition from nonbank organizations will continue to grow.

DESCRIPTION OF FIRST SECURITY'S CAPITAL STOCK

     The following statements are brief summaries of the material provisions relating to First Security's preferred stock and First Security common stock and are qualified in their entirety by the provisions of First Security's Certificate of Incorporation, which has been filed with the Securities and Exchange Commission. (See, "Comparative Rights of Stockholders.")

     PREFERRED STOCK. The Certificate of Incorporation authorizes the issuance of 400,000 shares of preferred stock with no par value ("Preferred Stock"). On December 31, 1998, there were 9,208 shares of $3.15 Cumulative Convertible Preferred Stock, Series "A" (the "Series A Preferred Stock") outstanding. Holders of Series A Preferred Stock have the right to receive semi-annual dividends at the annual rate of $3.15 per share. Such right is cumulative and such dividends are payable before dividends may be paid on the First Security common stock. The Series A Preferred Stock is convertible into the First Security common stock at a ratio of 41.00625 shares of First Security common stock for each share of Series A Preferred Stock. This conversion right is subject to adjustment in certain events to protect against dilution of the conversion rights attached to the Series A Preferred Stock. In the event of a liquidation, dissolution or winding up of First Security, the holders of Series A Preferred Stock are entitled to receive cash value of $52.50 per share plus unpaid accumulated preferred dividends before any distribution is made to holders of the First Security common stock. First Security may, at the option of the Board of Directors, redeem the whole or any part of the outstanding Series A Preferred Stock at the redemption price of $52.50 per share plus unpaid accumulated preferred dividends.

     Holders of First Security's Series A Preferred Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Voting for the election of directors is not cumulative. If at any time four or more semi-annual dividends on the Series A Preferred Stock are in default, in whole or in part, the holders of the Series A Preferred Stock as a class will be entitled to elect four directors and the holders of the First Security common stock will be entitled to elect the remaining directors. Holders of any additional Preferred Stock hereafter issued may have such full or limited voting rights as are provided by the Board of Directors.

     The Board of Directors of First Security is authorized by the Certificate of Incorporation to provide, without further stockholder action, for the issuance of one or more series of preferred stock. The Board of Directors has the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions. Holders of preferred stock have no pre-emptive rights. The Series A Preferred Stock is not publicly traded.

     COMMON STOCK. First Security is authorized to issue 600,000,000 shares of First Security common stock with a par value of $1.25 per share. As of December 31, 1998, there were outstanding 186,712,124 (net of Treasury Stock) shares of First Security common stock. (See, "First Security Corporation Selected Financial Data, at page 16.) In addition, in connection with the acquisition of Van Kasper & Company on February 12, 1999, First Security issued 3,337,634 shares of First Security common stock to former shareholders of Van Kasper & Company. First Security has also agreed to issue not more than approximately 2,000,000 and not less than approximately 1,500,000 shares of common stock to shareholders of Comstock Bancorp in exchange for their Comstock shares assuming that such shareholders and federal regulators approve the Comstock acquisition. Payment of dividends on the First Security common stock is subject to the prior rights of First Security's outstanding Series A Preferred Stock.

     The holders of First Security common stock are entitled to voting rights for the election of directors and for other purposes, subject to the voting rights of the holders of Preferred Stock conferred by law and to the specific voting rights granted to each series of Preferred Stock and to voting rights which may in the future be granted to subsequently created series of Preferred Stock.

     Holders of First Security common stock are entitled to receive dividends when and if declared by the Board of Directors of First Security out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of First Security's Series A Preferred Stock and any other series of Preferred Stock hereafter authorized, to receive pro rata the net assets of First Security. First Security common stock has no pre-emptive or conversion rights.

     STOCKHOLDER RIGHTS PLAN. As of August 28, 1990, First Security adopted a Stockholder Rights Agreement ("the Plan") and the Board of Directors of First Security on that date (a) declared a dividend of one "Right" for each share of Common Stock held of record as of the close of business on September 8, 1989, and (b) authorized the issuance of one Right to attach to each share of Common Stock issued after September 8, 1989, and prior to the occurrence of certain events described in the Plan. The Rights are attached to all Common Stock certificates that were outstanding on September 8, 1989, or have been issued since that date (including the shares of First Security common stock to be issued to XEON stockholders), and no separate Rights Certificates have been or will be distributed until the occurrence of certain events described in the Rights Agreement. Until such separation, no Right may be exercised or traded separately from the Common Stock certificate to which it is attached. Following separation, the Rights may, depending upon the occurrence of certain events described in the Rights Agreement, entitle the holders thereof to either purchase or receive additional shares of Common Stock. Technical amendments were made to the Plan twice between 1989 and October 28, 1998. The Rights will expire at the close of business on August 28, 1999, unless earlier redeemed by First Security in accordance with the terms of the Plan.

     On October 26, 1998, First Security amended the price at which a registered holder would be entitled to purchase from First Security one one-thousandth of a share of First Security's Junior Series B Preferred Stock, without par value. The Exercise Price had formerly been set at $100 per right (before adjustment for First Security's 1991, 1992,

1996, 1997 and 1998 3-for-2 stock splits, or $13.17 after split adjustments), and has been amended so as to be set at $85 per right (after adjustment for such stock splits).

     The Board also adopted a new plan with legal and technical innovations over the Plan (the "Successor Rights Plan") in its action on October 26, 1998. The Successor Rights Plan will take effect upon the expiration of the existing rights on August 28, 1999. There is no material difference between the Plan, as now amended, and the Successor Rights Plan that will be effective upon the expiration of the Plan. In connection with the Successor Rights Plan, the Board declared a dividend of one right (a "Successor Right") for each outstanding share of common stock payable on August 28, 1999 to the stockholders of record as of that date.

     First Security's rights plans are designed to protect the interests of First Security's stockholders in the event of an unsolicited attempt to acquire First Security, including a gradual accumulation of shares in the open market. First Security believes that these plans provide protection against a partial or two-tier tender offer that does not treat all stockholders equally and against other coercive takeover tactics which could impair First Security's Board of Directors' ability to represent First Security's stockholders fully. Management believes that the Rights should also deter any attempt by a controlling stockholder to take advantage of First Security through self-dealing transactions. First Security's rights plans are not intended to prevent a takeover of First Security. Issuing the Rights has no dilutive effect, does not affect reported earnings per share, and does not change the way in which First Security's shares are traded. However, the exercise of Rights by some but not all of First Security's stockholders would have a dilutive effect on nonexercising stockholders. Moreover, some may argue that the Plan has the potential for "entrenching" current management by allowing current voting stockholders to increase their voting shares, thus making a tender offer more difficult and costly.

     Shares of First Security common stock do not have cumulative voting rights.

     First Security common stock is not subject to redemption by either First Security or a stockholder, but there is no restriction on the repurchase by First Security of shares of First Security common stock except for certain regulatory limits.

     First Security's Certificate of Incorporation provides that, in general, an affirmative vote of not less than 80% of the outstanding shares of First Security common stock is required to approve or authorize certain major corporate transactions involving First Security and holders of more than 10% of the First Security common stock (including certain mergers, substantial dispositions of assets, liquidation or dissolution, or recapitalization). The 80% vote is not required in some such circumstances, including certain transactions which have been approved in advance by a majority of the Board of Directors, or where holders of First Security common stock receive a price per share that satisfies the fairness criteria set forth in the Certificate of Incorporation.

                             INFORMATION ABOUT XEON

GENERAL

     XEON was incorporated on February 13, 1998 for the purpose of becoming the holding company for Nevada Banking Company. The holding company reorganization was completed on October 15, 1998. XEON is a corporate entity legally separate and distinct from Nevada Banking Company. However, a bank holding company is expected to act as a source of financial strength to its subsidiary bank or banks, according to policy of the Board of Governors of the Federal Reserve System. (See, "Supervision and Regulation -- Regulation of Bank Holding Companies.") The principal source of XEON's income is dividends from its wholly owned subsidiary, Nevada Banking Company. There are certain regulatory restrictions on the extent to which Nevada Banking Company may pay dividends or otherwise provide funds to XEON. (See, "Supervision and Regulation -- Limits on Dividends and Other Payments.") Currently, XEON has no operations independent of Nevada Banking Company.

     Nevada Banking Company was chartered as a Nevada banking corporation in 1980, and its first banking office opened in Stateline, Nevada in 1981. Nevada Banking Company has grown by opening two new offices in attractive markets, hiring experienced bankers and building relationships with local businesses. By the end of 1998, Nevada Banking Company had grown to approximately $128 million in total assets, total deposits of $116 million and stockholders' equity of $10 million. On December 31, 1998, Nevada Banking Company's Tier 1 capital ratio was 11.2%, its ratio of non-performing assets to total assets was 0.47% and the ratio of Nevada Banking Company's allowance for loan losses to total loans was 1.49%. At December 31, 1998, XEON and Nevada Banking Company exceeded all regulatory capital requirements.

     Nevada Banking Company provides a focused core of banking services, primarily for individuals and small to medium-sized businesses. Nevada Banking Company makes commercial loans to small and medium-sized businesses located in the market area, as well as secured loans for residential and commercial real estate construction, consumer installment loans, including home equity loans, and a variety of other loans and lease financing.

     Nevada Banking Company offers a broad array of deposit products, including checking and savings accounts and certificates of deposit. Although it attempts to be competitive with other financial institutions, Nevada Banking Company generally sets its interest rates on deposits based on those offered by the leading commercial banks in the area, rather than those offered by the leading thrift institutions.

     Nevada Banking Company also maintains relationships with correspondent banks and other independent financial institutions to provide other services as requested by customers, including loan participations in circumstances in which the requested loan amount exceeds Nevada Banking Company's legal lending limit.

MARKET AREA AND COMPETITION

     Nevada Banking Company operates in Douglas and Washoe Counties in western Nevada, including communities surrounding Lake Tahoe. Most of Nevada, including the Lake Tahoe area, has experienced rapid growth in recent years, a product of a strong business climate, increased recreational activity and the associated increases in local population and service businesses. Reno in Washoe County is Nevada's second-largest city. Home to seven major casinos and resorts, the local economy in Nevada Banking Company's market area as a whole is highly dependent on the gaming and tourism industries, although portions of Nevada Banking Company's market area, including Gardnerville, are less dependent on tourism and recreation than others. The Gardnerville area has a more diversified local economy, with a variety of light manufacturing and service-based businesses. In addition, state and local authorities are placing increasing emphasis on development of industrial and manufacturing capabilities.

     Nevada Banking Company's business is somewhat more seasonal than a typical bank operating in other areas. Nevada Banking Company experiences its strongest loan growth in mid to late summer of each year, principally because weather conditions make construction difficult at other times and because commencement of new construction between October 15th and May 15th is prohibited in the Lake Tahoe basin. Deposits are somewhat seasonal as well, increasing with recreational activity and tourism during the summer and winter months. The Gardnerville office is less subject to seasonality in its deposit and lending activity than the Lake Tahoe banking offices (the Stateline and Incline Village offices).

     The principal competitors of Nevada Banking Company within its market area are other commercial banks, many of which have significantly greater financial and other resources than Nevada Banking Company has and are therefore able to offer more financial services than Nevada Banking Company can offer. In recent years, competition has also come from mortgage banking companies, insurance companies, securities firms and other non-FDIC-insured financial institutions. Additionally, consolidation of the financial institutions industry in recent years has increased the level of competition. Some of the competitors offer products and services that are not offered by Nevada Banking Company. Some of the competitors are not subject to the same kind and amount of regulatory restrictions and supervision to which Nevada Banking Company is subject. Because Nevada Banking Company is a community bank that is considerably smaller than other commercial lenders in the area, Nevada Banking Company's legal lending limit does not allow it to make commercial loans in amounts many competitors can offer. To mitigate risks of loan concentration and take advantage of lending opportunities for loans that exceed applicable lending limits of Nevada Banking Company, from time to time Nevada Banking Company accommodates loan volumes in excess of its lending limit through the sale of participations in loans to other financial institutions.

     Nevada Banking Company competes for loans principally through responsiveness to customers and its ability to communicate effectively with them and understand and address their needs. Nevada Banking Company competes for deposits principally by offering customers personal attention, a variety of banking services, attractive rates and strategically located banking facilities. Nevada Banking Company seeks to provide high quality banking service to professionals and small and mid-sized businesses, as well as individuals, emphasizing quick and flexible responses to customer demands.

LENDING ACTIVITIES

     Nevada Banking Company's primary lending activities are the origination of
(i) commercial loans, (ii) real estate construction loans, (iii) consumer installment loans, including home equity loans, (iv) residential real estate mortgage loans, and (v) other loans. Management believes that one of Nevada Banking Company's strengths is its substantial experience with short-term financing, including both residential and commercial construction lending. Although Nevada Banking Company occasionally makes residential construction loans on a speculative basis (meaning construction begins and construction financing is obtained before the house is sold), the majority of Nevada Banking Company's construction loans represent financing of pre-sold projects. The majority of Nevada Banking Company's commercial construction loans relate to owner-occupied properties.

     LOAN PORTFOLIO COMPOSITION AND ACTIVITY. The following tables set forth the composition of the loan portfolio in dollar amounts and in percentages at December 31, 1998 and 1997, along with a reconciliation to loans receivable, net.

                                                       AT DECEMBER 31,
                                        ----------------------------------------------
                                                1998                     1997
                                        ---------------------    ---------------------
                                          AMOUNT      PERCENT      AMOUNT      PERCENT
                                        -----------   -------    -----------   -------
Type of loan:
  Commercial..........................  $46,953,721    54.82%    $35,050,538    50.22%
  Real estate -- construction.........   24,704,672    28.84      18,103,268    25.94
  Consumer............................    7,569,638     8.84       9,536,777    13.67
  Real estate -- mortgage.............    2,011,627     2.35       2,463,058     3.53
  Other loans.........................    6,013,030     7.02       6,148,236     8.81
                                        -----------   ------     -----------   ------
Total loans...........................   87,252,688   101.87      71,351,877   102.17
Less:
  Undisbursed loans in progress.......            0        0               0        0
  Unamortized loan origination fees,
     net..............................      296,185      .35         324,955      .39
  Allowance for loan losses...........    1,298,099     1.52       1,239,662     1.78
                                        -----------   ------     -----------   ------
Net loans.............................  $85,658,404   100.00%    $69,787,260   100.00%
                                        ===========   ======     ===========   ======

     The following table presents maturity information for the loan portfolio at December 31, 1998. The table does not include prepayments or scheduled principal repayments. Adjustable-rate mortgage loans are shown as maturing based on contractual maturities.

                                       REAL ESTATE                    REAL        OTHER
                         COMMERCIAL    CONSTRUCTION    CONSUMER      ESTATE       LOANS         TOTAL
                         -----------   ------------   ----------   ----------   ----------   -----------
Amount Due:
  Within 3 months......  $ 7,288,388   $ 7,699,047    $1,217,345   $   12,316   $  893,122   $17,110,218
  3 months to 1 year...   11,301,434    14,038,574     2,338,431      152,179    1,060,773    28,891,391

After 1 year:
  1 to 3 years.........    9,732,365     2,392,376     3,230,379    1,826,708    4,012,438    21,194,266
  3 to 5 years.........    5,324,927       194,675       467,534       10,539       46,697     6,044,372
  Over 5 years.........   13,306,607       380,000       315,949        9,885            0    14,012,441
                         -----------   -----------    ----------   ----------   ----------   -----------
Total due after 1
  year.................  $28,363,899   $ 2,967,051    $4,013,862   $1,847,132   $4,059,135   $41,251,079
                         -----------   -----------    ----------   ----------   ----------   -----------
Total amount due.......  $46,953,721   $24,704,672    $7,569,638   $2,011,627   $6,013,030   $87,252,688
                         ===========   ===========    ==========   ==========   ==========   ===========

     The following table shows the dollar amount of all loans due after December 31, 1998 that have pre-determined interest rates and the dollar amount of all loans due after December 31, 1998 that have floating or adjustable interest rates.

                                                          FLOATING OR
                                          FIXED RATES   ADJUSTABLE RATES      TOTAL
                                          -----------   ----------------   -----------
Commercial..............................  $15,934,038     $31,019,683      $46,953,721
Real estate -- construction.............   15,906,742       8,797,930       24,704,672
Consumer................................    7,376,377         193,261        7,569,638
Real estate -- mortgage.................    1,763,374         248,253        2,011,627
Other loans.............................      330,770       5,682,260        6,013,030
                                          -----------     -----------      -----------
          Total.........................  $41,311,301     $45,941,387      $87,252,688
                                          ===========     ===========      ===========

     COMMERCIAL LOANS. Nevada Banking Company originates revolving loans for operating and working capital support and term loans for commercial enterprises in Nevada Banking Company's market area. Nevada Banking Company's commercial loan portfolio consists of various types of loans to small businesses operating in Nevada Banking Company's market area, including equipment financing, mortgages on owner-occupied buildings and commercial lines of credit.

     At December 31, 1998, commercial loans that were more than 90 days' delinquent or nonaccruing totaled $460,263 in aggregate outstanding balances, or 0.98% of the commercial loan portfolio.

     REAL ESTATE LOANS -- CONSTRUCTION LOANS. Nevada Banking Company originates several different types of loans that it categorizes as construction loans, including (i) residential construction loans to borrowers who will occupy the premises upon completion of construction, (ii) residential construction loans to builders, (iii) commercial construction loans and (iv) real estate acquisition and development loans. Because of the complex nature of construction lending, these loans are generally recognized as having a higher degree of risk than other forms of real estate lending. The term of Nevada Banking Company's construction loans are believed by management to be longer than average, principally as a result of weather conditions in the market area and the large loan amounts associated with residential construction projects.

     Nevada Banking Company is active in lending on single-family residences to borrowers who will occupy the home following completion of construction, or "owner-built" construction. These loans are typically made with a nine- to 15-month construction term. These owner-built construction loans are made with both fixed and adjustable interest rates. Upon completion of construction, borrowers typically receive permanent mortgage loans from permanent mortgage lenders to liquidate the construction loan.

     Nevada Banking Company also lends to builders for the construction of single-family residences as models or under contract for sale. Builder construction loans are typically six to nine months in duration, and are usually made with adjustable interest rates from one to one and one-half percent above Nevada Banking Company's prime rate.

     Nevada Banking Company makes construction loans to individuals and businesses for the purpose of constructing commercial properties. These loans are ordinarily made with a six- to twelve-month construction term. Upon completion of construction, borrowers typically receive permanent mortgage loans from permanent mortgage lenders to liquidate the construction loan. Adjustable-rate commercial construction loans generally are made with interest rates that adjust every three to five years. Variable-rate commercial construction loans generally are made with interest rates that vary according to changes in Nevada Banking Company's prime rate, with interest rates ranging generally from one-half to one point over prime.

     At December 31, 1998, there were no construction loans that had outstanding balances more than 90 days' delinquent or nonaccruing.

     CONSUMER LOANS. Nevada Banking Company offers several consumer loan products: home equity loans, installment loans and overdraft protection for checking account depositors. The bank does not currently do any indirect lending.

     Nevada Banking Company's home equity loan policy generally allows for a loan of up to 80% of a property's appraised value less the principal balance of the outstanding first mortgage loan. The interest rate generally ranges from one-half to one and one-half percentage points over the prime rate, depending on the size of the loan. Home equity loans are repayable monthly, with the monthly payment calculated as 0.56% of the outstanding balance plus accrued interest. Nevada Banking Company's home equity loans are generally written with three-year maturities.

     In addition to home equity loans, Nevada Banking Company offers installment loans for the purchase of automobiles and other consumer purposes. The bank lends for the purchase of both new and used automobiles, generally requiring a minimum down payment of 15% from the borrower for a new car purchase and a minimum of 20% down payment for a used car purchase. Installment loans are made for other consumer purposes, generally on a secured basis, with fixed interest rates and terms ranging from one to ten years.

     Nevada Banking Company underwrites consumer loans in a manner designed to assure compliance with applicable regulations and the bank's underwriting standards. Payment history on applicants is very important on these smaller loans, and is checked through in-house records as well as credit bureaus. On automobile loans, the value of the collateral is checked through the N.A.D.A. book (the "blue book") or another valuation service. The borrower's income must be adequate to cover all of his or her debt payments and other monthly payment obligations, including the proposed loan.

     At December 31, 1998, Nevada Banking Company had approximately $7,569,638 in its consumer loan portfolio, which was 8.68% of total loans. Consumer loans totaling approximately $36,000 were over 90 days' delinquent or nonaccruing on that date.

     REAL ESTATE LOANS -- MORTGAGE. A portion of Nevada Banking Company's lending consists of origination of interim real estate mortgage loans secured by 1-to-4 family real estate located within the primary market area. Nevada Banking Company does not originate any permanent 1-to-4 family mortgage loans. All real estate mortgage loans originated by Nevada Banking Company are short term in nature, primarily secured by residential properties. Management believes these loans allow Nevada Banking Company to earn attractive yields and fees prior to borrowers obtaining permanent financing.

     Nevada Banking Company generally makes loans of up to 80% of the value of the real estate and improvements securing such loans (the "loan-to-value" or "LTV" ratio) on 1-to-4 family real estate. The bank's typical debt-to-income ratio guideline for residential real estate mortgage loan approval is 28% housing expense-to-income, and 36% total debt-to-income.

     There were no loans at December 31, 1998 secured by residential real estate that had outstanding balances more than 90 days' delinquent or nonaccruing.

     OTHER LOANS. Nevada Banking Company also provides financing to acquire residential and commercial building lots and provides loan facilities to develop real estate for resale.

     At December 31, 1998, Nevada Banking Company had approximately $6,013,030 of other loans, representing 6.89% of total loans. There were no loans in the other-loan category over 90 days' delinquent or nonaccruing on December 31, 1998.

     LOAN SOLICITATION AND PROCESSING. Loan originations are developed from a number of sources, including continuing business with depositors, other borrowers and real estate developers, solicitations by Nevada Banking Company personnel and walk-in customers.

     When a loan request is made, Nevada Banking Company reviews the application, as well as credit bureau reports, appraisals, financial information, verifications of income, and other documentation concerning the creditworthiness of the borrower, as applicable to each loan type. The bank's underwriting guidelines are set by senior management at the home office. Loan applications are generally processed and underwritten at the home office.

     At the time of an application for a residential mortgage loan, an appraisal of the property and borrower credit report are ordered. In addition, the borrower's employment, income and financial information are obtained and verified. When all of the necessary information is received, the information is reviewed and analyzed with reference to Nevada Banking Company's underwriting worksheet, which includes pertinent data such as debt-to-income ratios, the loan-to-value ratio, credit history highlights and details concerning funds available for down payment and closing costs. Depending on the size of the loan applied for, final approval is given by senior management or the Loan Committee.

     At the time of application for a commercial loan, the commercial loan officer will obtain financial information of the borrower, including business financial statements and, as appropriate, personal financial statements and income tax records. In those circumstances in which real estate will serve as collateral for the commercial loan, an appraisal is ordered as well. Credit reports are obtained for individual borrowers and business borrowers. If the borrower has had previous borrowings from or deposit accounts with Nevada Banking Company, payment and balance histories are reviewed as well. The commercial loan officer analyzes the financial information and assesses the borrower's ability to repay the proposed loan. The commercial loan officer will also generally visit the business location or, in the case of real estate, inspect the property.

     INCOME FROM LENDING ACTIVITIES. Nevada Banking Company earns interest and fee income from its lending activities. The bank receives fees for originating loans, which fees, net of origination costs, are amortized over the life of the respective loan. Nevada Banking Company also receives loan fees related to existing loans, including late charges. Income from loan origination and commitment fees and discounts varies with the volume and type of loans and commitments made and with competitive and economic conditions. Note 1 to the Consolidated Financial Statements included herein contains a discussion of the manner in which loan fees and income are recognized for financial reporting purposes.

NONPERFORMING LOANS

     A loan is considered by Nevada Banking Company to be nonperforming when it is 90 days' or more delinquent or, if sooner, when the bank has determined that repayment of the loan in full is unlikely. Late charges on residential mortgages are assessed if a payment is not received by the 15th day after the due date. Immediately thereafter, any borrower whose payment was not received by this time is mailed a past due notice.

     When an advanced stage of delinquency appears on a real estate-secured loan (generally about the 60th day of delinquency) and if repayment cannot be expected within a reasonable amount of time or a repayment agreement has not been entered into, Nevada Banking Company will provide the borrower with a counseling letter detailing potential foreclosure proceedings. As of December 31, 1998, loans totaling approximately $496,000, or 0.58% of the total net loan portfolio, were 90 days or more past due. As of December 31, 1998, the ratio of nonperforming assets to total assets was 0.47%.

     On December 31, 1998 Nevada Banking Company held approximately $98,000 of real estate and other repossessed collateral acquired as a result of foreclosure, voluntary deed, or other means. When the bank obtains such real estate, it is classified as "other real estate owned" until it is sold. When property is so acquired, it is recorded at the lower of cost (the unpaid principal balance at the date of acquisition plus foreclosure and other related costs) or fair value. Any subsequent write-down resulting therefrom is charged to expense. Generally, unless the property is a one- to four-family residential dwelling and well collateralized, interest accrual ceases in 90 days (but no later than the date of acquisition) and the loan is classified as nonperforming. All costs incurred from that date in maintaining the property are expensed. "Other real estate owned" is appraised during the foreclosure process, prior to the time of acquisition. Losses are recognized for the amount by which the book value of the related mortgage loan exceeds the estimated net realizable value of the property.

     Not categorized as nonperforming loans are certain potential problem loans that management believes are adequately secured and for which no material loss is expected, but as to which certain circumstances could cause the borrowers to be unable to comply with the existing loan repayment terms at some future date. At December 31, 1998 potential problem loans totaled approximately $588,376.

     Nevada Banking Company had nonaccrual loans totaling $496,263 at December 31, 1998 and $11,927 at December 31, 1997. Interest income that would have been recognized if such loans had performed in accordance with contractual terms totaled $55,686 for the year ended December 31, 1998, and $1,658 for the year ended December 31, 1997. Interest income of $38,202 was recognized on such loans during 1998.

     The following table summarizes nonperforming assets by category.

                                                                 DECEMBER 31,
                                                          --------------------------
                                                             1998           1997
                                                          -----------    -----------
Commercial:
  Nonaccrual............................................  $   460,263    $         0
  Past due 90 days or more(1)...........................            0              0
Real estate -- construction:
  Nonaccrual............................................            0              0
  Past due 90 days or more(1)...........................            0              0
Consumer:
  Nonaccrual............................................       36,000         11,927
  Past due 90 days or more(1)...........................            0              0
Real estate -- mortgage:
  Nonaccrual............................................            0              0
  Past due 90 days or more(1)...........................            0              0
Other loans and leases:
  Nonaccrual............................................            0              0
  Past due 90 days or more(1)...........................            0              0
                                                          -----------    -----------
          Total nonperforming loans.....................      496,263         11,927
Other real estate owned.................................       97,913        198,241
                                                          -----------    -----------
          Total nonperforming assets....................  $   594,176    $   210,168
                                                          ===========    ===========
Loans outstanding, net..................................  $85,658,404    $69,787,260
Allowance for loan losses to total loans................         1.49%          1.74%
Nonperforming loans to total loans, net.................         0.58%          0.02%
Nonperforming assets to total assets....................         0.47%          0.20%
Nonperforming loans to allowance for loan losses........        38.23%          0.96%

-------------------------
(1) Represents accruing loans delinquent greater than 90 days which are considered to be well secured by management and in the process of collection.

     ALLOWANCE FOR LOAN LOSSES. The amount of the allowance for loan losses is based on management's analysis of risks inherent in the various segments of the loan portfolio, management's assessment of known or potential problem credits that have come to management's attention during the ongoing analysis of credit quality, historical loss experience, current and anticipated economic conditions and other factors. If actual circumstances and losses differ substantially from management's assumptions and estimates, such allowance for loan losses might not be sufficient to absorb all future losses, and net earnings could be adversely affected. Loan loss estimates are reviewed periodically, and adjustments, if any, are reported in earnings in the period in which they become known. In addition, Nevada Banking Company maintains a portion of the allowance to cover potential losses due to contingencies that have not been specifically identified.

     Although management believes that it uses the best information available to make such determinations and that the allowance for loan losses is adequate at December 31, 1998, future adjustments to the allowance may be necessary, and net earnings could be affected, if circumstances or economic conditions differ substantially from the assumptions used in making the initial determinations. A downturn in the local economy and employment could result in increased levels of nonperforming assets and charge-offs, increased provisions for loan losses and reductions in income. Additionally, as an integral part of the examination process bank regulatory agencies periodically review Nevada Banking Company's allowance for loan losses. The banking agencies could require the recognition of additions to the allowance based on their judgment of information available to them at the time of their examination.

     The following is a summary of Nevada Banking Company's loan loss experience and selected ratios for the periods presented.

                                                         YEAR ENDED DECEMBER 31,
                                                        --------------------------
                                                           1998           1997
                                                        -----------    -----------
Allowance for loan losses (beginning of period).......  $ 1,239,662    $   968,074
Loans charged off:
  Commercial..........................................       21,537         13,979
  Real estate -- construction.........................            0              0
  Consumer............................................        5,662          1,766
  Real estate -- mortgage.............................            0              0
  Other loans and leases..............................            0              0
                                                        -----------    -----------
          Total loans charged off.....................       27,199         15,745
Recoveries of loans previously charged off:
  Commercial..........................................        4,867          5,587
  Real estate -- construction.........................            0              0
  Consumer............................................        5,769          1,746
  Real estate -- mortgage.............................            0              0
  Other loans and leases..............................            0              0
                                                        -----------    -----------
          Total recoveries............................       10,636          7,333
                                                        -----------    -----------
Net loans charged off.................................       16,563          8,412
                                                        -----------    -----------
Provision for loan losses.............................       75,000        280,000
                                                        -----------    -----------
Allowance for loan losses (end of period).............  $ 1,298,099    $ 1,239,662
                                                        ===========    ===========
Loans outstanding:
  Average net.........................................  $80,496,134    $62,413,786
  End of period, net..................................  $85,658,404    $69,787,260
Ratio of allowance for loan losses to loans
  outstanding at end of period........................         1.52%          1.78%

     The following table sets forth an analysis of Nevada Banking Company's allowance for loan losses at December 31, 1998 and 1997. Nevada Banking Company's allowance is established based upon an assessment of individual watch list loans with inherent weaknesses. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses that may occur within the loan category because the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio, as such an unallocated reserve has been so designated. The allocation of the loan loss allowance set forth in the following table has been prepared by Nevada Banking Company solely for purposes of presentation in this Prospectus/Proxy Statement. For purposes of this presentation, Nevada Banking Company's general loan loss allowance has been allocated to the various loan categories according to a weighting formula that is based upon the composition of Nevada Banking Company's loan portfolio.

                                       DECEMBER 31, 1998          DECEMBER 31, 1997
                                    ------------------------   ------------------------
                                    ALLOCATED    LOAN TYPE/    ALLOCATED    LOAN TYPE/
            LOAN TYPE                RESERVE     TOTAL LOANS    RESERVE     TOTAL LOANS
            ---------               ----------   -----------   ----------   -----------
Commercial........................  $  550,414       42.4%     $  444,293       35.9%
Real estate -- construction.......     232,415       17.9         205,832       16.6
Consumer..........................     106,519        8.2         176,624       14.2
Real estate -- mortgage...........      16,289        1.3          27,475        2.2
Other.............................     157,462       12.1         175,438       14.2
Unallocated.......................     235,000       18.1         210,000       16.9
                                    ----------      -----      ----------      -----
                                    $1,298,099      100.0%     $1,239,662      100.0%
                                    ==========      =====      ==========      =====

     CLASSIFIED ASSETS. FDIC regulations governing classification of assets require nonmember commercial banks, including Nevada Banking Company, to classify their own assets and to establish appropriate general and specific allowances for losses, subject to FDIC review. These regulations are designed to encourage management to evaluate assets on a case-by-case basis and to discourage automatic classifications. Assets classified as watch, substandard or doubtful must be evaluated by management to determine a reasonable general loss reserve, which is included in total capital for purposes of the bank's risk-based capital requirement but which is not included in Tier 1 capital or in capital under generally accepted accounting principles. Assets classified as loss must either be written off or reserved for by a specific allowance, which is not counted toward capital for purposes of any of the regulatory capital requirements. As of December 31, 1998 assets classified as:

     - watch totaled $420,591,

     - assets classified as substandard totaled $664,048,

     - assets classified as doubtful totaled $0, and

     - assets classified as loss totaled $0,

     for aggregate classified assets of $1,084,639.

INVESTMENTS

     Investment securities provide a return on residual funds after lending activities. Investments may be in interest-bearing deposits, U.S. Government and agency obligations, state and local government obligations and government-guaranteed, mortgage-backed securities. XEON and Nevada Banking Company generally do not invest in securities that are rated less than investment grade by a nationally recognized statistical rating organization. A goal of XEON's and Nevada Banking Company's investment policy is to limit interest-rate risk.

     All securities-related activity is reported to the Board of Directors. General changes in investment strategy are required to be reviewed and approved by the Board. Senior management can purchase and sell securities in accordance with XEON's and Nevada Banking Company's stated investment policy.

     The following table sets forth the amortized cost of XEON's investment portfolio at the dates indicated.

                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------
                                                           1998          1997
                                                        -----------   -----------
AVAILABLE FOR SALE:
U.S. Treasury and other U.S. Government agency
  obligations.........................................  $14,662,704   $12,239,182
Municipal securities..................................    6,999,531     6,611,665
Equity securities.....................................      390,300       312,831
                                                        -----------   -----------
          Total.......................................  $22,052,535   $19,163,678
                                                        ===========   ===========

     The following table reflects maturities of the investment securities at December 31, 1998, all of which are available for sale.

                                           DUE IN ONE YEAR       DUE AFTER ONE YEAR
                                               OR LESS           THROUGH FIVE YEARS
                                        ---------------------   ---------------------
                                                     WEIGHTED                WEIGHTED
                                                     AVERAGE                 AVERAGE
                                          AMOUNT      YIELD       AMOUNT      YIELD
                                        ----------   --------   ----------   --------
AVAILABLE FOR SALE:
  Municipals..........................  $        0        0%    $1,221,672    7.531%*
U.S. Treasury and other U.S Government
  agency obligations..................   3,219,025     5.47      5,909,758    6.128
Equity Securities.....................     390,300     5.76              0        0
                                        ----------     ----     ----------    -----
          Total.......................  $3,609,325     5.50%    $7,131,430     6.37%
                                        ==========              ==========

-------------------------
* tax-equivalent yield

                        DUE AFTER FIVE YEARS
                          THROUGH TEN YEARS       DUE AFTER TEN YEARS
                        ---------------------    ---------------------
                                     WEIGHTED                 WEIGHTED
                                     AVERAGE                  AVERAGE
                          AMOUNT      YIELD        AMOUNT      YIELD         TOTAL
                        ----------   --------    ----------   --------    -----------
AVAILABLE FOR SALE:
  Municipals..........  $4,261,781    7.257%*    $1,516,078    7.175%*    $ 6,999,531
U.S. Treasury and
  other U.S Government
  agency
  obligations.........   2,931,207    6.313%      2,602,714    7.227%      14,662,704
Equity Securities.....           0        0%              0        0%         390,300
                        ----------    -----      ----------    -----      -----------
          Total.......  $7,192,988     6.87%     $4,118,792     7.18%     $22,052,535
                        ==========               ==========               ===========

-------------------------
* tax-equivalent yield

SOURCE OF FUNDS

     DEPOSIT ACCOUNTS. Savings deposits are a major source of funds. Nevada Banking Company offers a variety of deposit products designed to attract both short-term and long-term deposits, which are Nevada Banking Company's primary source of funds for lending and investment. Nevada Banking Company deposit accounts include commercial and individual checking and savings accounts, money market accounts, NOW accounts and a variety of certificate of deposit accounts. Nevada Banking Company also provides travelers' checks, official checks, money orders, ATM services and IRA accounts. Nevada Banking Company offers a large-balance deposit account product known as the "Gold Mine Account," which may be opened with a minimum balance of $2,500. At December 31, 1998, Gold Mine Accounts represented approximately $32,779,964, or approximately 28.34%, of total deposit liabilities. Nevada Banking Company does not solicit or accept brokered deposits.

     The distribution of deposit accounts by type and rate is set forth in the following table as of the indicated dates.

                                                       AT DECEMBER 31, 1998
                                                ----------------------------------
                                                                AVERAGE
                                                   AMOUNT        YIELD     PERCENT
                                                ------------    -------    -------
Demand deposit accounts.......................  $ 83,960,783      2.57%     72.58%
Savings accounts..............................     6,390,185      2.25       5.53
                                                ------------     -----     ------
          Total transaction accounts..........    90,350,968      2.55      78.11
Certificates:
  4.00% and less..............................       429,067      2.76       0.38
  4.01% - 5.00%...............................     3,092,493      4.65       2.67
  5.01% - 6.00%...............................    19,711,016      5.36      17.04
  6.01% - 7.00%...............................     2,016,161      6.14       1.74
  7.01% and over..............................        73,702     11.00       0.06
                                                ------------     -----     ------
          Total certificates of deposit.......    25,322,439       5.3      21.89
                                                ------------     -----     ------
          Total deposits......................  $115,673,407      3.15%    100.00%
                                                ============     =====     ======

     The following table sets forth the amount of time deposits that are $100,000 or more, including certificates of deposit, by time remaining until maturity.

                      MATURITY PERIOD                         AT DECEMBER 31, 1998
                      ---------------                         --------------------
Three months or less........................................      $ 4,059,954
Over three through six months...............................        5,547,338
Over six through 12 months..................................        2,939,899
Over 12 months..............................................        1,449,958
                                                                  -----------
          Total.............................................      $13,997,149
                                                                  ===========

     BORROWINGS. Deposits and repayment of loan principal are the primary source of funds for lending activities and other general business purposes. However, when the supply of lendable funds or funds available for general business purposes cannot meet the demand for loans or such general business purposes, Nevada Banking Company can obtain funds through loans (advances) from the FHLB of San Francisco. Advances from the FHLB are made on a secured basis. FHLB advances have varying terms and repayment schedules. There can be a substantial penalty for prepayment of advances. As necessary, Nevada Banking Company uses FHLB advances to fund lending activities. (See, "Supervision and Regulation -- Federal Home Loan Banks.") As of February 9, 1999 Nevada Banking Company had no outstanding FHLB advances. Refer to Note 7 of Notes to Consolidated Financial Statements for additional information regarding FHLB advances. Nevada Banking Company also has arrangements to borrow additional short-term funds from other commercial banks.

     The following table sets forth the maximum amount of Nevada Banking Company's FHLB advances and other borrowings outstanding at any month end during the periods shown and the average aggregate balances of FHLB advances and other borrowings for such periods:

                                                              DECEMBER 31,
                                                        ------------------------
                                                           1998          1997
                                                        ----------    ----------
Maximum amount outstanding:
  FHLB advances.......................................  $5,300,000    $2,500,000
Average amount of FHLB advances and Other borrowings
  outstanding.........................................  $1,372,041    $   57,696
Weighted average interest rate of total Borrowings
  based on quarter-end balances.......................        5.71%          N/A

     The following table sets forth certain information as to FHLB advances and other borrowings at the dates indicated:

                                                         DECEMBER 31,
                                      ---------------------------------------------------
                                                 1998                       1997
                                      --------------------------   ----------------------
                                                     WEIGHTED                 WEIGHTED
                                                      AVERAGE                  AVERAGE
                                        AMOUNT     INTEREST RATE   AMOUNT   INTEREST RATE
                                      ----------   -------------   ------   -------------
FHLB advances.......................  $1,000,000       5.76%         $0          N/A
          Total borrowings..........  $1,000,000       5.76%         $0          N/A

PROPERTIES

     The following table sets forth certain information regarding Nevada Banking Company's offices. Each of the banking offices offers ATM and safe deposit facilities. The Gardnerville and Stateline offices also offer drive-up teller facilities.

                                       OWNED/   SQUARE    YEAR
              LOCATION                 LEASED    FEET    OPENED   LEASE EXPIRATION DATE
              --------                 ------   ------   ------   ---------------------
MAIN OFFICE:
229 Kingsbury Grade                    Leased   8,000     1981      December 29, 2007
Stateline, Nevada 89449
BRANCHES:
Carson Valley Branch                    Owned   2,975     1984                    N/A
1374 Highway 395
North Gardnerville, Nevada 89410
North Tahoe Branch
938 Tahoe Boulevard                    Leased   2,966     1996      December 31, 2000
Incline Village, Nevada 89450

-------------------------
(1) Nevada Banking Company has the right of first refusal and an option to purchase the Incline Village branch property.

     Nevada Banking Company also leases an executive loan office in Incline Village, Nevada. The executive loan office handles loan processing and servicing. Nevada Banking Company's electronic data processing and bookkeeping functions are carried out in leased facilities in Reno, Nevada. Nevada Banking Company is a member of the following ATM networks: Novus, American Express, Cirrus, PLUS, MasterCard, VISA, SCS, TransFund, CheckOKCard.

     At December 31, 1998 the net book value of Nevada Banking Company's investment in premises and equipment totaled $3,157,290. See Note 5 of the Notes to Consolidated Financial Statements for additional information regarding premises and equipment.

LEGAL PROCEEDINGS

     From time to time XEON and Nevada Banking Company are involved in various legal proceedings that are incidental to their business. In the opinion of management, no current legal proceedings are material to the financial condition of XEON or Nevada Banking Company, either individually or in the aggregate.

PERSONNEL

     As of December 31, 1998 XEON and Nevada Banking Company had 63 full-time equivalent employees. None of the employees is represented by a collective bargaining group. Management considers its relations with employees to be excellent.

                           SUPERVISION AND REGULATION

     The following discussion of federal and state laws governing banks and bank holding companies is a summary only and does not purport to be complete. The following discussion is qualified in its entirety by reference to the particular statutory and regulatory provisions discussed. Changes in applicable law or in the policies of various regulatory authorities could have a material effect on the business and prospects of First Security, First Security Bank of Nevada, XEON and Nevada Banking Company.

     Each of First Security and XEON is a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, they are subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System, acting primarily through the Federal Reserve Bank of San Francisco. First Security and XEON are required to file annual reports with the Federal Reserve Board and to provide the Federal Reserve Board such additional information as the Federal Reserve Board may require. Nevada Banking Company is a Nevada-chartered commercial bank, and each of First Security's subsidiary banks is a state-chartered or nationally chartered bank. As FDIC member institutions, the deposits of First Security's subsidiary banks and Nevada Banking Company are insured to a maximum of $100,000 per depositor through the Bank Insurance Fund administered by the FDIC. As a Nevada-chartered, nonmember bank, Nevada Banking Company is primarily regulated by the FDIC and the Nevada Division of Financial Institutions. First Security's subsidiary banks are regulated by the Federal Reserve Board or the Comptroller of the Currency and, in the case of state-chartered institutions, by the state banking regulator under the law of the state of their organization.

     Both First Security and its subsidiary banks and XEON and Nevada Banking Company are subject to federal and state banking laws. These federal and state laws are intended to protect depositors, not stockholders. Federal and state laws applicable to financial institution holding companies and their financial institution subsidiaries regulate the range of permissible business activities, investments, reserves against deposits, capital levels, lending activities and practices, the nature and amount of collateral for loans, establishment of branches, mergers, dividends and a variety of other important matters.

     First Security's subsidiary banks and Nevada Banking Company are subject to detailed, complex and sometimes overlapping federal and state statutes and regulations in their routine banking operations. These statutes and regulations include but are not limited to state usury and consumer credit laws, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act and the Community Reinvestment Act.

     First Security's subsidiary banks and Nevada Banking Company are subject to Federal Reserve Board regulations that require depository institutions to maintain reserves against their transaction accounts (principally NOW and regular checking accounts). Because required reserves are commonly maintained in the form of vault cash or in a noninterest-bearing account (or pass-through account) at a Federal Reserve Bank, the effect of the reserve requirement is to reduce an institution's earning assets.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 expanded significantly the authority of federal agencies to regulate the activities of federally chartered and state-chartered financial institutions and their holding companies. The Federal Reserve Board and the FDIC have extensive authority to prevent and to remedy unsafe and unsound practices and violations of applicable laws and regulations by institutions and their holding companies. The agencies may assess civil money penalties, issue cease-and-desist or removal orders, seek injunctions, and publicly disclose such actions. In addition, the Superintendent of the Nevada Division of Financial Institutions possesses enforcement powers in order to address violations of Nevada banking law by Nevada-chartered banks.

REGULATION OF BANK HOLDING COMPANIES

     Bank holding companies and their activities are subject to extensive regulation by the Federal Reserve Board. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before (i) directly or indirectly acquiring ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, the acquiring company would own or control more than 5% of the shares of the other bank or bank holding company (unless the acquiring company already owns or controls a majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or
(iii) merging or consolidating with another bank holding company. The Federal Reserve Board will not approve any acquisition, merger or consolidation that would have a substantially anticompetitive result, unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board also considers capital adequacy and other financial and managerial factors in its review of acquisitions and mergers.

     With certain exceptions, the Bank Holding Company Act also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve Board, by order or regulation, to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the Federal Reserve Board include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals. In approving acquisitions by First Security of companies engaged in banking-related activities, the Federal Reserve Board considers a number of factors, including the expected benefits to the public, such as greater convenience and increased competition or gains in efficiency, which are weighed against the risks of possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

     The Federal Reserve Board has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer-receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In limited situations, holding companies have been permitted to underwrite and deal in corporate debt and equity securities through such subsidiaries.

     It is Federal Reserve Board policy that bank holding companies serve as a source of strength for their subsidiary banking institutions. The Federal Reserve Board considers the adequacy of a bank holding company's capital on essentially the same risk-adjusted basis as capital adequacy is determined by the FDIC at the bank subsidiary level. In the case of a bank holding company with less than $150 million in total consolidated assets, the Federal Reserve Board's regulations provide that the capital adequacy requirements will generally be applied on a bank-only basis (rather than on a consolidated basis). In general, bank holding companies are required to maintain a minimum ratio of total capital to risk-weighted assets of 8% and Tier 1 capital (consisting principally of stockholders' equity) of at least 4%. Bank holding companies are also subject to a leverage ratio requirement. The minimum required leverage ratio for the highest rated companies is 3%. The minimum required leverage ratio for all other bank holding companies is 4% or higher. (See, "-- Capital.")

     Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on extensions of credit to the bank holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions could limit a bank holding company's ability to obtain funds from a subsidiary bank for the bank holding company's cash needs, including funds for payment of dividends, interest and operating expenses. Furthermore, under the Bank Holding Company Act and regulations of the Federal Reserve Board, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, neither First Security Bank of Nevada nor Nevada Banking Company generally may require a customer to obtain other services from the bank or its holding company as a condition to an extension of credit to the customer, and may not require that customer to promise not to obtain other services from a competitor.

FEDERAL DEPOSIT INSURANCE

     The FDIC insures deposits of federally insured banks, savings banks and savings associations and safeguards the safety and soundness of the banking industry. Two separate insurance funds are maintained and administered by the FDIC. In general, bank deposits are insured through the Bank Insurance Fund.

     Deposits in FDIC member institutions are insured to a maximum of $100,000 per depositor. Banks are required to pay semiannual deposit insurance premium assessments to the FDIC. In general terms, each institution is assessed insurance premiums according to how much risk to the insurance fund the institution represents. Well-capitalized institutions with few supervisory concerns are assessed lower premiums than other institutions. Currently, insurance fund assessments range from zero for well-capitalized institutions to 0.27% of deposits for institutions that are not well capitalized (with a statutory minimum of $2,000 paid by all institutions). Nevada Banking Company's current assessment rate is .003% annually, including payments by Nevada Banking Company for interest on the FICO Bonds discussed below.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

     The Economic Growth and Regulatory Paperwork Reduction Act of 1996 enacted on September 30, 1996 provides that, beginning with semi-annual periods after December 31, 1996, Bank Insurance Fund deposits will also be assessed to pay interest on the bonds issued in the late 1980s by the Financing Corporation ("FICO BONDS"). The FICO Bonds were issued for the purpose of recapitalizing the now defunct Federal Savings and Loan Insurance Corporation, which had been the principal insurer of savings association deposits. For purposes of the assessments to pay interest on the FICO Bonds, Bank Insurance Fund deposits will be assessed at a rate of 20% of the assessment rate applicable to Savings Association Insurance Fund deposits until December 31, 1999. After the earlier of December 31, 1999 or the date on which the last savings association ceases to exist, full pro rata sharing of FICO assessments will begin. The assessments to pay interest on the FICO Bonds are not expected by First Security or XEON to have a material effect on First Security or XEON or their subsidiary banks.

INTERSTATE BANKING AND BRANCHING

     The Riegle-Neal Interstate Banking and Branching Efficiency Act was enacted in 1994 to ease restrictions on interstate banking. The Riegle-Neal Act allows the Federal Reserve Board to approve an application by an adequately capitalized and adequately managed bank holding company to acquire a bank located in a state other than the acquiring company's home state without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of a bank that has not been in existence for the minimum time period (up to five years) specified by the statutory law of the acquired, or "target," bank's state. The Riegle-Neal Act also prohibits the Federal Reserve Board from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Riegle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state that may be held or controlled by a bank or bank holding company if the limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% statewide concentration limit contained in the Riegle-Neal Act. Nevada Revised Statutes Sections 666.305 et seq. allow interstate bank merger transactions involving Nevada-chartered banks, subject to approval by the State of Nevada.

     Branching between states may be accomplished by merging commonly controlled banks located in different states into one legal entity. Branching may also be accomplished by establishing de novo branches or acquiring branches in another state. A branch of an out-of-state bank operating in another state, or "host state," is subject to the law of the host state regarding community reinvestment, fair lending, consumer protection (including usury limits) and establishment of branches.

     The Riegle-Neal Act authorizes the FDIC to approve interstate branching de novo by state-chartered banks solely in states that specifically allow for such branching. The FDIC recently adopted regulations under the Riegle-Neal Act to prohibit an out-of-state bank from using the new interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities served by the out-of-state bank.

CAPITAL

     The Federal Reserve Board and the FDIC employ similar risk-based capital guidelines in their examination and regulation of bank holding companies and financial institutions. If capital falls below the minimum levels established by the guidelines, the bank holding company, bank or savings bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open new facilities. Failure to satisfy applicable capital guidelines could subject a banking institution to a variety of enforcement actions by federal regulatory authorities, including the termination of deposit insurance by the FDIC and a prohibition on the acceptance of "brokered deposits."

     In the calculation of risk-based capital, assets and off-balance sheet items are assigned to broad risk categories, each with an assigned weighting (0%, 20%, 50% and 100%). Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations guaranteed by the United States Treasury, which have a 0% risk-weight. Off-balance sheet items are also taken into account in the calculation of risk-based capital, with each class of off-balance sheet item being converted to a balance sheet equivalent according to established "conversion factors." From these computations, the total of risk-weighted assets is derived. Risk-based capital ratios therefore state capital as a percentage of total risk-weighted assets and off-balance sheet items. The ratios established by guideline are minimums only.

     Current risk-based capital guidelines require all bank holding companies and banks to maintain a minimum risk-based total capital ratio equal to 8% and a Tier 1 capital ratio of 4%. Intangibles other than readily marketable mortgage servicing rights are generally deducted from capital. Tier 1 capital includes common stockholders' equity, qualifying perpetual preferred stock (within limits and subject to certain conditions, particularly if the preferred stock is cumulative preferred stock), and minority interests in equity accounts of consolidated subsidiaries, less intangibles. Tier 2 capital includes: (i) the allowance for loan losses up to 1.25% of risk-weighted assets; (ii) any qualifying perpetual preferred stock exceeding the amount that may be included in Tier 1 capital; (iii) hybrid capital instruments; (iv) perpetual debt; (v) mandatory convertible securities and (vi) subordinated debt and intermediate term preferred stock of up to 50% of Tier 1 capital. Total capital is the sum of Tier 1 and Tier 2 capital, less reciprocal holdings of other banking organizations, capital instruments and investments in unconsolidated subsidiaries.

     The FDIC has added a market risk component to the capital requirements of nonmember banks and savings banks. The market risk component could require additional capital for general or specific market risk of trading portfolios of debt and equity securities and other investments or assets. The FDIC's evaluation of an institution's capital adequacy takes account of a variety of other factors as well, including interest rate risks to which the institution is subject, the level and quality of an institution's earnings, loan and investment portfolio characteristics and risks, risks arising from the conduct of nontraditional activities and a variety of other factors. Accordingly, the FDIC's final supervisory judgment concerning an institution's capital adequacy could differ significantly from the conclusions that might be drawn from the absolute level of an institution's risk-based capital ratios. Therefore, institutions generally are expected to maintain risk-based capital ratios that exceed the minimum ratios discussed above. This is particularly true for institutions contemplating significant expansion plans and institutions that are subject to high or inordinate levels of risk. Moreover, although the FDIC does not impose explicit capital requirements on holding companies of institutions regulated by the FDIC, the FDIC can take account of the degree of leverage and risks at the holding company level. If the FDIC determines that the holding company (or another affiliate of the institution regulated by the FDIC) has an excessive degree of leverage or is subject to inordinate risks, the FDIC may require the subsidiary institution(s) to maintain additional capital or the FDIC may impose limitations on the subsidiary institution's ability to support its weaker affiliates or holding company.

     The Federal Reserve Board and the FDIC have also established a minimum leverage ratio of 3%. However, for bank holding companies and financial institutions seeking to expand and for all but the most highly rated banks and bank holding companies, the Federal Reserve Board and the FDIC expect an additional cushion of at least 100 to 200 basis points. The leverage ratio represents Tier 1 capital as a percentage of total assets, less intangibles. At December 31, 1998, First Security, First Security Bank of Nevada, XEON and Nevada Banking Company were in compliance with all regulatory capital requirements.

     In order to resolve the problems of undercapitalized institutions and to prevent a recurrence of the banking crisis of the 1980s and early 1990s, the Federal Deposit Insurance Corporation Improvement Act of 1991 established a system known as "prompt corrective action." Under the prompt corrective action provisions and implementing regulations, every institution is classified into one of five categories, depending on (i) its total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage ratio and (ii) certain subjective factors. The categories are: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A financial institution's operations can be significantly affected by its capital classification. For example, an institution that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized institution must guarantee, in part, certain aspects of the institution's capital plan. Financial institution regulatory agencies generally are required to appoint a receiver or conservator shortly after an institution enters the category of weakest capitalization. The Federal Deposit Insurance Corporation Improvement Act of 1991 also authorizes the regulatory agencies to reclassify an institution from one category into a lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Undercapitalized institutions are required to take certain specified actions in order to increase their capital or otherwise decrease the risks to the federal deposit insurance funds.

     The following table illustrates the capital and prompt corrective action guidelines applicable to First Security and its banking subsidiaries and to XEON and Nevada Banking Company, as well as their total risk-based capital ratios, Tier 1 capital ratios and leverage ratios as of December 31, 1998.

                                                         MINIMUM            MINIMUM
                                                        NECESSARY       NECESSARY TO BE
                                          AT           TO BE WELL          ADEQUATELY
                                   DECEMBER 31, 1998   CAPITALIZED        CAPITALIZED
                                   -----------------   -----------   ----------------------
FIRST SECURITY CORPORATION AND
  SUBSIDIARIES:
Total Risk-Based Capital Ratio...        11.31%           10.00%              8.00%
Tier 1 Risk-Based Capital
  Ratio..........................         9.10%            6.00%              4.00%
Leverage Ratio...................         6.90%            5.00%              4.00%
XEON AND NEVADA BANKING COMPANY
Total Risk-Based Capital Ratio...         12.4%           10.00%              8.00%
Tier 1 Risk-Based Capital
  Ratio..........................         11.2%            6.00%              4.00%
Leverage Ratio...................          8.1%            5.00%              3.00%

LIMITS ON DIVIDENDS AND OTHER PAYMENTS

     The ability of a bank holding company to obtain funds for the payment of dividends and for other cash requirements is dependent on the amount of dividends that may be declared by its subsidiary banks. A state-chartered bank's ability to pay dividends may be affected both by state banking laws and federal banking agencies' capital adequacy guidelines. Moreover, regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends if payment of dividends would constitute an unsafe and unsound banking practice. XEON is not subject directly to the Nevada banking statutes that regulate the payment of dividends. However, because the ultimate source of dividends to stockholders of XEON is dividends received from Nevada Banking Company, dividends payable to stockholders of XEON depend on the earnings of Nevada Banking Company, Nevada Banking Company's financial condition, Nevada Banking Company's need for funds and applicable government policies and regulations.

     In general, the directors of a Nevada-chartered bank may declare out of net profits a dividend or distribution in an amount the directors judge expedient, provided that (i) at least 10% of net profit from the prior fiscal year is transferred to surplus and (ii) the bank's surplus equals or exceeds the bank's initial stockholders' equity. A Nevada-chartered bank is prohibited from paying a dividend in excess of its undivided profits unless the bank's stockholders' equity is at least equal to 6% of the bank's total deposit liabilities. Under the general corporation law provisions of the Nevada Revised Statutes (to which both XEON and Nevada Banking Company are subject), in no event may a corporation pay dividends if, after giving effect to payment of the dividend, the corporation would be unable to pay its debts as they become due or the corporation's assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights (if any) upon dissolution of stockholders whose preferential rights are superior to those receiving the dividend distribution.

     Under the Federal Deposit Insurance Act and prompt corrective action regulations of the FDIC, Nevada Banking Company would be prohibited from making any capital distributions if, after the distribution, Nevada Banking Company would have (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%. Nevada Banking Company currently satisfies all of its regulatory capital requirements.

     The Federal Reserve Board's policy statement governing payment of cash dividends provides that a bank holding company should not pay cash dividends on common stock unless (i) the organization's net income for the past year is sufficient to fully fund the dividends and (ii) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality and overall financial condition. For small bank holding companies (those with less than $150 million in assets), the Federal Reserve Board's position is that such companies should not pay dividends so long as they have a debt-to-equity ratio of 1:1 or greater.

TRANSACTIONS WITH AFFILIATES

     Although Nevada Banking Company is not a member bank of the Federal Reserve System, under the Federal Deposit Insurance Act it is required to comply with Sections 23A and 23B of the Federal Reserve Act (pertaining to transactions with affiliates) in the same manner and to the same extent as member banks. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, Sections 23A and 23B of the Federal Reserve Act (i) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital and surplus, limiting the aggregate of covered transactions with all affiliates to 20% of capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes making loans, purchasing assets, issuing a guarantee and other similar types of transactions.

     First Security's subsidiary banks' and Nevada Banking Company's authority to extend credit to executive officers, directors and greater than 10% stockholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these laws require insider loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans a bank may make to such persons based, in part, on the bank's capital position, and require certain approval procedures to be followed. Under Section 22(h), loans to an executive officer, director, or greater than 10% stockholder (a "principal stockholder") of a bank, and certain affiliated entities of either, together with all other outstanding loans to such persons and affiliated entities, may not exceed the bank's loans-to-one-borrower limit, which in general terms is 15% of tangible capital but can be higher in certain circumstances. Section 22(h) also prohibits loans in excess of the greater of 5% of capital or $25,000 to directors, executive officers and principal stockholders, and their respective affiliates, unless the loans are approved in advance by a majority of the board of directors, with any "interested" director not participating in the voting. A violation of these restrictions could result in the assessment of substantial civil monetary penalties, the imposition of a cease-and-desist order or other regulatory sanctions.

COMMUNITY REINVESTMENT ACT

     Under the Community Reinvestment Act of 1977 (the "CRA") and implementing regulations of the banking agencies, a financial institution has a continuing and affirmative obligation (consistent with safe and sound operation) to meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires that bank regulatory agencies conduct regular CRA examinations and provide written evaluations of institutions' CRA performance. The CRA also requires that an institution's CRA performance rating be made public. CRA performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance.

     At the most recent CRA examination of Nevada Banking Company, concluded in September 1998, Nevada Banking Company received a CRA performance rating of "Outstanding." Although CRA examinations occur on a regular basis, CRA performance evaluations are used principally in the evaluation of regulatory applications submitted by an institution. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Over the twenty years that the CRA has existed, and particularly in the last few years, institutions have faced increasingly difficult regulatory obstacles and public interest group objections in connection with their regulatory applications, including institutions that have received the highest possible CRA ratings.

FEDERAL HOME LOAN BANKS

     The Federal Home Loan Banks serve as credit sources for their members. As a member of the FHLB of San Francisco, Nevada Banking Company is required to maintain an investment in the capital stock of the FHLB of San Francisco in an amount calculated by reference to the member institution's assets and the amount of loans, or "advances," from the FHLB. Nevada Banking Company is in compliance, with an investment in FHLB of San Francisco stock of $390,300 at December 31, 1998.

     Nevada Banking Company obtains funds from the FHLB of San Francisco pursuant to a "Blanket Agreement for Advances and Security Agreement." (See, "Information About XEON -- Source of Funds.") At origination or renewal of a loan or advance, the

Federal Home Loan Banks are required to obtain and maintain a security interest in one or more of the following kinds of collateral: fully disbursed, whole mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the United States Government or an agency thereof; deposits in any FHLB; or other real estate-related collateral (up to 30% of the member's capital) acceptable to the FHLB, if the collateral has a readily ascertainable value and the FHLB can perfect its security interest.

     Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLB. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers.

NEVADA BANK REGULATION

     Nevada law prescribes the permissible investments and activities of Nevada banks, including the types of loans and investments such institutions may make. The ability of Nevada-chartered banks to engage in state-authorized activities is also subject to oversight and approval by the FDIC. The State of Nevada also has approval authority over establishment of branches and mergers involving or acquisitions of control of Nevada banks, and Nevada may also initiate supervisory or enforcement actions against a Nevada bank. If any of the grounds set forth in Nevada law exists for doing so, the State of Nevada may place a Nevada bank in conservatorship or receivership.

MONETARY POLICY

     The earnings of financial institutions are affected by the policies of regulatory authorities, including monetary policy of the Federal Reserve Board. An important function of the Federal Reserve System is regulation of aggregate national credit and money supply. The Federal Reserve Board accomplishes these goals with measures such as open market dealings in securities, establishment of the discount rate on bank borrowings and changes in reserve requirements against bank deposits. These methods are used in varying combinations to influence overall growth and distribution of financial institutions' loans, investments and deposits, and they also affect interest rates charged on loans or paid on deposits. Monetary policy is influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government. Federal Reserve Board monetary policy has had a significant effect on the operating results of financial institutions in the past, and it can be expected to influence operating results in the future.

BANK REGULATORY DEVELOPMENTS

     The laws and regulations affecting banks and bank holding companies have changed significantly over recent years. Additional changes can be expected in the future. Like administrations before it, the current administration has considered consolidation of bank regulatory responsibilities now administered by four separate banking agencies. Over the same time period, Congress has proposed additional restrictions on the powers of bank holding companies, thrift holding companies and their affiliates, as well as expanded powers for bank holding companies, thrift holding companies and their affiliates, including securities- and insurance-related powers.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     Upon consummation of the merger, the XEON stockholders will become stockholders of First Security whose rights will (i) cease to be defined and governed by Nevada law and will be defined and governed by applicable Delaware law and (ii) cease to be defined and governed by the articles of incorporation and bylaws of XEON and will be defined and governed by the First Security Certificate of Incorporation and the First Security Bylaws. Certain provisions of the First Security Certificate of Incorporation and the First Security Bylaws alter the rights of stockholders from those that XEON stockholders presently have and also alter certain powers of management. These provisions are summarized below. This summary is qualified in its entirety by reference to the First Security Certificate of Incorporation, the First Security Bylaws, the Restated Articles of Incorporation of XEON (the "XEON Articles"), the Bylaws of XEON (the "XEON Bylaws") and applicable law. In addition, First Security could implement certain other changes by amending the First Security Certificate of Incorporation or the First Security Bylaws.

CERTAIN DIFFERENCES BETWEEN NEVADA AND DELAWARE CORPORATE LAWS

     Applicable Delaware law governs the rights of First Security stockholders and will govern the rights of XEON stockholders who become stockholders of First Security. The Nevada corporate laws and applicable Delaware law differ in many respects. Certain of the significant differences that could materially affect the rights of XEON stockholders are discussed below.

AUTHORIZED CAPITAL STOCK

     XEON. Under XEON's Articles of Incorporation, the aggregate number of shares which it is authorized to issue is 5,000,000 shares of Common Stock, no par value. All shares of XEON common stock are identical in rights and have one vote. The holders of XEON common stock are entitled to such dividends as may be declared from time to time by the XEON Board of Directors from funds available therefor, subject to certain restrictions, and upon liquidation are entitled to receive pro rata all assets of XEON available for distribution to such holders after provision for liabilities.

     FIRST SECURITY. Under First Security's Certificate of Incorporation, First Security is authorized to issue 600,000,000 shares of common stock and 400,000 shares of preferred stock. All shares of First Security common stock are identical in rights and have one vote. All shares of preferred stock also have one vote.

     The First Security common stock to be issued in the merger will be newly issued from authorized and unissued First Security common stock. The First Security common stock, when delivered pursuant to the merger agreement, will be duly authorized and validly issued, fully paid and non-assessable, which status will be supported by an opinion of First Security's counsel.

     First Security's Certificate of Incorporation provides that its Board of Directors can issue preferred stock in one or more series and with such terms and at such times and for such consideration as the First Security Board of Directors may determine. The authority of the First Security Board of Directors includes the determination or fixing of the following with respect to shares of any series thereof: (a) the number of shares and designation or title thereof;
(b) rights as to dividends; (c) whether and upon what terms the shares are to be redeemable; (d) rights and preferences of the holders upon the liquidation, dissolution or winding up of First Security; (e) whether the shares are to be subject to a retirement or sinking fund; (f) whether and upon what terms the shares are convertible; (g) the voting rights, if any; (h) whether the issuance of any additional shares of a series shall be subject to restrictions as to issuance or as to the powers, preferences or rights of any other series; and (i) any other preferences, privileges, powers or relative rights specified by the Board of Directors.

     On August 28, 1990, First Security's Board of Directors adopted a Stockholder Rights Plan whereby each First Security stockholder is issued rights to acquire a new class of junior preferred stock, which rights could also be expanded by the First Security Board of Directors to allow the purchase of additional shares of First Security under certain circumstances involving the acquisition of certain amounts of First Security stock by a third party. (See, "Information About First Security -- Description of First Security's Capital Stock -- Common Stock.")

DIRECTORS

     NUMBER. XEON's Articles of Incorporation provide that the number of its directors shall be not less than 7 nor more than 15, with the exact number to be set from time to time by the Board of Directors. Currently, XEON has 10 directors. First Security's Bylaws provide that the number of its directors shall be not less than six nor more than thirty, with the exact number to be established from time to time by resolution of the Board of Directors. Currently, First Security has 20 directors.

     ELECTION. Both applicable Nevada law and applicable Delaware law provide that members of the board of directors are elected by a plurality vote of the stockholders, with each share being entitled to one vote, unless the articles or certificate of incorporation provide otherwise.

     REMOVAL. Applicable Nevada law provides that one or more directors of a corporation may be removed with or without cause, by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, subject to certain conditions. These conditions include certain voting requirements applicable to corporations having cumulative voting rights and to the removal of a member of a board who is elected by a single class. The XEON Board of Directors is not classified. XEON stockholders may not cumulate votes for directors.

     Under applicable Delaware law any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. Applicable Delaware law also provides additional requirements for the removal of a member of a board which is classified as to term or elected by a single class or elected by classes possessing cumulative voting rights. However, these additional requirements do not apply to First Security, as the Board of Directors of First Security is not classified and none of First Security's shares of capital stock possesses any cumulative voting rights.

     INDEMNIFICATION. Both the Nevada and applicable Delaware laws provide that a director, employee, officer or agent of a corporation may be indemnified against liability (other than in an action by or in the right of the corporation) and other costs incurred by such person in connection with such proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful. For actions or suits brought by or in the name of the corporation, both the Nevada and applicable Delaware laws provide that a director, employee, officer or agent of a corporation may be indemnified against expenses incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, except that if such person is adjudged to be liable to the corporation, such person can be indemnified if and only to the extent that a court determines that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. On the other hand, if he/she prevails, indemnification is mandatory. See the following subsection captioned "Directors' and Officer's Liability" for a discussion of the differences in the standards of liability for XEON directors compared to First Security directors.

     Both applicable Delaware law and applicable Nevada law provide that the determination of whether an officer or director is entitled to indemnification (that is, whether or not the person has met the statutory standard of conduct required for indemnification) is to be made (1) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding in question, or (2) if such a quorum is not obtainable or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     First Security's Articles of Incorporation, as amended, provide for indemnification of such persons to the full extent allowed by applicable law. XEON has similar broad indemnification provisions.

     DIRECTOR'S AND OFFICER'S LIABILITY. The Nevada and Delaware Statutes both allow a corporation to include, in its articles or certificate of incorporation, a provision that limits or eliminates the personal liability of an officer (Nevada only) or a director to the corporation and its stockholders for monetary damages for such person's breach of fiduciary duty, provided that such provision may not so limit a director's liability (i) for a breach of his or her duty of loyalty to the corporation (Delaware only); (ii) for acts or omissions not in good faith or involving fraud (Nevada only), intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit (Delaware only).

     These provisions have the effect of protecting a corporation's directors against personal liability from breaches of their duty of care. First Security, with the approval of its stockholders, amended its Certificate of Incorporation to include such provisions in 1989. XEON's Articles of Incorporation contain a similar provision.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of First Security, First Security has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by First Security of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, First Security will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     TRANSACTIONS INVOLVING INTERESTED DIRECTORS. Applicable Delaware law states that a transaction involving an interested director of a Delaware corporation is not void or voidable if (a) the director's interest in the transaction is disclosed to the board and a majority of the disinterested directors approve it,
(b) the interest is disclosed to the stockholders and the transaction is approved by a majority of the stockholders, or (c) the transaction is fair to the corporation. Applicable Nevada law contains a similar provision, except that the board of directors may approve the transaction only if the vote is sufficient without counting the vote of the interested directors.

REPURCHASE AND REDEMPTION OF SHARES

     Applicable Delaware law permits a corporation to redeem or repurchase any of its shares for cash, other property or a promissory note except when the capital of the corporation is impaired, or when such repurchase or redemption would impair any capital of the corporation. Applicable Nevada law is silent on this point.

PAYMENT OF DIVIDENDS TO STOCKHOLDERS

     Holders of XEON common stock are entitled to share ratably in such cash dividends as may be declared from time to time by XEON's Board of Directors out of funds legally available therefor, subject to certain restrictions. Under applicable Nevada law, XEON may only declare dividends on its capital stock if the corporation would not be rendered insolvent.

     Applicable Delaware law allows a corporation, subject to any restrictions in its certificate of incorporation, to declare and pay dividends upon its shares of capital stock either out of its surplus (as determined under the statute) or, in the event there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Further restrictions on dividends apply in the event a corporation has issued shares possessing a preference upon the distribution of assets. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. First Security's restated Certificate of Incorporation grants to the Board of Directors the power to declare dividends on its Common Stock, subject to any dividend or sinking fund requirements pertaining to its Preferred Stock. First Security is also subject to restrictions on its dividend paying ability under banking laws.

ASSESSMENTS

     All outstanding shares of XEON and First Security are fully paid and nonassessable.

PREEMPTIVE RIGHTS

     XEON stockholders do not have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares unless provided otherwise in the Articles of Incorporation. Delaware law does not provide for preemptive rights unless expressly provided in the Certificate of Incorporation. First Security's Certificate does not provide for preemptive rights.

AMENDMENTS TO ARTICLES OR CERTIFICATE OF INCORPORATION

     Applicable Delaware law permits the board of directors of a Delaware corporation to adopt a resolution of its own volition setting forth a proposed amendment to the corporation's certificate of incorporation and directing that such proposed amendments be submitted to a vote at a meeting of stockholders. Upon the written request of the holders of not less than 10% of the shares entitled to vote upon a proposed amendment, the board of directors is required to adopt a resolution setting forth the requested amendment and directing that the amendment be submitted to a vote at a meeting of stockholders.

     Applicable Nevada law similarly permits the board of directors of a Nevada corporation to adopt a resolution proposing changes to the corporation's articles of incorporation and directing that such proposed amendments be submitted to a vote at a stockholders' meeting.

     The voting requirements for stockholder approval of proposed amendments under applicable Nevada law and applicable Delaware law both generally require a majority vote of the shares entitled to vote on such amendments.

AMENDMENTS TO BYLAWS

     Applicable Nevada law provides that, unless the power to amend a corporation's bylaws is reserved to its stockholders by its articles of incorporation, the bylaws may be amended by the Board of Directors. XEON has made no such reservation.

     Applicable Delaware law provides that stockholders may amend the bylaws of a corporation, provided that the corporation may, in its articles of incorporation, also confer such power upon the board of directors. First Security's Certificate of Incorporation expressly authorizes its Board of Directors to amend its Bylaws.

STOCKHOLDER APPROVAL OF MERGERS AND OTHER BUSINESS COMBINATIONS

     Applicable Nevada law requires that any proposed exchange, merger or consolidation of a corporation must be approved by the holders of a majority of the outstanding shares entitled to vote.

     Applicable Delaware law provides that a merger, consolidation, sale, lease or exchange of all or substantially all of its assets may be effected upon a vote of the holders of a majority of a corporation's outstanding shares. Delaware law does not require a stockholder vote of the surviving corporation in a merger if (a) the merger does not amend the existing certificate of incorporation, (b) each outstanding share of the surviving corporation before the merger is unchanged or becomes a treasury share of the surviving corporation, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

     In February 1988, applicable Delaware law was amended to prohibit certain business combinations (generally mergers, consolidations and sales of 10% or more of a corporation's assets) between Delaware corporations and "Interested Stockholders." As defined under applicable Delaware law, Interested Stockholders are persons who alone, or together with their affiliates, beneficially own 15% or more of the outstanding stock of a corporation. Applicable Delaware law bars business combinations between an Interested Stockholder and the corporation for a period of three years after any such person or group has become an Interested Stockholder. Applicable Delaware law contains exceptions to the prohibition which allows such combinations if, as a result of the transaction which causes a person to become an Interested Stockholder, such person owns 85% or more of the outstanding voting stock (with certain exceptions). Another provision exempts from the coverage of applicable Delaware law any transaction approved by the corporation's board of directors and two-thirds of the outstanding voting stock not held by the Interested Stockholder. First Security's Certificate of Incorporation provides for super-majority voting requirements in certain cases of non-consensual merger votes.

     Applicable Nevada law similarly prohibits such business combinations between Nevada corporations and interested stockholders for a period of 3 years after the interested stockholder's date of acquiring shares unless the combination or the purchase of the shares, made by the interested stockholder is approved by the board of directors. Applicable Nevada law also prohibits such business combinations after the expiration of 3 years after the interested stockholder's date of acquiring shares unless the combination meets the requirements specified in Section 78.439 for director and stockholder approvals or Sections 78.441 to 78.444 inclusive with respect to the consideration to be received in the combination by all stockholders other than the interested stockholder. Applicable Nevada law defines interested stockholders to include persons who, alone or together with affiliates, beneficially own 10% of the outstanding stock of the corporation. A Nevada corporation may opt out of the application of these provisions under certain circumstances. XEON's Articles of Incorporation provide that the Nevada statute governing combinations with interested stockholders shall apply to XEON.

     Applicable Nevada law also denies voting rights to a stockholder who acquires a controlling interest in a Nevada corporation, unless such voting rights are approved by a majority of the voting powers of the corporation. A Nevada corporation may opt out of the application of these provisions under certain circumstances. XEON has not opted out of the application of this statute. Applicable Delaware law contains no such provision.

     Nevada law does not require a stockholder vote of the surviving corporation in a merger if (a) the merger does not amend the existing articles of incorporation, (b) each outstanding share of the surviving corporation before the merger is unchanged, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

RIGHTS OF DISSENTING STOCKHOLDERS

     Sections 92A.300 to 92A.500 of applicable Nevada law provide statutory appraisal rights to certain stockholders who may dissent from certain corporate reorganizations such as mergers or sales of all or substantially all of the institution's assets. Under applicable Nevada law, stockholders are not entitled to dissenters' rights in the event of a merger if, on the Record Date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger is to be acted on, the shares are listed on a national securities exchange, included in the NASDAQ National Market System, or are held by at least 2,000 stockholders of record, unless an exception applies.

     Applicable Delaware law provides appraisal rights only in the case of a statutory merger, consolidation or sale of substantially all the assets of a corporation, except that such rights are not available in cases in which the corporation is to be the surviving corporation and no vote of its stockholders is required for such transaction or, unless otherwise provided in the certificate of incorporation, in cases in which the consideration for such transaction is shares of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger, consolidation or sale to accept anything other than shares of stock of the surviving corporation, shares of stock of another corporation which are all listed or held by such number of record holders, cash in lieu of fractional shares of such stock, or any combination thereof. The Certificate of Incorporation of First Security does not provide for greater appraisal rights than those set forth in applicable Delaware law.

     First Security stockholders are not entitled to dissent from or vote on the merger.

ANNUAL MEETINGS OF STOCKHOLDERS

     Applicable Delaware law authorizes the Delaware Chancery Court to order a Delaware corporation to hold an election of directors upon an application by any stockholder or director if an annual meeting of the stockholders has not been held for 13 months. Applicable Nevada law authorizes a Nevada Court to similarly order the election of directors of a Nevada corporation upon application by a stockholder who holds not less than 15% of the voting power if an annual meeting of stockholders has not been held for 18 months.

SPECIAL MEETINGS OF STOCKHOLDERS

     Applicable Nevada law provides that special meetings of a corporation's stockholders may be called by the board of directors, the holders of at least one-tenth of all the votes entitled to be cast on the subject matter of the meeting, or by such other persons as are designated in the corporation's articles of incorporation or bylaws. XEON's Bylaws authorize the Chairman and the President to call a special meeting.

     Under applicable Delaware law, special meetings of stockholders of a corporation may be called by the board of directors or by such persons as are authorized by the corporation's certificate of incorporation or bylaws. First Security's Bylaws provide that such meetings may also be called by the President, and shall be called by the President or the Secretary at the written request of stockholders owning not less than a majority of all shares issued and outstanding and entitled to vote on any proposal to be submitted to the meeting. Applicable Nevada law is similar to applicable Delaware law concerning meetings of stockholders in general, although applicable Nevada law is silent as to any distinction between regular and special meetings of stockholders.

STOCKHOLDER CONSENT TO ACTION WITHOUT A MEETING

     Under applicable Nevada law, any action which may be taken at any meeting of stockholders may be taken without a meeting and a vote if a written consent stating the action is signed by a majority of the stockholders entitled to vote with respect to the subject matter thereof, unless the corporation's articles of incorporation provide otherwise. XEON's articles of incorporation do not restrict this right.

     Applicable Delaware law provides that, unless otherwise provided in the certificate of incorporation, any action which may be taken at any meeting of stockholders may be taken without a meeting, prior notice or a vote, if written consents setting forth the action taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action if the action were taken at a meeting. First Security's Certificate of Incorporation does not prohibit such actions by written consent.

STOCKHOLDER INSPECTION OF RECORDS

     Applicable Delaware law grants every stockholder the right to inspect a Delaware corporation's stockholder register and other books and records. Applicable Nevada law states that any stockholder who holds at least 5% of the outstanding stock or a person who has been a stockholder of record for at least six months immediately preceding his demand is entitled to inspect the corporation's articles of incorporation, bylaws and stock ledger.

                  THE 1999 ANNUAL MEETING OF XEON STOCKHOLDERS

DATE, TIME AND PLACE

     This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of XEON for use at the 1999 Annual Meeting of Stockholders of XEON. The 1999 Annual Meeting of Stockholders will be held at the main office of XEON, 229 Kingsbury Grade, Stateline, Nevada on Tuesday, June 8, 1999, at 8:00 a.m. Pacific Time.

PURPOSE

     At the 1999 Annual Meeting of Stockholders, holders of XEON common stock, without par value, will be asked to vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization dated as of December 29, 1998 by and between First Security Corporation, its subsidiary First Security Bank of Nevada, XEON and its subsidiary Nevada Banking Company. The merger agreement provides that XEON will merge with and into First Security Corporation, a Delaware corporation, and that First Security Corporation will be the surviving corporation.

     Stockholders will also be asked to consider and vote upon election of directors to serve until the 2000 Annual Meeting of Stockholders or until the merger of XEON with and into First Security Corporation is completed. Lastly, stockholders of XEON will be asked to consider and vote upon ratification of the Board of Directors' appointment of Kafoury, Armstrong & Co. to serve as independent auditors of XEON for the year ending December 31, 1999.

        ALL INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT RELATING TO FIRST SECURITY CORPORATION HAS BEEN FURNISHED BY FIRST SECURITY CORPORATION, AND ALL INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT RELATING TO XEON HAS BEEN FURNISHED BY XEON. THE PARTY FURNISHING INFORMATION IS RESPONSIBLE FOR ITS ACCURACY.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     The record date for the determination of XEON stockholders entitled to notice of and to vote at the 1999 Annual Meeting of Stockholders has been fixed by the Board of Directors of XEON as the close of business on April 30, 1999. As of the April 30, 1999 record date, there were 2,828,840 shares of XEON common stock issued and outstanding. The XEON common stock was held of record on that date by approximately 295 stockholders. Holders of XEON common stock on the April 30, 1999 record date are entitled to one vote per share on each matter to be acted upon at the 1999 Annual Meeting of Stockholders. Stockholders of XEON are not entitled to vote cumulatively in the election or removal of directors or otherwise. Holders of XEON common stock on the record date are entitled to exercise dissenters' rights on the proposal to approve and adopt the merger agreement. (See, "Rights of Dissenting Stockholders.")

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of XEON common stock is required to adopt the merger agreement. Accordingly, the affirmative vote of approximately 1,414,421 shares of XEON common stock is required to adopt the merger agreement. Failure to vote is equivalent to voting against the merger agreement. Of the 2,828,840 shares of XEON common stock issued and outstanding on the April 30, 1999 record date, directors and executive officers of XEON are entitled to vote 1,027,778 shares, representing approximately 36.33% of the XEON common stock. (See, "-- Voting Securities and Principal Holders Thereof.")

     Directors of XEON are elected by plurality vote, meaning the nominees receiving the greatest number of votes are elected. Therefore, abstentions will have no effect on the election of directors.

VOTING AND REVOCATION OF PROXIES

     XEON stockholders are requested to complete, date and sign the accompanying proxy card and return it promptly in the accompanying postage-prepaid envelope.

     Shares represented by valid proxies will be voted at the 1999 Annual Meeting of Stockholders in accordance with the instructions noted thereon. If no instructions are given, proxies will be voted FOR adoption of the merger agreement, FOR election of nominees identified herein to serve as directors and FOR ratification of the Board of Directors' appointment of Kafoury, Armstrong & Co. to serve as independent auditors. Proxies solicited hereby may be used at the 1999 Annual Meeting of Stockholders and any adjournment thereof only and will not be used for any other meeting.

     Unless revoked, the shares represented by proxies will be voted at the 1999 Annual Meeting of Stockholders. Stockholders who execute proxies retain the right to revoke them at any time before completion of the meeting, but revocation will not affect a vote previously taken. The presence of a stockholder at the meeting will not automatically revoke such stockholder's proxy. A stockholder may revoke a proxy at any time prior to its exercise by

     - delivering to the Secretary of XEON a written notice of revocation prior to the meeting;

     - delivering to the Secretary prior to the meeting a duly executed proxy bearing a later date; or

     - attending the meeting and filing a written notice of revocation with the Secretary.

     Any written notice revoking a proxy should be delivered to Ms. Julie L. Kidd, Secretary of XEON, 229 Kingsbury Grade, Stateline, Nevada 89449.

QUORUM; BROKER NON-VOTES

     The required quorum for the transaction of business at the meeting is a majority of the shares of XEON common stock issued and outstanding on the April 30, 1999 record date, whether represented in person or by proxy. If a quorum is not obtained, or if fewer shares of XEON common stock than the number required are voted in favor of the merger agreement, the 1999 Annual Meeting of Stockholders may be postponed or adjourned to permit additional time for soliciting and obtaining additional proxies or votes. At any subsequent reconvening of the meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the 1999 Annual Meeting of Stockholders, except for any proxies that have been effectively revoked or withdrawn.

     Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum at the 1999 Annual Meeting of Stockholders, but will not be voted. Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of XEON common stock, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. Directors of XEON are elected by plurality vote. Therefore, abstentions will have no effect on the election of directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table indicates the beneficial ownership of Common Stock as of April 20, 1999 (i) by directors and executive officers of XEON, (ii) by each person who is known by XEON to own beneficially more than 5% of the outstanding shares of XEON common stock (showing the owner's address as well), and (iii) by all directors and executive officers of XEON as a group. Unless otherwise indicated, voting power and investment power are exercised solely by the person named or are shared with members of his or her household. For purposes of the table, a person is considered to own beneficially any shares with respect to which he or she exercises sole or shared voting or investment power, plus the number of shares the individual has the right to acquire within 60 days. Shares deemed to be outstanding are calculated on the basis of 2,828,840 outstanding shares plus the number of shares a person or group has the right to acquire within 60 days.

         [THIS SPACE LEFT BLANK INTENTIONALLY; SEE TABLE WHICH FOLLOWS]

Under the terms of XEON's Stock Option Plan, all outstanding options became vested and exercisable upon announcement of the proposed merger on December 30, 1998:

                                            NUMBER OF
                                            SHARES OF
                                              COMMON                        PERCENT OF
                                           STOCK OWNED                        COMMON
        NAME OF BENEFICIAL OWNER           BENEFICIALLY     OPTION SHARES     STOCK
        ------------------------           ------------     -------------   ----------
David E. Barnett, Director...............      38,732            3,800         1.50%
Milos S. Begovich, Director..............      15,100            9,000             (1)
Troy Bowser, Director....................         890           12,000             (1)
The Chipman First Family Limited
  Partnership............................     210,526               --         7.44%
  P.O. Box 7216
  Incline Village, Nevada 89542
Edward C. Coppin, Director...............      54,104                0         1.91%
D. Leonard Detrick, Director.............      72,758                0         2.57%
Ursula K. Prebezac, Senior Vice
  President..............................      17,216(2)        50,000         2.33%
John A. Schopf, Jr., Director, President
  and Chief Executive Officer............     404,336(2)(3)    100,000        17.22%
  458 Seminole Court
  Zephyr Cove, Nevada 89448
Carol I. Sesser, Director................       5,422            2,000             (1)
Wayne Snyder, Director and Executive Vice
  President..............................      38,684(2)        80,000         4.08%
Ronald W. Vogel, Director and Chairman of
  the Board..............................     376,868(4)             0        13.32%
  1460 Club View Terrace
  Los Altos, California 94024
Philip W. Weidinger, Director............       3,668            7,800             (1)
All directors and executive officers as a
  group (11 persons).....................   1,027,778          264,600        41.78%

-------------------------
(1) Less than one percent.

(2) Includes shares of XEON common stock allocated to these officers' accounts under Nevada Banking Company's Employee Stock Ownership Plan.

(3) Of these shares, approximately 320,000 are pledged to the party from whom Mr. Schopf acquired shares in 1998. Mr. Schopf acquired 320,000 shares of XEON common stock in March 1998 from an incorporator of Nevada Banking Company pursuant to an Agreement for Sale of Stock and a related January 25, 1993 Stock Option and Voting Trust Agreement. The purchase price was represented by a promissory note, which is secured by a pledge of all 320,000 shares to the seller. In the event of Mr. Schopf's death before payment in full of the promissory note obligation, the Agreement for Sale of Stock grants to the seller (Miller Properties, a Nevada limited partnership and affiliate of the incorporator from whom Mr. Schopf purchased the 320,000 shares) an option to repurchase all 320,000 shares.

(4) Includes 40,000 shares held by Mr. Vogel's son and 40,000 shares held by Mr. Vogel's daughter. Mr. Vogel exercises voting power over such shares.

     On the date the merger agreement was executed, certain stockholders of XEON entered into a Stockholder Voting Agreement with First Security Corporation as an inducement for First Security Corporation to enter into the merger agreement. The Stockholder Voting Agreement requires the shareholders who have executed the Stockholder Voting Agreement to

     - vote their XEON common stock in favor of the merger;

     - vote against any other acquisition proposal involving a change in control of XEON or similar transaction (other than the merger with and into First Security Corporation); and

     - vote against any other transaction that is inconsistent with the obligation of XEON to consummate the merger.

     The stockholders who executed the Stockholder Voting Agreement are Mr. John
A. Schopf, Jr., Director, President and Chief Executive Officer, and Mr. Ronald
W. Vogel, Director and Chairman of the Board. Together, these stockholders own or exercise voting power over approximately 781,204 shares of XEON common stock, or 27.62% of the voting power.

ELECTION OF DIRECTORS (PROPOSAL 2)

     Under Article SIXTH of XEON's Articles of Incorporation, the Board of Directors may consist of no fewer than seven and no more than 15 directors. The Board of Directors is empowered to change the number of directors from time to time within that range by a vote of no less than 75% of the whole Board. The number of directors is currently fixed at ten. All directors of XEON are elected annually and hold office until the following annual meeting or until their successors are elected and qualified. The Board of Directors of XEON and the Board of Directors of Nevada Banking Company are comprised of the same individuals, serving identical terms as directors of XEON and Nevada Banking Company. If elected by stockholders at the 1999 Annual Meeting of Stockholders, the individuals identified herein as nominees will serve as directors until the merger is consummated. If the merger is not consummated, the nominees will serve as directors until the 2000 Annual Meeting of Stockholders or until their successors are elected and qualified.

     The proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees identified herein. Section 9 of the Bylaws of XEON provides that any stockholder desiring to make a nomination for the election of directors at a meeting of stockholders must submit written notice not more than 60 days prior to the date of the meeting and not more than 10 days after the date notice of the meeting is sent to stockholders. Stockholders desiring to make a nomination must also provide certain information relating to the nomination. Failure to comply with the advance notice requirements will prevent such nominations from being considered.

     Except as may be otherwise noted herein, there are no family relationships among any of the directors or executive officers. No director was selected or serves pursuant to any arrangement or understanding with any other person. Except as may be disclosed herein, none of the directors and executive officers of XEON serves as a director of any company that has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940. None of the directors or executive officers of XEON has been involved in any legal proceedings concerning bankruptcy, either individually or in respect of any businesses with which they have been involved, nor have any of such persons been convicted of any crime, excluding traffic violations and similar minor offenses.

     The following table identifies the individuals nominated to serve as directors until the 2000 Annual Meeting of Stockholders. The table also identifies the executive officers of XEON and Nevada Banking Company:

                                                                 POSITION WITH XEON AND
        DIRECTOR NOMINEES           AGE   DIRECTOR SINCE         NEVADA BANKING COMPANY
        -----------------           ---   --------------         ----------------------
David E. Barnett..................  58         1993        Director
Milos S. Begovich.................  72         1985        Director
Troy Bowser.......................  53         1988        Director
Edward C. Coppin..................  59         1996        Director
D. Leonard Detrick................  73         1996        Director
John A. Schopf, Jr. ..............  50         1983        Director, President and Chief
                                                           Executive Officer
Carol I. Sesser...................  61         1995        Director
Wayne Snyder......................  51         1995        Director and Executive Vice
                                                           President
Ronald W. Vogel...................  64         1980        Director and Chairman of the Board
Philip W. Weidinger...............  45         1989        Director

                                                                POSITION WITH XEON AND
        EXECUTIVE OFFICERS          AGE   OFFICER SINCE         NEVADA BANKING COMPANY
        ------------------          ---   -------------         ----------------------
John A. Schopf, Jr. ..............  50        1983        Director, President and Chief
                                                          Executive Officer
Wayne Snyder......................  51        1992        Director and Executive Vice
                                                          President
Ursula K. Prebezac................  38        1988        Senior Vice President

     DAVID E. BARNETT. Since 1968, Mr. Barnett has been the principal of Barnett & Associates, a management consulting firm located in Tahoe Paradise, California. Mr. Barnett is a Certified Public Accountant.

     MILOS S. BEGOVICH. Since 1971, Mr. Begovich has been President of Sharkey's Nugget, Inc., a casino located in Gardnerville, Nevada.

     TROY BOWSER. A real estate broker, Mr. Bowser has been the majority owner of Coldwell Banker Bowser Realty, located in Zephyr Cove, Nevada, since 1980. Mr. Bowser was a director of the Tahoe Douglas Chamber of Commerce from 1983-84.

     EDWARD C. COPPIN. Prior to his retirement in 1993, Mr. Coppin had been an educator with the Washoe County School District for thirty years. Mr. Coppin is a retired Colonel in the United States Air Force Reserve, having served for 29 years with the United States Air Force and the Nevada Air National Guard.

     D. LEONARD DETRICK. The founding President of the Northern California Utility Contractors Association, Mr. Detrick was also the founder of Detrick Construction Co., which he managed from 1952 until he retired in 1977.

     JOHN A. SCHOPF, JR. Mr. Schopf's career in banking began in 1967. He has served as President and Chief Executive Officer and director of Nevada Banking Company since 1983. Prior to joining Nevada Banking Company, Mr. Schopf served as Senior Vice President of First National Bank in Canon City, Colorado.

     CAROL I. SESSER. Mrs. Sesser is President and owner of Tahoe Basin Container Service, Inc., South Tahoe Refuse Co., Inc. and Douglas Disposal waste management firms doing business in the Tahoe and Douglas County area.

     WAYNE SNYDER. Mr. Snyder joined Nevada Banking Company in 1990 and has served as Executive Vice President since 1992. Mr. Snyder has more than twenty years of banking experience, including ten years' service with First National Bank in Canon City, Colorado. Mr. Snyder is a former member of the City Council of Canon City, Colorado.

     RONALD W. (BUD) VOGEL. Mr. Vogel is a private investor. One of Nevada Banking Company's founders, Mr. Vogel was a member of Nevada Banking Company's original Board of Directors. He also owns Vogel Management, a property management firm located in Mountain View, California.

     PHILIP W. WEIDINGER. Since 1985, Mr. Weidinger has been the principal of Weidinger Public Relations, a public relations firm located in Incline Village, Nevada.

     URSULA K. PREBEZAC. Ms. Prebezac joined Nevada Banking Company in 1983, and in 1995 she was promoted to her present position of Senior Vice President. Ms. Prebezac has more than 20 years of banking experience, formerly employed by Glastonbury Bank & Trust in Glastonbury, Connecticut.

REMUNERATION OF DIRECTORS

     In addition to reimbursement of reasonable expenses of attendance at Board and committee meetings, each director receives monthly cash compensation in the amount of $500 for service on the Board of Directors and committees thereof. No cash compensation is paid to directors of XEON in addition to the compensation such persons receive as directors of Nevada Banking Company. However, each director who is not also an officer or employee of XEON or Nevada Banking Company has been granted Non-Qualified Stock Options under XEON's Stock Option Plan.

BOARD COMMITTEES

     In intervals between meetings of the full Board of Directors, the Executive Committee possesses and may exercise the power of the full Board of Directors in the management and direction of XEON's affairs in all cases in which specific direction shall not have been given by the full Board of Directors, except as may otherwise be provided by applicable law and except insofar as the Board of Directors shall have delegated power to another committee. The Executive Committee consists of Messrs. John A. Schopf, Jr., Wayne Snyder, Ronald W. Vogel, Edward C. Coppin and David E. Barnett.

     The directors eligible to serve on the Audit Committee are those who are not also officers or employees of XEON or Nevada Banking Company. The Audit Committee is charged with examining or superintending the examination or audit of XEON's assets, liabilities and results of operations on at least an annual basis, reporting the results thereof to the Board of Directors. The Audit Committee consists of Messrs. Ronald W. Vogel, Edward C. Coppin and David E. Barnett.

EXECUTIVE COMPENSATION

     None of XEON's executive officers has received any cash remuneration from XEON in addition to compensation received for service to Nevada Banking Company. The following tables show compensation for services in all capacities for the fiscal years ended December 31, 1998, 1997, and 1996 for the President and Chief Executive Officer and any other executive officer who received compensation in excess of $100,000 during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                       ---------------------------------
                                       ANNUAL COMPENSATION                     AWARDS            PAYOUTS
                              --------------------------------------   -----------------------   -------
                                                                          ($)          (#)
                                                           ($)         RESTRICTED   SECURITIES     ($)           ($)
      NAME AND                   ($)        ($)       OTHER ANNUAL       STOCK      UNDERLYING    LTIP        ALL OTHER
 PRINCIPAL POSITION    YEAR   SALARY(1)   BONUS(2)   COMPENSATION(3)     AWARDS      OPTIONS     PAYOUTS   COMPENSATION(4)
 ------------------    ----   ---------   --------   ---------------   ----------   ----------   -------   ---------------
John A. Schopf,
  Jr.................  1998   $100,490    $206,027      --               0                 0      0            $2,862
  President and Chief  1997   $ 92,185    $152,000      --               0                 0      0            $2,812
  Executive Officer    1996   $ 89,716    $ 77,838      --               0           100,000      0            $2,691
Wayne Snyder.........  1998   $ 77,708    $122,687      --               0                 0      0            $3,093
  Executive Vice       1997   $ 74,575    $ 90,939      --               0                 0      0            $2,996
  President            1996   $ 72,685    $ 45,411      --               0            80,000      0            $2,907
Ursula K. Prebezac...  1998   $ 67,730    $ 43,041      --               0                 0      0            $2,691
  Senior Vice          1997   $ 65,000    $ 31,000      --               0                 0      0            $2,996
  President            1996   $ 57,879    $ 15,295      --               0            50,000      0            $2,315

-------------------------
(1) Includes amounts deferred at the election of the named executive officers pursuant to the 401(k) Plan of Nevada Banking Company.

(2) Represents the bonus earned under the Deferred Bonus Plan. A portion of the bonus was deferred by Messrs. Schopf and Snyder, the remainder taken in cash. Ms. Prebezac and Mr. Snyder deferred half of their bonuses in each year, taking the other half in the form of a cash bonus. In 1996, Mr. Schopf took ten percent (10%) of his bonus in the form of cash, deferring the remainder. In 1997, $27,047 of Mr. Schopf's bonus was paid in cash, and the remainder of the bonus was deferred.

(3) Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.

(4) Includes matching contributions of Nevada Banking Company under its 401(k) Plan. For Mr. Schopf, the matching contribution was $2,142 in 1998, $2,812 in 1997 and $2,691 in 1996. For Mr. Snyder, the matching contribution under the 401(k) Plan was $2,316 in 1998, $2,996 in 1997 and $2,907 in 1996. For
    Ms. Prebezac, the matching contribution under the 401(k) Plan was $2,014 in 1998, $2,996 in 1997 and $2,315 in 1996. Also includes discretionary contributions made by Nevada Banking Company under the Employee Stock Ownership Plan, which was adopted September 30, 1998. Allocations under the Employee Stock Ownership Plan to the accounts of the named executives for 1998 are as follows: Mr. Schopf $720; Mr. Snyder $777; and Ms. Prebezac $677.

     The preceding table does not reflect severance benefits expected to become payable as a result of the proposed merger by First Security. (See, " -- Employment Agreements.") The table also does not reflect acceleration of benefits under the Nevada Banking Company 1996 Stock Option Plan or Nevada Banking Company's Deferred Bonus Plan expected to result from the proposed merger with First Security. (See, "-- Stock Option Plan" and "-- Deferred Bonus Plan.")

     STOCK OPTION PLAN. Effective May 15, 1996 Nevada Banking Company implemented the Nevada Banking Company 1996 Stock Option Plan (the "Stock Option Plan"). Upon completion of the holding company reorganization of Nevada Banking Company on October 15, 1998, XEON adopted the Stock Option Plan. At that time, all unexercised options to purchase shares of Nevada Banking Company common stock became options to purchase shares of XEON common stock, with the same terms, conditions and exercise prices.

     Under the Stock Option Plan, Qualified and Non-Qualified Stock Options have been and may be granted to officer and employee participants. Non-Qualified Stock Options have been and may be granted to directors of XEON as well. A Qualified Stock Option, also known as an "Incentive Stock Option," is an option that satisfies the terms of Section 422 of the Internal Revenue Code of 1986. All other options granted under the Stock Option Plan are Non-Qualified Stock Options.

     Although Non-Qualified Stock Options may be granted to directors, officers and employees, XEON's practice to date has been to issue Qualified Stock Options to officers and employees, and Non-Qualified Stock Options to directors who are not also officers or employees of XEON and Nevada Banking Company. Non-Qualified Stock Options are granted to directors based upon the number of meetings of the Board of Directors, Executive Committee, Asset and Liability Management Committee, Loan Committee and Marketing Committee attended. Non-Qualified Stock Options to acquire 200 shares are granted to each director attending each such meeting, except for directors who are also officers or employees of XEON and Nevada Banking Company. The Stock Option Plan is administered by the Executive Committee of the Board of Directors, which has the authority (i) to make grants of options under the Stock Option Plan, (ii) to determine the terms and conditions thereof, including the number of shares subject to option, the exercise price and duration of options, and (iii) to make all other determinations that are necessary or advisable for the administration of the Stock Option Plan.

     A total of 550,000 shares of XEON have been reserved for issuance as Qualified Stock Options, and 282,272 shares of XEON have been reserved for issuance as Non-Qualified Stock Options. As of March 1, 1999, options to acquire 467,200 shares of XEON common stock remain issued and outstanding under the Stock Option Plan, of which 432,600 are subject to Qualified Stock Options and 34,600 are subject to Non-Qualified Stock Options. The option exercise price under the Stock Option Plan can be no less than the fair market value of the XEON common stock as of the date of grant (adjusted for subsequent stock splits). For this purpose, fair market value is the average of the bid and asked for the XEON common stock on the date of grant, according to the market maker for XEON common stock.

     Qualified Stock Options vest in five equal annual installments. Once vested, Qualified Stock Options may be exercised at any time during their term, which may not exceed 10 years from the date of grant (5 years if the option holder owns more than 10% of XEON's common stock). Non-Qualified Stock Options are fully vested from the date of grant and may be exercised at any time on or after the date of grant, but in any event within 10 years after the date of grant.

     The following table provides a range of exercise prices of Xeon's Stock Option plans, along with the remaining contractual life in which to exercise the options at December 31, 1998:

                          QUALIFIED STOCK OPTION PLAN

                       OPTIONS OUTSTANDING
                  ------------------------------
                                    WEIGHTED
                                    AVERAGES                               OPTIONS EXERCISABLE
                                   REMAINING                          ------------------------------
   RANGE OF         NUMBER      CONTRACTUAL LIFE   WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
EXERCISE PRICES   OUTSTANDING      (IN YEARS)       EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------   -----------   ----------------   ----------------   -----------   ----------------
 $2.38 - $2.99      334,000           2.37              $2.375          130,900          $2.375
 $3.00 - $4.99       36,500           3.45               3.301            4,500           3.438
 $5.00 - $6.99       30,000           3.88               5.000            6,000           5.000
 $7.00 - $9.24        2,900           4.70               7.034               --              --
 $9.25 - $9.63       26,300           4.32               9.380               --              --
                    -------           ----              ------          -------          ------
                    432,600           2.71              $3.123          141,400          $2.520
                    =======           ====              ======          =======          ======

                        NON-QUALIFIED STOCK OPTION PLAN

                       OPTIONS OUTSTANDING
                  ------------------------------
                                    WEIGHTED
                                    AVERAGES                               OPTIONS EXERCISABLE
                                   REMAINING                          ------------------------------
   RANGE OF         NUMBER      CONTRACTUAL LIFE   WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
EXERCISE PRICES   OUTSTANDING      (IN YEARS)       EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------   -----------   ----------------   ----------------   -----------   ----------------
 $2.38 - $3.06      34,600            7.80              $2.673          34,600           $2.673
                    ======            ====              ======          ======           ======

     The Stock Option Plan provides that outstanding options not yet vested and exercisable become fully vested and exercisable upon public announcement of a merger, business combination or reorganization in which XEON is not the surviving corporation or a change in control of XEON. Public announcement of the proposed merger occurred on December 30, 1998. Accordingly, all outstanding options not vested by that date became vested and exercisable in full on December 30, 1998.

     Under the terms of the Stock Option Plan, outstanding options may be exercised within 90 days after the public announcement of a merger, business combination or reorganization in which XEON will not be the surviving corporation or other change in control of XEON. If not exercised within that 90-day period (on or by March 30, 1999), the Executive Committee of the Board of Directors, which acts as Administrator of the Stock Option Plan, and the option holder may agree either (i) to cancel the unexercised portion of the option and to pay the option holder the difference between (x) the closing price of the XEON common stock on the day before completion of the merger, business combination, reorganization or change in control and (y) the option exercise price or (ii) to assign the option and all rights and obligations under the option to the successor entity, which will be First Security.

     Under Section 3.3 of the merger agreement, XEON and First Security have agreed that all outstanding options that have vested may be exercised at any time prior to completion of the merger. The exercise will take the form of a "cashless exercise," meaning option holders will not have to pay the option exercise price in cash. Instead, option holders will be deemed to have received a number of shares of XEON common stock with an aggregate value equal to (i) the difference between the per share value of XEON common stock and the option exercise price per share, (ii) multiplied by the number of shares acquirable upon exercise of the option. Option holders will not have to take any action to accomplish the cashless exercise. But they are being asked by XEON to agree to this cashless exercise procedure.

     The following table shows the number of shares of XEON common stock acquired during 1998 or acquirable upon exercise of options by the individual(s) named in the Summary Compensation Table. The table also indicates the extent to which such options were exercisable at December 31, 1998, as well as the approximate value of such options based on the estimated fair market value of XEON common stock at December 31, 1998.

                                                   SECURITIES UNDERLYING               VALUE OF
                         SHARES                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                        ACQUIRED      VALUE        AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(1)
                           ON        REALIZED   ---------------------------   ---------------------------
        NAME           EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   --------   -----------   -------------   -----------   -------------
John A. Schopf,
  Jr.................       0           $0        100,000           0          $675,000          --
Wayne Snyder.........       0           $0         80,000           0          $540,000          --
Ursula K. Prebezac...       0           $0         50,000           0          $337,500          --

-------------------------
(1) In general, a stock option is "in the money" when the stock's fair market value exceeds the option exercise price. Value of unexercised options equals the estimated fair market value of a share acquirable upon exercise of an option at December 31, 1998, less the exercise price per share, multiplied by the number of shares acquirable upon exercise of the options. XEON common stock is quoted on the OTC Bulletin Board, but is not actively traded. Solely for purposes of the table and for no other purpose, XEON has estimated the per share fair market value of XEON common stock at December 31, 1998 as $9.125, the average of the bid and asked prices on December 30, 1998, the last trading day in 1998. The foregoing figure is an estimate only and does not reflect actual transactions in XEON common stock. The estimate does not necessarily reflect the price stockholders could obtain upon sale of their stock or the price at which shares of XEON common stock may be acquired, nor should such estimate be taken to represent management or the Board of Directors' estimate of the intrinsic value or fair market value of the shares of XEON common stock.

     DEFERRED BONUS PLAN. Effective December 31, 1993, the Bank adopted a Deferred Bonus Plan for the purpose of providing deferred compensation for a select group of management and highly compensated employees. The plan is not qualified under Section 401 of the Internal Revenue Code of 1986. Participants in the Deferred Bonus Plan are immediately vested in deferred bonus amounts (and earnings thereon) in excess of 50% of their bonus allocation (discussed hereinafter) each year. The remainder of the deferred bonus allocation vests at the rate of 10% annually, becoming fully vested after ten years of service from the December 31, 1993 effective date of the Deferred Bonus Plan. Vested plan benefits are paid on the earliest of 10 years from the effective date of the Deferred Bonus Plan, termination of employment, death or permanent disability. Selected by the Board of Directors at inception of the Deferred Bonus Plan, three officers of Nevada Banking Company are participants in the Deferred Bonus
Plan: Messrs. Schopf and Snyder and Ms. Prebezac. Benefits are paid out of Nevada Banking Company's general assets set aside in a Deferred Bonus Trust.

     Benefits payable under the Deferred Bonus Plan consist of an annual bonus determined according to a formula set forth in the Deferred Bonus Plan document. Under the Deferred Bonus Plan, the bonus consists of cash in an amount equal to 15% of Nevada Banking Company's net earnings in excess of $325,375. For this purpose, "net earnings" means net income before taxes, increased or decreased by the corresponding increase or decrease in the reserve for loan losses in the preceding year (except that the minimum earnings figure of $325,375 is calculated without adjustment for increases or decreases in the loan loss reserve). Under the terms of the Deferred Bonus Plan, Mr. Schopf is entitled to 55% of such bonus, Mr. Snyder 33%, and Ms. Prebezac 12%.

     The Deferred Bonus Plan provides for full vesting on an accelerated basis in the event that, within twelve months after (and as a result of) a change in control of Nevada Banking Company, a participant's employment with Nevada Banking Company is terminated or the participant's duties, responsibilities or compensation are reduced, followed by termination of the participant. The merger with First Security will constitute a change in control of Nevada Banking Company for this purpose, although Messrs. Schopf and Snyder and Ms. Prebezac are expected to continue to serve as officers of First Security Bank of Nevada following the merger of Nevada Banking Company with and into First Security Bank of Nevada.

     RETIREMENT PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN. Since May 1994 Nevada Banking Company has maintained a qualified cash or deferred compensation plan under Section 401(k) of the Internal Revenue Code of 1986. Under the 401(k) Plan, employees may elect to defer up to 12% of their salary, subject to limits established by the Internal Revenue Service. Until adoption of Nevada Banking Company's Employee Stock Ownership Plan, Nevada Banking Company was required to make matching contributions of 50% of the first 4% of employee contributions under the 401(k) Plan. As amended in connection with adoption of the Employee Stock Ownership Plan, Nevada Banking Company may make discretionary matching contributions to the 401(k) Plan, but it is no longer required to make matching contributions.

     In order to promote thrift on employees' part and to align their interests with those of stockholders, on September 30, 1998, Nevada Banking Company adopted an Employee Stock Ownership Plan ("ESOP"). The ESOP became effective retroactively to January 1, 1998. Because the ESOP was adopted so recently, Nevada Banking Company has made nominal contributions under the ESOP.

     In general, all employees over age 21 who have at least one year of service with Nevada Banking Company are participants in the ESOP. The ESOP provides for annual discretionary contributions in cash or in kind by Nevada Banking Company, based upon Nevada Banking Company's profits for each year. Discretionary contributions are allocated to each participant's account according to (i) the percentage each participant's annual compensation bears to the total compensation of all participants, in the case of "basic contributions" under the ESOP, and (ii) according to the percentage each participant's elective deferral of compensation under Nevada Banking Company's 401(k) bears to the total elective deferrals of all participants, in the case of "matching contributions" under the ESOP. Annual discretionary contributions of Nevada Banking Company become vested to a participant's account in five equal annual installments, the first 20% vesting after two years of continuous service following the date of effectiveness of the ESOP and 100% vesting after six years. Benefits also become 100% vested upon a participant's retirement, death or disability or upon termination of the ESOP. Nevada Banking Company's discretionary contributions are invested primarily in common stock of XEON. Participants have the right to direct voting by the ESOP trustee of shares of XEON common stock held in their accounts.

     The merger agreement provides that First Security will use its best efforts to convert employees' rights under XEON's and Nevada Banking Company's employee benefit plans to First Security's benefit plans, and to allow benefits under those plans to be "rolled over" to benefit plans maintained by First Security. Until that occurs, XEON's and Nevada Banking Company's benefit plans will be continued, including the ESOP and the 401(k) Plan.

     EMPLOYMENT AGREEMENTS. Mr. Schopf serves as President and Chief Executive Officer pursuant to a May 15, 1996 employment agreement. The employment agreement has a term of ten years and provides for annual salary of $89,849, subject to increase in the discretion of Nevada Banking Company's Board of Directors. The employment agreement provides for a payment of $225,000 if Mr. Schopf is terminated without cause. The employment agreement provides also for payment of $225,000 to Mr. Schopf if, within six months following a change in control, (i) he is terminated, except for cause, or (ii) he terminates his employment based on his determination that the policies and procedures of Nevada Banking Company's Board of Directors are unacceptable.

     Mr. Snyder serves as Executive Vice President of Nevada Banking Company pursuant to a May 15, 1996 employment agreement that is essentially identical to the employment agreement of Mr. Schopf. However, the base salary of Mr. Snyder is $72,685 annually, subject to increase in the discretion of Nevada Banking Company's Board of Directors. Likewise, the payment provided in the employment agreement in the event of termination of Mr. Snyder without cause is $150,000, and the termination payment provided by the employment agreement following a change in control is $150,000.

     For purposes of Messrs. Schopf and Snyder's employment agreements, a change in control is defined as an event involving one transaction or a related series of transactions in which (i) Nevada Banking Company issues new securities or sells existing securities equal to 33% or more of the issued and outstanding stock of Nevada Banking Company to any individual, firm, partnership or other entity, including a group, (ii) Nevada Banking Company issues securities equal to 33% or more of the issued and outstanding stock of Nevada Banking Company in connection with a merger, consolidation or other business combination, (iii) Nevada Banking Company is acquired in a merger or other business combination transaction in which Nevada Banking Company is not the surviving corporation or
(iv) 50% or more of Nevada Banking Company's consolidated assets or earning power are sold or transferred.

     The merger will constitute a change-in-control for purposes of the employment agreements with Nevada Banking Company's officers, although Messrs. Schopf and Snyder are expected to serve as officers of First Security Bank of Nevada following the merger of Nevada Banking Company with and into First Security Bank of Nevada. In connection with the merger, Messrs. Schopf and Snyder have entered into Agreements for Change-in-Control Severance Benefits with XEON and Nevada Banking Company. The Agreements for Change-in-Control Severance Benefits supersede their employment agreements. Under the Agreements for Change-in-Control Severance Benefits, Mr. Schopf will be entitled to an aggregate severance payment of $150,000 as a result of the merger, and Mr. Snyder will be entitled to an aggregate severance payment of $150,000 as a result of the merger.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Nevada Banking Company has deposit and lending relationships with certain directors and officers of XEON and Nevada Banking Company, as well as with their affiliates. All loans to directors, officers and their affiliates were made in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. Refer to Note 20 of Notes to Consolidated Financial Statements of XEON included elsewhere herein.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ELECTION OF EACH OF THE NOMINEES NAMED HEREIN.

RATIFICATION OF INDEPENDENT AUDITOR (PROPOSAL 3)

     XEON's independent auditor for the fiscal year ended December 31, 1998 was Kafoury, Armstrong & Co. The Board of Directors has selected Kafoury, Armstrong & Co. to be its independent auditor for the fiscal year ending December 31, 1999. This appointment is being presented to the stockholders for ratification.

     One or more members of the firm of Kafoury, Armstrong & Co. are expected to be present at the 1999 Annual Meeting of Stockholders. The representative(s) of the independent auditor will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KAFOURY, ARMSTRONG & CO. AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999

EXPENSES; SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be borne by XEON. Brokerage houses, nominees, fiduciaries and other custodians are requested to forward soliciting materials to beneficial owners. XEON will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of XEON common stock.

     In addition to solicitation by mail, directors, officers and employees of XEON and Nevada Banking Company may solicit proxies from the stockholders of XEON personally or by telephone, telegram or other forms of communication. However, they will not be specifically compensated for such services.

OTHER MATTERS

     The Board of Directors is not aware of any business to come before the 1999 Annual Meeting of Stockholders other than those matters described above in this Prospectus/ Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies, including matters relating to the conduct of the meeting.

                                 LEGAL MATTERS

     Ray, Quinney & Nebeker, P.C, Salt Lake City, Utah, will pass upon certain other matters with respect to the merger for First Security and First Security Bank of Nevada, including the legality of the First Security common stock to be issued in the merger. As of April 9, 1999, attorneys at Ray, Quinney & Nebeker, as a group, were beneficial owners of no more than 4% of the total outstanding First Security common stock and held no XEON shares. A stockholder of Ray, Quinney & Nebeker is the daughter of the Chairman and Chief Executive Officer of First Security. Another stockholder acts as Assistant Secretary of First Security.

     The law firm of Grady & Associates, Cleveland, Ohio, will pass upon certain matters in connection with the merger for XEON.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this Prospectus/ Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Representatives of Kafoury, Armstrong & Company are expected to be present at the XEON Annual Meeting of Stockholders. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     First Security has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933. The Form S-4 Registration Statement registers the distribution of First Security securities to be issued to XEON stockholders in the merger. The Form S-4 Registration Statement, including attached exhibits and schedules, contains additional relevant information about First Security common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the Form S-4 Registration Statement from this Prospectus/Proxy Statement.

     In addition, First Security files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the following locations of the Securities and Exchange Commission:

Public Reference Room       New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.      7 World Trade Center        Citicorp Center
Room 1024                   Suite 1300                  500 West Madison Street
Washington, D.C. 20549      New York, New York 10048    Suite 1400
                                                        Chicago, Illinois
                                                        60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy and proxy statements and other information regarding issuers that, like First Security, file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     The Securities and Exchange Commission allows First Security to "incorporate by reference" information into this Prospectus/Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this Prospectus/Proxy Statement, except for any information that is superseded by information that is included directly in this document.

INCORPORATION OF DOCUMENTS BY REFERENCE

     This Prospectus/Proxy Statement incorporates by reference the documents listed below that First Security has previously filed with the Securities and Exchange Commission. These documents contain important information about First Security and its financial affairs.

     FIRST SECURITY (Securities and Exchange Commission File No. 1-6906):

     (a) Annual Report on Form 10-K for the year ended December 31, 1998;

     (b) Proxy Statement dated March 29, 1999; and

     (c) Description of First Security Common Stock, included in First Security's Registration Statement on Form S-3, filed with the Commission on September 13, 1991 (Commission File Number 33-42784).

     All documents filed by First Security under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus/Proxy Statement and prior to the date of the XEON Annual Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of filing such documents. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement, as so modified or superseded, shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement. The information relating to First Security contained in this Prospectus/Proxy Statement should be read together with the information in the documents incorporated by reference.

     Copies of any First Security documents, other than exhibits to such documents, that are incorporated by reference but not presented herein or delivered herewith are available without charge to any person to whom this Prospectus/Proxy Statement is delivered upon written or oral request to First Security, Attention: Brad D. Hardy, Executive Vice President and Chief Financial Officer, Suite 200, 79 South Main Street, Salt Lake City, Utah 84111, telephone number (801) 246-6000. In order to ensure timely delivery of such documents prior to the Annual Meeting of XEON, any
request should be received on or before              , 1999. Copies of such
documents will also be available upon request thereafter until the effective time of the merger.

     A copy of XEON's audited financial statements is attached as Appendix D to this Prospectus/Proxy Statement.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST SECURITY OR XEON. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT, NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FIRST SECURITY OR XEON OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT.

     ALL INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS/PROXY STATEMENT WITH RESPECT TO FIRST SECURITY WAS SUPPLIED BY FIRST SECURITY. ALL INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT WITH RESPECT TO XEON WAS SUPPLIED BY XEON. ALTHOUGH NEITHER FIRST SECURITY NOR XEON KNOWS OF ANY INFORMATION INDICATING THAT ANY STATEMENTS OR INFORMATION HEREIN RELATING TO THE OTHER PARTY ARE INACCURATE OR INCOMPLETE, NEITHER FIRST SECURITY NOR XEON CAN WARRANT THE ACCURACY OR COMPLETENESS OF SUCH STATEMENTS OR INFORMATION AS THEY RELATE TO THE OTHER PARTY.

                                   APPENDIX A

                                MERGER AGREEMENT

                      AGREEMENT AND PLAN OF REORGANIZATION

                         DATED AS OF DECEMBER 29, 1998

                                  BY AND AMONG
                          FIRST SECURITY CORPORATION,
                         FIRST SECURITY BANK OF NEVADA,
                              XEON FINANCIAL CORP.
                                      AND
                             NEVADA BANKING COMPANY

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I THE MERGER........................................    3
     1.1 The Merger.........................................    3
     1.2 Directors and Officers of the Surviving
      Corporation...........................................    4
     1.3 Subsequent Actions.................................    4
ARTICLE II THE BANK MERGER..................................    5
     2.1 The Bank Merger....................................    5
     2.2 Directors and Officers of the Surviving Bank.......    6
     2.3 Subsequent Actions.................................    6
     2.4 Conversion of Shares...............................    7
ARTICLE III CONVERSION OF SECURITIES........................    7
     3.1 Conversion of Common Stock of Merging Entities.....    7
          (a) Conversion of Bancorp Common Stock............    7
          (b) Certain Definitions...........................    8
          (c) FSC Stock.....................................    9
     3.2 The Merging Banks..................................    9
          (a) FSB Common Stock..............................    9
          (b) Bank Common Stock.............................    9
     3.3 Options............................................    9
     3.4 Dissenting Shares..................................   10
     3.5 Exchange of Shares and Certificates................   11
          (a) Exchange Agent................................   11
          (b) Exchange Procedures; Transfer of Shares.......   11
          (c) Distributions with Respect to Unexchanged
            Shares..........................................   13
          (d) No Further Ownership Rights in Bancorp Common
              Stock; No Transfer Following the Closing
              Date..........................................   13
          (e) Fractional Shares.............................   14
          (f) Termination of Exchange Fund..................   14
          (g) No Liability..................................   15
          (h) Investment of Exchange Fund...................   15
ARTICLE IV COVENANTS OF BANCORP AND BANK....................   15
     4.1 Conduct of Business Pending the Closing............   15
          (a) Change in Capital Stock; Issuance of Shares...   16
          (b) Options, Warrants, and Rights.................   16
          (c) Dividends.....................................   16
          (d) Purchase of Shares............................   17
          (e) Benefit Plans.................................   17
          (f) Conduct of Business...........................   17
          (g) Acquisitions and Mergers......................   18
          (h) Liens; Indebtedness; Increase in Compensation,
            etc.............................................   18
          (i) Amendments to Charter, etc....................   18
     4.2 Investigation; Access..............................   19
     4.3 Regulatory Approvals...............................   20
     4.4 Termination of Employee Benefit Plans..............   21
     4.5 Information for Proxy Statement....................   21
     4.6 Environmental Reports..............................   21
     4.7 Notification of Actions............................   22

                                                              PAGE
                                                              ----
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BANCORP AND
          BANK..............................................   22
     5.1 Organization, Conduct of Business, etc.............   22
     5.2 Capitalization.....................................   23
     5.3 Options, SARs, Warrants, etc.......................   23
     5.4 Authorization; Validity of Agreement...............   24
     5.5 Bancorp and Bank Reports...........................   24
     5.6 Bancorp and Bank Financial Statements; No
      Undisclosed Liabilities...............................   25
     5.7 Environmental Matters..............................   26
     5.8 Loan Loss Reserves.................................   27
     5.9 Title to Properties................................   28
     5.10 Absence of Defaults...............................   28
     5.11 Absence of Material Adverse Changes...............   29
     5.12 Actions, Proceedings and Investigations...........   29
     5.13 Absence of Brokerage Commissions, etc.............   30
     5.14 Material Contracts................................   30
     5.15 Compliance With Laws; Documentations..............   31
     5.16 Employee Benefits.................................   33
     5.17 Repurchase Agreements.............................   37
     5.18 Taxes and Tax Returns.............................   37
     5.19 Consents and Approvals............................   37
     5.20 Insurance.........................................   38
     5.21 Disclosure........................................   38
ARTICLE VI COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC
           AND FSB..........................................   39
     6.1 Organization, Conduct of Business, etc.............   39
     6.2 Authorization and Validity of Agreement............   40
     6.3 FSC Reports........................................   40
     6.4 FSC Financial Statements; Tax Returns..............   40
     6.5 Absence of Material Adverse Changes................   41
     6.6 Absence of Defaults Under Agreements...............   42
     6.7 Actions, Proceedings, and Investigations...........   42
     6.8 Regulatory Approvals...............................   42
     6.9 FSC Common Stock...................................   43
     6.10 Registration of Shares............................   43
     6.11 Notification of Actions...........................   44
     6.12 NASDAQ/NMS Listing................................   44
     6.13 Indemnification...................................   44
     6.14 Ongoing Credit Review.............................   45
     6.15 Limitation on FSC's Conduct Prior to the Effective
      Time..................................................   45
ARTICLE VII PROXY STATEMENT; SHAREHOLDER MEETINGS...........   47
     7.1 Proxy Statement....................................   47
     7.2 Bancorp Meeting....................................   47
     7.3 Bank and FSB Action By Unanimous Written Consent...   48
ARTICLE VIII CONDITIONS OF CLOSING..........................   49
     8.1 Conditions of Closing For All Parties..............   49
          (a) Regulatory Approval...........................   49
          (b) Registration Statement, etc. .................   49

                                                              PAGE
                                                              ----
          (c) No Injunction, etc. ..........................   50
          (d) Tax Opinions..................................   50
          (e) Section 280G..................................   50
     8.2 Conditions of Closing for FSC and FSB..............   50
          (a) Shareholder Approval..........................   50
          (b) Bancorp and Bank Resolutions; Corporate
            Documents.......................................   51
          (c) Bancorp and Bank Representations and
            Warranties......................................   51
          (d) Comfort Letters...............................   51
          (e) Opinion of Bancorp and Bank Counsel...........   52
          (f) Affiliate's Letter............................   52
          (g) Condition of Bank.............................   52
          (h) Employment Agreements.........................   54
          (i) Condition of Properties.......................   54
          (j) Options.......................................   55
     8.3 Conditions of Closing For Bancorp and Bank.........   55
          (a) FSC and FSB Representations and Warranties....   55
          (b) Opinion of FSC Counsel........................   55
          (c) FSC Resolutions; Corporate Documents..........   56
          (d) Shareholder Approval..........................   56
          (e) Fairness Option...............................   56
ARTICLE IX CLOSING OF MERGER................................   56
     9.1 Closing............................................   56
     9.2 Filing of Certificate of Merger and Articles of
      Merger................................................   57
ARTICLE X TERMINATION.......................................   57
     10.1 Termination.......................................   58
     10.2 Effect of Termination.............................   59
ARTICLE XI ADDITIONAL COVENANTS.............................   59
     11.1 Employee Matters..................................   59
     11.2 Costs.............................................   60
     11.3 Instruments of Transfer, etc. ....................   61
     11.4 Notices...........................................   61
     11.5 Amendments........................................   63
     11.6 Entire Agreement..................................   63
     11.7 Assignment........................................   64
     11.8 Counterparts......................................   64
     11.9 Exclusive Merger Agreement........................   64
     11.10 Public Statements................................   65
     11.11 Confidentiality..................................   65
     11.12 Nonsurvival of Representations, Warranties and
      Agreements............................................   65
     11.13 Alternative Structure............................   66
     11.14 Third Parties....................................   66
     11.15 Severability.....................................   66
     11.16 Captions.........................................   67
     11.17 Definition of Material Adverse Effect............   67

EXHIBITS
Exhibit A -- Certificate of Merger (Delaware)
Exhibit B -- Articles of Merger (Nevada)

SCHEDULES
Schedule 4.1(d) -- Purchase of Shares
Schedule 4.2 -- Investigation; Access
Schedule 5.1 -- Organization, Conduct of Business
Schedule 5.2 -- Capitalization
Schedule 5.3 -- Options
Schedule 5.5 -- Bank Reports
Schedule 5.6 -- Financial Statements
Schedule 5.7 -- Environmental Matters
Schedule 5.9 -- Title to Properties
Schedule 5.10 -- Absence of Defaults
Schedule 5.11 -- Material Adverse Changes
Schedule 5.12 -- Litigation, Etc.
Schedule 5.14 -- Material Contracts
Schedule 5.15 -- Compliance with Law
Schedule 5.16 -- Employee Benefit Plans
Schedule 5.18 -- Taxes
Schedule 5.19 -- Consents
Schedule 5.20 -- Insurance
Schedule 8.2(d) -- Comfort Letters
Schedule 8.2(e) -- Opinion of Bank and Bancorp
Schedule 8.2(f) -- Affiliate's Letter
Schedule 8.2(h-1) -- Schopf Employment Agreement
Schedule 8.2(h-2) -- Snyder Employment Agreement
Schedule 8.3(b) -- Opinion of FSC and FSB

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization, dated as of the 29th day of December, 1998 (this "Agreement"), is made and entered into by and among FIRST SECURITY CORPORATION, a Delaware corporation ("FSC"), FIRST SECURITY BANK OF NEVADA, a bank organized under the laws of Nevada ("FSB"), XEON FINANCIAL CORP., a Nevada corporation ("Bancorp"), and NEVADA BANKING COMPANY, a bank organized under the laws of Nevada ("Bank").

                                   RECITALS:

     A. FSC is a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business located in Salt Lake City, Utah. FSC is authorized by its Articles of Incorporation to issue (i) 400,000 shares of preferred stock, each of no par value ("FSC Preferred Stock"), 18,052 of which are designated as Class A Preferred Stock, of which 9,251 were issued and outstanding on November 30, 1998, and (ii) 600,000,000 shares of common stock, each of $1.25 par value ("FSC Common Stock"), of which as of November 30, 1998, there were 189,662,397 (net of Treasury) shares issued and outstanding ("Basic Shares").

     B. FSB is a bank duly organized under the laws of the State of Nevada, with its principal place of business located in Las Vegas, Nevada. FSB is authorized by its Articles of Incorporation to issue 5,000,000 shares of common stock, each of $1.00 par value ("FSB Common Stock"), of which as of the date of this Agreement there were 4,329,161 shares issued and outstanding. FSC owns beneficially and of record all of the issued and outstanding shares of FSB Common Stock.

     C. Bancorp is a corporation duly organized and existing under the laws of the State of Nevada, with its principal place of business located in Stateline, Nevada. Bancorp is authorized by its Articles of Incorporation to issue 5,000,000 shares of common stock, without par value ("Bancorp Common Stock"), of which there were 2,828,840 shares issued and outstanding on November 30, 1998, and options outstanding for 467,300 shares as of such date (the "Options").

     D. Bank is a bank incorporated under the laws of the State of Nevada, having its principal place of business located in Stateline, Nevada. Bank is authorized by its Articles of Incorporation to issue 5,000,000 shares of common stock, each of $1.25 par value ("Bank Common Stock"), of which as of the date of this Agreement there were 2,828,840 shares issued and outstanding. Bancorp owns beneficially and of record all of the issued and outstanding shares of Bank Common Stock.

     E. The parties hereto desire that Bancorp be merged with and into FSC (the "Merger") pursuant to this Agreement and that certain Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger") and that immediately after the Merger, Bank be merged with and into FSB (the "Bank Merger") pursuant to this Agreement and those certain Articles of Merger attached hereto as Exhibit B (the "Bank Articles of Merger").

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1  The Merger.

     (a) Pursuant to the laws of the States of Delaware and Nevada, and subject to the terms and conditions of this Agreement, at the effective time of the Certificate of Merger (the "Effective Time"), FSC and Bancorp (sometimes referred to herein as the "Merging Entities") shall consummate the Merger pursuant to which (a) Bancorp shall be merged with and into FSC, and the separate corporate existence of Bancorp shall thereupon cease; (b) FSC shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware (the "Surviving Corporation"); and
(c) the separate corporate existence of FSC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article I. FSC, as the Surviving Corporation, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all restrictions, disabilities and duties of the Merging Entities; and all property, real, personal and mixed and all debts due to the Merging Entities on whatever account, including subscriptions for shares and all other things in action or belonging to the Merging Entities shall be taken and deemed to be vested in FSC without further act or deed. FSC shall thenceforth be responsible for all the debts, liabilities and duties of each of the Merging Entities and may be prosecuted to judgment as if the Merger had not taken place, or FSC may be substituted in place of the Merging Entities and neither the rights of creditors nor any liens upon any property of either shall be impaired by the Merger.

     (b) As of the Effective Time, the certificate of incorporation of FSC as in effect immediately prior to the Merger shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation. As of the Effective Time, the bylaws of FSC as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law and such bylaws of the Surviving Corporation.

     1.2 Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation at the Effective Time shall be the directors and officers of FSC as of immediately prior to the Effective Time, and shall serve in their respective positions until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

     1.3 Subsequent Actions. If, at any time after the Merger, FSC shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in FSC its right, title, or interest in, to, or under any of the rights, properties, or assets of Bancorp acquired or to be acquired by FSC as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of FSC shall be authorized to execute and deliver, in the name and on behalf of Bancorp or otherwise, all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of Bancorp or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any right, title, and interest in, to, and under such rights, properties, or assets in FSC or otherwise to carry out this Agreement.

                                   ARTICLE II

                                THE BANK MERGER

     2.1  The Bank Merger.

     (a) Immediately after but essentially concurrently with the Merger, and pursuant to the laws of the State of Nevada, and subject to the terms and conditions of this Agreement, at the time that the Bank Articles of Merger become effective, FSB and Bank (sometimes collectively referred to herein as the "Merging Banks") shall consummate the Bank Merger pursuant to which (a) the Bank shall be merged with and into FSB, immediately after but essentially concurrently with the Merger, and the separate corporate existence of Bank shall thereupon cease; (b) FSB shall be the successor or surviving bank in the Merger and shall continue to be governed by the laws of the State of Nevada (sometimes referred to herein as the "Surviving Bank"); and (c) the separate corporate existence of FSB with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger, except as set forth in this Article II. FSB, as the Surviving Bank, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all restrictions, disabilities and duties of the Merging Banks, and all property, real, personal and mixed and all debts due to the Merging Banks on whatever account, including subscriptions for shares and all other things in action or belonging to the Merging Banks shall be taken and deemed to be vested in FSB without further act or deed. FSB shall thenceforth be responsible for all the debts, liabilities and duties of each of the Merging Banks and may be prosecuted to judgment as if the Bank Merger had not taken place, or FSB may be substituted in place of the Merging Banks and neither the rights of creditors nor any liens upon any property of either shall be impaired by the Bank Merger.

     (b) As of the effective time of the Bank Merger, the articles of incorporation of FSB as in effect immediately prior to the Bank Merger shall be the articles of incorporation of the Surviving Bank without amendment until thereafter amended as provided by law and such articles of incorporation. As of the effective time of the Bank Merger, the bylaws of FSB as in effect immediately prior to the Bank Merger shall be the bylaws of the Surviving Bank without amendment until thereafter amended as provided by law and such bylaws.

     2.2 Directors and Officers of the Surviving Bank. The directors and officers of the Surviving Bank at the effective time of the Bank Merger shall be the directors and officers of FSB as of immediately prior to the Bank Merger and shall serve in their respective positions until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Bank.

     2.3 Subsequent Actions. If, at any time after the Bank Merger, FSB shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in FSB its right, title, or interest in, to, or under any of the rights, properties, or assets of Bank acquired or to be acquired by FSB as a result of or in connection with the Bank Merger, or otherwise to carry out this Agreement, the officers and directors of FSB shall be authorized to execute and deliver, in the name and on behalf of Bank or otherwise, all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of Bank or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any right, title, and interest in, to, and under such rights, properties, or assets in FSB or otherwise to carry out this Agreement.

     2.4 Conversion of Shares. The manner and basis of converting the shares of the Merging Banks shall be as set forth in Article III, below.

                                  ARTICLE III

                            CONVERSION OF SECURITIES

     3.1  Conversion of Common Stock of Merging Entities.

     (a) Conversion of Bancorp Common Stock. In accordance with this Agreement, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any shares of Bancorp Common Stock, each issued and outstanding share of Bancorp Common Stock (of which there shall be no more than 3,296,140 shares fully diluted and assuming all Options shall have been exercised), other than shares as to which dissenters' rights are perfected ("Dissenting Shares") and all rights in respect thereof, shall be converted, ipso facto, into the right to receive the Merger Consideration.

     As of the Effective Time, all such shares of Bancorp Common Stock, including all option shares, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each holder of a certificate representing any shares of Bancorp Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such certificates, the Merger Consideration upon the terms and subject to the conditions set forth herein.

     (b) Certain Definitions

     "Average FSC Share Price" shall mean the average of the last sales prices per share of FSC Common Stock on the Nasdaq National Market for the ten
     (10) consecutive trading days preceding the Closing Date (such period referred to herein as the "Closing Calculation Period"); subject to the following:

          (i) if the Average FSC Share Price is greater than or equal to $21.375, the Average FSC Share Price shall be $21.375; and

          (ii) if the Average FSC Share Price is less than or equal to $17.00, the Average FSC Share Price shall be $17.00.

     "Bancorp Share Price" shall mean, subject to adjustment pursuant to Section 8.2(g), below, $33,600,000 divided by (i) the total number of issued and outstanding shares of Bancorp Common Stock, plus (ii) the total number of shares of Bancorp Common Stock subject to all Vested Options.

     "Exchange Ratio" shall mean (in each case, rounded to the nearest one thousandth of a share) that number of shares of FSC Common Stock (rounded to the nearest one thousandth) determined as follows:

                              Bancorp Share Price
                            Average FSC Share Price

     "Merger Consideration" for each share of Bancorp Common Stock being converted into shares of FSC Common Stock shall mean that number of duly authorized, validly issued, fully paid and nonassessable shares of FSC Common Stock equal to the Exchange Ratio; provided, however, if, prior to the Effective Time, FSC should split, reclassify or combine the FSC Common Stock, or pay a stock dividend or other stock distribution in FSC Common Stock, as of a record date prior to the Effective Time, appropriate adjustment or adjustments (rounded to four digits to the right of the decimal point) will be made to the Exchange Ratio and the total number of shares of FSC Common Stock to be issued in the transaction so as to maintain the proportional interest in FSC Common Stock which the shareholders of Bancorp would otherwise have received.

     (c) FSC Stock. All shares of FSC Common Stock which are outstanding immediately prior to the Merger shall continue to be outstanding after the Merger.

     3.2  The Merging Banks.

     (a) FSB Common Stock. All shares of FSB Common Stock which are outstanding immediately prior to the Bank Merger shall continue to be outstanding immediately after the Bank Merger

     (b) Bank Common Stock. As of the Effective Time, each issued and outstanding share of Bank Common Stock and all rights in respect thereof shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no FSB Common Stock or FSC Common Stock shall be delivered in exchange therefore.

     3.3 Options. (a) Immediately prior to the Effective Time, each then outstanding Option issued under each stock option plan, program, agreement or arrangement of Bancorp (each a "Bancorp Stock Plan") that has previously vested prior to the Merger (a "Vested Option") shall be exercised pursuant to a cashless exercise procedure whereby each holder of a Vested Option shall be entitled to receive on a net basis that number of shares of Bancorp Common Stock equal to X in the following formula:

 X    =   A(B - C)
          --------
             B

     Where A equals the number of shares of Bancorp Common Stock subject to such Vested Option, B equals the Bancorp Share Price and C equals the strike price of such Vested Option. The aggregate number of shares so issuable with respect to all Vested Options shall be referred to herein as the "Bancorp Option Shares." At the Effective Time, each Bancorp Option Share shall be converted into shares of FSC Common Stock pursuant to Section 3.1 for the account of the holder of such Vested Option.

     3.4  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 3.1 hereof, but the holder thereof shall be entitled to only such rights as are granted by the NGCL.

     (b) Notwithstanding the provisions of Section 3.4. (a) above, if any holder of shares of Bancorp Common Stock who demands appraisal of such holder's shares of Bancorp Common Stock under the NGCL effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Bancorp Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 3.1. hereof, without interest, upon surrender of the certificate or certificates representing such shares of Bancorp Common Stock pursuant to
Section 3.5 hereof.

     (c) Bancorp shall give FSC (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Bancorp Common Stock, withdrawals of such demands, and any other instruments served on the Bancorp pursuant to the NGCL. Except with the prior written consent to FSC, Bancorp shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

     3.5  Exchange of Shares and Certificates.

     (a) Exchange Agent. As of the Effective Time, FSC shall deposit with First Chicago Trust Company of New York or such other bank or trust company as may be designated by FSC (the "Exchange Agent"), for the benefit of the holders of shares of Bancorp Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, (i) cash in an amount sufficient to pay cash in lieu of fractional shares, and (ii) certificates representing the shares of FSC Common Stock issuable pursuant to Section 3.1. hereof in exchange for outstanding shares of Bancorp Common Stock (the "Exchange Fund").

     (b) Exchange Procedures; Transfer of Shares. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Bancorp Common Stock (the "Certificates") whose shares were converted into the right to receive shares of FSC Common Stock pursuant to Section 3.1. hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as FSC may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of FSC Common Stock, and cash in lieu of fractional shares of FSC Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FSC, together with documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that whole number of shares which such holder has the right to receive pursuant to the provisions of this Article III and (ii) cash in lieu of any fractional number of shares as contemplated by this Section 3.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Bancorp Common Stock which is not registered in the transfer records of Bancorp, a certificate representing the proper number of shares of FSC Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or the taxes required by reason of the issuance of shares of FSC Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of FSC that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and cash in lieu of any fractional shares of FSC Common Stock as contemplated by this Section 3.5. No interest shall be paid or accrue on any cash payable in lieu of any fractional shares of FSC Common Stock.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to FSC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FSC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.5(e) hereof, until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be applied to the holder of the certificate representing whole shares of FSC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FSC Common Stock to which such holder is entitled pursuant to Section 3.5(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of FSC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of FSC Common Stock.

     (d) No Further Ownership Rights in Bancorp Common Stock; No Transfer Following the Closing Date. All shares of FSC Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this
Article III (including any cash paid pursuant to Section 3.5(e) hereof) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Bancorp Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Bancorp Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

     (e) Fractional Shares.

          (i) No certificates representing fractional shares of FSC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FSC.

          (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Bancorp Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FSC Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to (A) such fraction multiplied by (B) the Average FSC Share Price.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to FSC, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to FSC for payment of their Bancorp Common Stock, any cash in lieu of fractional shares of FSC Common Stock and any dividends or distributions with respect to FSC Common Stock.

     (g) No Liability. None of FSC, FSB, Bank or the Exchange Agent shall be liable to any person in respect of any shares of FSC Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of FSC Common Stock, any cash in lieu of fractional shares of FSC Common Stock, or any dividends or distributions with respect to FSC Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by FSC, on a daily basis. Any interest and other income resulting from such investments shall be paid to FSC.

                                   ARTICLE IV

                         COVENANTS OF BANCORP AND BANK

     4.1 Conduct of Business Pending the Closing. Except as otherwise contemplated hereby, between the date hereof and the Effective Time, or the time when this Agreement terminates as provided herein, each of Bancorp and Bank shall conduct its respective operations and business in the usual and ordinary course of business and consistent with past practice and use their commercially reasonable efforts to retain for the benefit of FSC and FSB the continuing services of the present officers and employees of Bank and Bancorp, to preserve the goodwill of customers and others having business relations with Bank and Bancorp, to preserve the deposit levels of Bank, to preserve the benefits of all contractual relationships with others and to keep in force at least at their present limits all policies of insurance currently in effect. Without limiting the generality of the foregoing, and except as otherwise specifically permitted by this Agreement, during the period from the date hereof to the Effective Time, neither Bank nor Bancorp shall, without the prior written authorization of the Chairman or President of FSC:

     (a) Change in Capital Stock; Issuance of Shares. Make any change in their authorized capital stock, or issue, agree to issue or permit Bank or Bancorp to become obligated to issue any shares of their capital stock, or securities convertible into their capital stock, except that Bancorp may issue shares of Bancorp Common Stock upon the exercise of outstanding Options described in
Schedule 5.3.

     (b) Options, Warrants, and Rights. Grant or issue any options, warrants or other rights, including stock appreciation rights, of any kind relating to the purchase of shares of their capital stock, or securities convertible into their capital stock (Bancorp and Bank hereby represent and warrant that, except for the Options outstanding as of the date hereof, no options, warrants, stock appreciation rights or other rights to purchase shares of their capital stock are outstanding on the date hereof);

     (c) Dividends. Declare or pay any dividends or other distributions on any shares of their capital stock; provided, however, that Bank may declare dividends to Bancorp in accordance with normal practices and to cover expenses associated with the transactions hereunder and Bancorp may pay dividends to shareholders consistent with past practice;

     (d) Purchase of Shares. Except for 2,000 shares of Bancorp Common Stock purchased on or about September 28, 1998 by Bank under Bank's employee stock ownership plan as a 1998 contribution (of which approximately 327 shares shall constitute the first quarter 1999 contribution to such plan) as set forth in
Schedule 4.1(d), purchase or otherwise acquire, or agree to acquire, any shares of their stock, other than in a fiduciary capacity;

     (e) Benefit Plans. Except as required by law or, with the consent of FSC, to terminate the employee benefit plans identified in Schedule 5.16 incident to the integration of Bank's employees into the employee benefit plans offered by FSC or FSB, enter into or amend any pension, retirement, stock option, stock appreciation, profit sharing, deferred compensation, consultant, bonus, group insurance or similar benefit plan in respect of any of their directors, officers or other employees;

     (f) Conduct of Business. Except as contemplated by this Agreement, take or omit to take any action which (i) causes Bancorp or Bank not to conduct their respective businesses in a manner consistent with normal business practices, including with respect to the securities or asset portfolios of Bank, (ii) has a material and adverse effect on the financial condition (present or prospective), businesses, properties, assets or operations of Bancorp and Bank (the parties hereto recognize that the operation of Bancorp and Bank until the Effective Time is the responsibility of Bancorp and Bank and their respective Boards of Directors and officers; nevertheless, Bancorp and Bank shall keep FSC advised of all important changes in the financial condition (present or prospective), business, properties, assets or operations of Bancorp and Bank);

     (g) Acquisitions and Mergers. Acquire or merge with any other company or acquire any branch or other significant part of the assets of any other company;

     (h) Liens; Indebtedness; Increase in Compensation, etc. Except in the ordinary course of business, (i) mortgage, pledge or subject to a lien or any other encumbrance any of their respective assets, dispose of any of their respective assets other than the automobile identified in Schedule 5.16, incur or cancel any indebtedness or claims, purchase or lease any assets having a purchase price or lease cost, in the aggregate, of more than $20,000.00, or (ii) except for the two Agreements for Change-in-Control Severance Benefits set forth in Schedule 5.16 hereto, increase any compensation or benefits payable to their respective officers or employees, except to pay routine merit increases in accordance with past practices and costs associated with the transactions contemplated under this Agreement. Notwithstanding the restrictions contained in this section, Bancorp or Bank may grant individual annual increases to officers and employees for 1999 in accordance with past practices up to a total of 5% of the total annual compensation of all officers and employees, which amount shall not in any event exceed $99,000, and continue during 1999 non-executive officer incentive compensation arrangements in accordance with past practice.

     (i) Amendments to Charter, etc. Amend their respective Articles of Incorporation or make any material amendments to their respective Bylaws which would interfere in any manner with the transactions contemplated by this Agreement.

     4.2 Investigation; Access. Each of Bancorp and Bank shall diligently endeavor to (i) take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with FSC and FSB to that end, including, without limitation, providing to FSC and FSB, and their respective employees, accountants and counsel, access to Bancorp's and Bank's books, records, reports, tax returns and facilities and to its employees, accountants, and counsel; provided, however, that such investigation to be conducted by FSC and FSB shall be performed in such a manner which will not unreasonably interfere with the normal operations, or customer or employee relations, of Bancorp and Bank and shall be in accordance with procedures established by the parties having due regard for the foregoing, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals and permissions of regulatory authorities referred to in Article VIII.

     To facilitate the investigations of Bancorp and Bank to be conducted by FSC and FSB, Bancorp and Bank shall deliver to FSC, as soon as reasonably possible,
(i) a list setting forth all of the classified, criticized and non-performing assets of Bank ("Classified Assets") as identified by Bank or by the most recent examination by Bank's federal or state bank examiner, along with an explanation of management's response for dealing with such assets, (ii) a list of all loans which are more than thirty (30) days past due ("Past Due Loans"), and (iii) Bank management's analysis of expected losses to be incurred with respect to the loans (assets) identified in items (i) and (ii).

     From execution of the Agreement until Closing, Bancorp and Bank shall deliver to FSC (i) monthly reports which summarize the loan and lease and the deposit activity of Bank for the previous month, and (ii) a report detailing any changes to the Classified Assets or Past Due Loans.

     FSC covenants and agrees that FSC and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning Bancorp and Bank received from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement/Prospectus, the Registration Statement on Form S-4 to be filed by FSC pursuant to Section 6.10, or any of the public information of any applications required to be filed with any governmental or regulatory agency to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to Bancorp.

     4.3 Regulatory Approvals. Bancorp and Bank shall (i) use their best efforts in good faith to assist FSC in obtaining all necessary regulatory approvals and taking or causing to be taken all other action required under this Agreement on its or their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with FSC and FSB to that end, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Article VIII. Bancorp and Bank shall have the right to review all applications to such regulatory authorities before the filing thereof and to comment upon the form of such applications and the information contained therein. Bancorp and Bank know of no reasons why the transactions contemplated by this Agreement should not be approved by the regulatory authorities.

     4.4 Termination of Employee Benefit Plans. On or before the Effective Time, Bancorp and FSC shall determine whether it is in the best interests of the parties hereto and the employees of Bancorp and Bank to terminate the employee benefit plans (as described in Section 5.16) or to merge such plans into an appropriate FSC benefit plan. FSC will cooperate in such determination to enable the plan participants to "roll-over" any benefits of said plans into any existing benefit plan maintained by FSC as to which such benefits may be transferred without necessity of material amendment to, or adverse effect on qualification of, such FSC plan and provided further that FSC incurs no expense or other adverse result in allowing such rollover of benefits.

     4.5 Information for Proxy Statement. Upon request by FSC, Bancorp and Bank shall timely prepare and deliver to FSC, in such form required by rules and regulations of the United States Securities and Exchange Commission (the "SEC"), all information, descriptions, accounting reports and schedules (including audited financial statements in the form required by Regulation S-X of the SEC, as may be required) and other materials required for preparation and filing of the Registration Statement contemplated by Section 6.10 of this Agreement.

     4.6 Environmental Reports. Within twenty (20) days of execution of this Agreement, Bancorp and Bank shall cause to be prepared, by firms reasonably acceptable to FSC, Phase I Environmental Reports with respect to real property owned by Bancorp and Bank, including Bank's branch facilities and assets held by Bank as other assets, other real estate owned or as in-substance foreclosure. In the event a Phase I report indicates that Bancorp or Bank may be a potentially liable party for remedial action under any environmental laws (as such term is defined in Section 5.7 below), then Bancorp and Bank shall cause Phase II Environmental Reports to be prepared detailing any possible exposure under such laws. The cost of said Phases I and II Environmental Reports and the cost of any remedial action determined to be necessary by such reports shall be borne by Bancorp and Bank. Bank shall make available to FSC any Phase I Environmental Reports which it has obtained on real property-secured loans.

     4.7 Notification of Actions. Bancorp and Bank covenant and agree to immediately notify FSC and FSB in the event of any action which materially affects any of the covenants set forth in this Article IV.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF BANCORP AND BANK

     As an inducement to FSC and FSB to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, Bancorp and Bank jointly and severally represent and warrant to and agree with FSC and FSB as of the date of this Agreement and as of the Closing Date as follows:

     5.1 Organization, Conduct of Business, etc. Each of Bancorp and Bank (i) is duly organized and validly existing and in good standing under the laws of the State of Nevada, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted,
(iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure to so qualify would not have a Material Adverse Effect on Bancorp or Bank or their respective businesses, operations, properties, assets or condition (financial or otherwise), and (iv) is not transacting business, or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect, as defined in Section 11.17 below, on Bancorp or Bank or their respective businesses, operations, properties, assets or condition (financial or otherwise). Except as set forth on Schedule 5.1, and other than Bancorp's ownership of the Bank, neither Bancorp nor Bank own any equity interest in any other business organization and neither Bancorp nor Bank is a party to any joint venture or similar enterprise.

     5.2 Capitalization. The authorized capital stock of Bank consists solely of 5,000,000 shares of Bank Common Stock. As of the date hereof, there are 2,828,840 shares of Bank Common Stock issued and outstanding. Bancorp owns, beneficially and of record, all of the issued and outstanding shares of Bank Stock. The authorized capital stock of Bancorp consists solely of 5,000,000 shares of Bancorp Common Stock. As of the date hereof, there are 2,828,840 shares of Bancorp Common Stock issued and outstanding. The outstanding shares of Bancorp Common Stock and the holders of record thereof are identified on
Schedule 5.2 hereto. All of the outstanding shares of capital stock of each of Bank and Bancorp have been duly authorized and are validly issued, fully paid and nonassessable.

     5.3 Options, SARs, Warrants, etc. Schedule 5.3 identifies the holders of each of the Options, the number of Options held by each holder of Options and the Option exercise price with respect thereto. Except for the Options, there are no outstanding stock appreciation rights or options, warrants, calls, units or commitments of any kind relating to the issuance, sale, purchase or redemption of, or securities convertible into, capital stock of Bank or Bancorp.

     5.4 Authorization; Validity of Agreement. Each of Bancorp and Bank has the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Board of Directors of Bancorp and Bank, has been duly executed and delivered on behalf of Bancorp and Bank, and, subject to approval by the shareholders of Bancorp, constitutes a valid and binding agreement of Bancorp and Bank, enforceable against each in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

     5.5 Bancorp and Bank Reports. Since January 1, 1995, each of Bancorp and Bank has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), Federal Deposit Insurance Corporation (the "FDIC") and the Nevada Financial Institutions Division (the "Division"). All such reports and statements filed by Bancorp or Bank with the Federal Reserve Board, the FDIC, the Division and other applicable state securities or banking authorities are collectively referred to herein as the "Bank Reports." As of their respective dates, the Bank Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and as of the date hereof do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except as set forth on Schedule 5.5, since January 1, 1995, no regulatory agency, including the Federal Reserve Board, the FDIC and the Division, has criticized in any significant manner, the management or operation of Bancorp or Bank, cited Bancorp or Bank for a violation of law, or imposed any mandatory action by Bancorp or Bank to bring such party in compliance with applicable rules and regulations.

     5.6  Bancorp and Bank Financial Statements; No Undisclosed
Liabilities. Bank's audited Balance Sheets as of December 31, 1996 and December 31, 1997, and its audited Statements of Income and Statements of Cash Flow for the years ended December 31, 1996 and December 31, 1997, and Bank's and Bancorp's unaudited interim Balance Sheet for the period ended September 30, 1998, heretofore delivered to FSC (hereinafter the "Financial Statements"), were prepared in accordance with generally accepted accounting principles consistently applied (except for such interim statement which requires year-end adjustments) and present fairly Bancorp's and Bank's financial condition, results of operations and changes in cash flow as of such dates.

     Bancorp and Bank will provide to FSC on a monthly basis prior to the Effective Time all interim financial statements relating to Bancorp and Bank customarily prepared by Bancorp or Bank.

     Except as and to the extent stated in the Financial Statements delivered or to be delivered pursuant to this Section 5.6 and in Schedule 5.6, and except for those liabilities incurred in the normal course of Bancorp's or the Bank's business, neither Bancorp nor Bank has any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges or lawsuits subsequently brought. Except as set forth on Schedule 5.6, there are no suits, actions or proceedings pending or, to the knowledge of Bancorp or Bank or any of their directors or officers, threatened, or any contingent liability which would give rise to any right of indemnification on the part of any director or officer of Bancorp or Bank or his or her heirs, executors or administrators, as against Bancorp or Bank or any successor to the business of Bancorp or Bank.

     5.7 Environmental Matters. For purposes of this Section 5.7, the term "environmental laws" shall include all state and federal laws designed to protect human health or the environment, as amended from time to time, and all regulations promulgated thereunder, including, without limitation, the Clean Air Act, 42 U.S.C.A. sec.sec. 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. sec.sec. 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C.A. sec.sec. 1251, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.A. sec.sec. 6901, et seq., and the Toxic Substances Control Act, 15 U.S.C.A. sec.sec. 2601, et seq. "Hazardous substance" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any environmental law.

     Except as set forth in Schedule 5.7, to the best knowledge of Bancorp and Bank after due inquiry, neither Bancorp or Bank, nor any property of Bancorp or Bank, is subject to any pending or potential claim, liability or obligation to any person arising under any environmental law. With respect to the real property owned or leased by Bancorp and

Bank (including other real estate), to the best knowledge of Bancorp and Bank after due inquiry:

          (a) No such property is presently contaminated by, and no such property has ever been used or is presently being used by any person to generate, manufacture, refine, transport, treat, store, handle or dispose of, any hazardous substance in any regulated form or quantity.

          (b) No such property has ever contained or presently contains, or has been used or is being used by any person for storage of, asbestos, ureaformaldehyde foam insulation, PCB's, dioxins, mercury, lead or uranium (or other heavy metal) products or tailings, or any other hazardous substance in any regulated form or quantity, whether contained in construction or fill materials or used or stored thereon or therein.

          (c) Neither Bancorp, Bank nor any other tenant or occupant of any such property has received a summons, citation, directive, letter, notice of violation, request for information or other communication, written or oral, from any local, state or federal agency concerning any possible intentional or unintentional action or omission on the part of any person which has resulted in the possible release of any hazardous substance affecting such property or concerning any other possible violation of any environmental law affecting the property.

          (d) To the extent any permit, approval or registration is or has been required to be obtained or maintained under any environmental law with respect to any such property, any improvement of or on any such property or any activity occurring on any such property, each such permit, approval or registration has been obtained and is in good standing. In addition, all such permits, approvals and registrations have been disclosed to FSC in writing.

          (e) No such property contains or has ever contained any storage tank used or intended for use to store any hazardous substance.

     5.8 Loan Loss Reserves. The reserves for possible loan losses and net loan charge-offs of Bank as established from time to time by Bank are adequate under generally accepted accounting principles. Such reserves comply in all material respects with all loan loss requirements or guidelines applied to Bank by any governmental authorities having jurisdiction with respect thereto.

     5.9 Title to Properties. Except as reflected in the Financial Statements delivered or to be delivered pursuant to Section 5.6, and except as set forth on
Schedule 5.9, Bancorp and Bank own, free and clear of any liens, claims, charges, options, or other encumbrances, all of the property, real, personal or mixed, reflected in the Financial Statements and all property acquired since such date. Except as set forth in Schedule 5.9, neither Bancorp nor Bank has received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties. To Bank's knowledge, there are no such violations of material nature and all buildings and structures used by Bancorp and Bank substantially conform with all applicable ordinances, codes and regulations. Except as set forth in
Schedule 5.9, in Bancorp's and Bank's opinion, all such properties which are material to the business or operations of Bancorp and Bank are in a good state of maintenance and repair and are adequate for its current uses and purposes. During each of the past three calendar years, Bancorp and Bank and their properties have been insured for customary risks with customary limits, deductibles, and exclusions, including but not limited to Bankers Blanket Bond, and such insurance protection continues in effect as of the date hereof. Bancorp and Bank have delivered to FSC true and correct copies of all deeds, title insurance policies and surveys each has with respect to the real property owned by them and copies of all leases with respect to real property leased by them.

     5.10 Absence of Defaults. The execution of this Agreement and the Bank Articles of Merger does not and performance of the transactions contemplated by them will not (assuming Bancorp shareholder approval and applicable regulatory approval) (a) violate the provisions of the Articles of Incorporation or Bylaws of either Bancorp or Bank, or (b) except as disclosed on Schedule 5.10, violate the provisions of or place either Bancorp or Bank in default under any agreement, indenture, mortgage, lien, lease, contract, instrument, order, judgment, decree, ordinance, statute, or regulation to which either Bancorp or Bank is subject, to which any property of either Bancorp or Bank is subject, or to which either Bancorp or Bank is a party, which violations or defaults would in the aggregate have a Material Adverse Effect on the business, operations, properties, assets, or condition (financial or otherwise) of either Bancorp or Bank.

     5.11 Absence of Material Adverse Changes. Except as set forth on Schedule 5.11, since December 31, 1997, there has been no change, and no development involving a reasonably foreseeable prospective change, in or affecting the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Bancorp and Bank that either individually or in the aggregate has had or is likely to have a Material Adverse Effect on Bancorp or Bank. Since December 31, 1997, Bancorp and Bank have conducted their respective businesses only in the ordinary course and consistent with past banking standards.

     5.12 Actions, Proceedings and Investigations. Set forth on Schedule 5.12 hereto is a complete and accurate listing of all litigation, administrative or other proceeding to which Bancorp or Bank is a party, except for such proceedings in which Bank is seeking to collect on a loan or lease transaction and no counterclaim or similar claim has been filed against Bank. There are no actions, proceedings or investigations pending, or, to the knowledge of the executive officers of Bank and Bancorp, threatened or contemplated against or relating to Bancorp or Bank or any of their respective properties or assets (and said officers are not aware of any facts that would give rise to any such claim), which would have a Material Adverse Effect on the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Bancorp or Bank, or the ability of Bancorp or Bank to consummate the Merger and Bank Merger contemplated hereby.

     5.13 Absence of Brokerage Commissions, etc. Except for Bancorp's agreement with Dain Rauscher Wessels, the details of which have been disclosed to FSC, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Bancorp and Bank directly with FSC and FSB without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of Bancorp and Bank in such a manner as to give rise to any valid claim against Bancorp or Bank, or FSC or FSB, for a brokerage commission, finder's fee or like payment.

     5.14  Material Contracts. Except for those documents listed on Schedule
5.14 hereto, copies of which documents have been provided by Bancorp and Bank to FSC, Bancorp and Bank is not a party to or bound by any commitment, agreement or other instrument which (i) is material to the business, operations, properties, assets or financial condition of Bancorp or Bank; (ii) limits the freedom of Bancorp or Bank to compete in any line of business or with any person; or (iii) requires Bank to transfer funds (other than in the ordinary course of business) to, make an investment in or guarantee the debt of any entity. Except as set forth in Schedule 5.14, neither Bancorp or Bank is a party to any contract or agreement, including but not limited to any lease, service contract or employment agreement which (i) provides for a remaining term in excess of two (2) years from and after the date hereof, and (ii) provides for a total payment thereunder in excess of $15,000.00. Neither Bancorp nor Bank is in default, and there has not occurred any event that with the lapse of time or giving of notice or both would constitute such a default, in any respect which has or may have a Material Adverse Effect on the business, operations, properties, assets or financial condition of Bancorp or Bank under any of the agreements or other instruments referred to in this Section 5.14.

     5.15  Compliance With Laws; Documentation.

     (a) Except as set forth on Schedule 5.15, to the best knowledge of Bancorp and Bank, after due inquiry: the conduct by Bancorp and Bank of their respective businesses does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of Bancorp or Bank; and Bancorp and Bank each has complied in all material respects with every local, state or federal law or ordinance, and every regulation or order issued thereunder, now in effect and applicable to Bancorp and Bank governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Consumer Credit Protection Act, Truth-in-Lending Law, and in particular Regulation Z promulgated by the Federal Reserve Board, and the Real Estate Settlement Procedures Act of 1974.

     (b) All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements of Bank as held in its portfolio, or as sold into the secondary market, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, each is based on a valid, binding and enforceable contract(s) or commitment(s), each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the Federal Reserve Board, laws and regulations providing for non-discriminatory practices in the granting of loans or credit, applicable usury laws, laws imposing lending limits, and each has been administered in full compliance with all applicable federal, state or local laws or regulations. Except as set forth on Schedule 5.15, all Uniform Commercial Code filings, or filings of trust deeds, or of lien or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

     (c) To the best knowledge of Bancorp and Bank, all loan files of Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

     (d) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Bank in full formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against Bancorp and Bank, has been or will be suffered or incurred by Bancorp and Bank.

     (e) To the best knowledge of Bancorp and Bank, Bank is not in violation of any applicable servicer or other requirement of the FHA, VA, FNMA, GNMA, FHLMC or any private mortgage insurer which insures any loans owned by Bank or as to which Bank has sold to other investors, the effect of which violation, individually or in the aggregate, would have a Material Adverse Effect on the business, operations, properties, assets or condition (financial or other) of Bank, and with respect to such mortgage loans Bank has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any private mortgage insurance or commitment of any private mortgage insurer to insure, (iv) any title insurance policy, (v) any hazard insurance policy, or
(vi) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, to the material detriment of Bank.

     (f) Bank is not knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

     5.16  Employee Benefits.

     (a) Schedule 5.16 contains a true and complete list of each employee benefit, compensation or welfare benefit plan, program or agreement maintained or contributed to or required to be contributed to by Bancorp or Bank (the "Plans"). Neither Bancorp nor Bank has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of Bancorp or Bank.

     (b) Except as set forth in Schedule 5.16, there are no employment agreements entered into by Bancorp or Bank and no other deferred compensation or salary continuation agreements or commitments maintained or agreed to by Bancorp or Bank.

     (c) With respect to each of the Plans, Bancorp and Bank have heretofore delivered to FSC true and complete copies of each of the following documents:
(i) each Plan and related trust, if any, (including all amendments thereto);
(ii) annual report and actuarial report, if required to be filed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the last two (2) years and the latest financial statement, if any, for each such Plan; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA; (iv) the most recent determination letter received from the Internal Revenue Service ("IRS") with respect to each Plan that is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"); and (v) information which identifies (x) all asserted or unasserted claims arising under any Plan,
(y) all claims presently outstanding against any Plan, (z) a description of any future compliance action required with respect to any Plan under ERISA, or federal or state law.

     (d) Except with respect to pending 1998 year-end contributions, if any, made consistent with past practices and as disclosed on Schedule 5.16, all required contributions have been, or will be, made with respect to each Plan on or prior to the date of this Agreement and have been properly recorded on the Financial Statements. Except with respect to pending 1998 year-end contributions, if any, made consistent with past practices and as disclosed on
Schedule 5.16, each trust associated with the Plans, if any, is fully funded as of the date of this Agreement. Schedule 5.16 sets forth the amount of monthly payments due and owing for each month that the Bank's 401(k) Plan, Employee Stock Ownership Plan and Deferred Bonus Plan are continued and the amount of liability for claims if Bancorp or Bank were to terminate such plans and the costs involved in any such termination. There are no other material liabilities that would be incurred in connection with the termination of the Plans.

     (e) Each of the Plans has been operated and administered since inception in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code and each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. The Plans are legally valid and binding and in full force and effect.

     (f) All amendments required under the Code have been made by Bancorp or Bank and approved by the IRS with respect to each Plan on or prior to the date of this Agreement.

     (g) Except as set forth in Schedule 5.16, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (C) deferred compensation benefits accrued as liabilities on the books of Bancorp or Bank, or
(D) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

     (h) There are no pending or, to Bancorp's or Bank's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

     (i) Except as set forth in Schedule 5.16, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) (A) entitle any current or former employee of Bancorp or Bank to severance pay, employment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

     (j) Neither Bancorp nor Bank has ever had liabilities to the Pension Benefit Guaranty Corporation ("PBGC"). No material liability to the PBGC has been or will be incurred by Bank or other trade or business under "common control" with Bancorp or Bank (as determined under Section 414(c) of the Code) (each a "Common Control Entity") on account of any termination of a Plan subject to Title IV of ERISA. On and after September 2, 1974, no filing has been made by Bancorp or Bank (or any Common Control Entity) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Plan subject to Title IV of ERISA maintained, or wholly or partially funded, by Bank (or any Common Control Entity). Neither Bancorp, Bank nor any

Common Control Entity, has (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (iii) ceased making contributions on or before the Closing Date to any Plan subject to Section 4064(a) of ERISA to which Bancorp or Bank (or any Common Control Entity) made contributions during the five years prior to the Closing Date, or (iv) made a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA).

     5.17 Repurchase Agreements. Bank has, as of the date hereof, and as of the Closing Date will have, valid and perfected first position security interests in all government securities subject to repurchase agreements, and, to the knowledge of Bancorp and Bank, as of the date hereof, the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

     5.18 Taxes and Tax Returns. Bank has delivered (or will deliver within five (5) days of execution of this Agreement) true and correct copies of all tax returns filed for the years ending 1995, 1996, and 1997. Bancorp and Bank have filed all federal, state and local tax returns and forms (including but not limited to forms 1099), which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due. Except as set forth in Schedule 5.18, to the best knowledge of Bancorp and Bank, after due inquiry, Bank has timely filed all currency transaction reports required by the Bank Secrecy Act, as amended, has timely filed all information returns required by Sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the Code; and has
exercised due diligence in obtaining certified taxpayer identification numbers as required pursuant to Treasury Regulation 35a.9999. Where payment of such taxes is not required to be made as of the date hereof, Bancorp and Bank have set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

     5.19 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the State of Nevada, the FDIC and/or the Federal Reserve Board and approval of such applications, (ii) the filing of the Bank Articles of Merger with the Nevada Secretary of State and the filing of the Certificate of Merger with the respective Secretaries of State of Delaware and Nevada, and (iii) the consents and approvals set forth in Schedule 5.19, no consents or approvals of, or filings or registration with, any governmental entity or with any third party are necessary in connection with (A) the execution and delivery by Bancorp and Bank of this Agreement or (B) the consummation by Bancorp and Bank of the transactions contemplated by this Agreement.

     5.20 Insurance. Schedule 5.20 contains a true, complete and correct description of all material policies of fire, liability, production, completion bond, errors and omissions, workmen's compensation and other forms of insurance owned or held by Bancorp and Bank, copies of which have previously been delivered to FSC. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. During the last three years neither Bancorp nor Bank has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

     5.21 Disclosure. No representation or warranty by Bancorp or Bank contained in this Agreement, nor any statement or certificate furnished or to be furnished by Bancorp or Bank to FSC or FSB or their representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the business of Bancorp and Bank with adequate information as to Bancorp and Bank and their condition (financial or otherwise), properties, assets, liabilities, business and prospects, and Bancorp and Bank have disclosed to FSC and FSB in writing all material adverse facts known to them relating to same.

                                   ARTICLE VI

            COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC AND FSB

     As an inducement to Bancorp and Bank to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, FSC and FSB jointly and severally covenant, represent and warrant to and agree with Bancorp and Bank as of the date of this Agreement and as of the Closing Date as follows:

     6.1 Organization, Conduct of Business, etc. FSC and FSB (i) are each duly organized and validly existing and in good standing under the laws of Delaware (in the case of FSC), or the State of Nevada (in the case of FSB), (ii) have all requisite power and authority (corporate and other) to own their respective properties and conduct their respective businesses as now being conducted, (iii) are each duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned or leased by them therein or in which the transaction of their respective businesses makes such qualification necessary, except when failure to so qualify would not have a Material Adverse Effect on FSC and its consolidated subsidiaries, and (iv) are not transacting business, or operating any properties owned or leased by any of them, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on FSC and its consolidated subsidiaries.

     6.2 Authorization and Validity of Agreement. FSC and FSB each have the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Executive Committee of the Board of Directors of FSC and the Board of Directors of FSB, has been duly executed and delivered on their behalf, and constitutes a valid and binding agreement of each of FSC and FSB, enforceable in accordance with its terms, subject to approval of the sole shareholder of FSB and ratification by the Board of Directors of FSC.

     6.3 FSC Reports. Since January 1, 1995, FSC and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC, including but not limited to Form 10-K, Form 10-Q, Form 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency (the "OCC"), (iv) the FDIC, and (v) other applicable state securities or banking authorities. All such reports and statements filed with the SEC, the Federal Reserve Board, the OCC, the FDIC, and other applicable state securities or banking authorities are collectively referred to herein as the "FSC Reports." As of their respective dates, to the best knowledge of the officers of FSC, the FSC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     6.4 FSC Financial Statements; Tax Returns. FSC's Consolidated Balance Sheets as of December 31, 1996 and December 31, 1997, and its Consolidated Statements of Income and Consolidated Statements of Cash Flow for the years then ended, heretofore delivered to Bancorp and Bank, were prepared in accordance with generally accepted accounting principles consistently applied and present fairly its consolidated financial condition, results of operations and changes in financial position as of such dates and for such periods. FSC will provide a copy of its Consolidated Balance Sheet and its Consolidated Statement of Income and Consolidated Statement of Cash Flow as of December 31, 1998 when available. FSC has filed all federal, state and local tax returns and forms (including but not limited to Forms 1099), which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due. Where payment of such taxes is not required to be made as of the date hereof, FSC has set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

     Except as and to the extent stated in the FSC Financial Statements provided by FSC to Bancorp and Bank and except for those liabilities incurred in the normal course of FSC's or any of its subsidiaries' respective businesses, FSC and its consolidated subsidiaries do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

     6.5 Absence of Material Adverse Changes. Since December 31, 1997, there has been no change, and no development involving a reasonably foreseeable prospective change, in or affecting the financial condition (present or prospective), businesses, properties or operations of FSC and its consolidated subsidiaries that either individually or in the aggregate has had or is likely to have a Material Adverse Effect on FSC and its consolidated subsidiaries.

     6.6 Absence of Defaults Under Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of FSC's or FSB's respective Articles of Incorporation, Bylaws, or any agreement to which FSC or FSB is a party or by which either of them is bound or to which any of their respective properties is subject, or result in the creation of any liens or encumbrances upon their respective assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities and of the shareholders of FSB and Bank.

     6.7 Actions, Proceedings, and Investigations. Except as set forth in FSC's filings with the SEC, there are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of FSC, threatened or contemplated, against or relating to FSC or any of its consolidated subsidiaries, or any of their respective properties, which would have a Material Adverse Effect on the financial condition (present or prospective), businesses, properties or operations of FSC and its consolidated subsidiaries, or the ability of FSC or FSB to consummate the Merger contemplated hereby.

     6.8 Regulatory Approvals. FSC and FSB shall (i) use their best efforts in good faith to obtain all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with Bancorp and Bank to that end, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in
Article VIII. FSC knows of no reasons why the transactions contemplated by this Agreement should not be approved by the regulatory authorities. FSC shall give Bancorp prompt notice of receipt of the regulatory approvals referred to in
Section 8.1(a) and shall provide Bancorp with copies of any written comments by any regulatory authorities regarding or relating to the non-confidential portions of the regulatory applications filed in connection with the transactions contemplated hereby.

     6.9 FSC Common Stock. All of the outstanding FSC Common Stock is duly authorized and validly issued, fully paid and nonassessable. The FSC Common Stock to be issued and delivered pursuant to the Merger, when issued as contemplated hereby, shall be duly authorized, validly issued, fully paid and nonassessable.

     6.10 Registration of Shares. FSC will use its best efforts to cause a Registration Statement on Form S-4 or other appropriate form (the "Registration Statement") to be filed and declared effective under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the FSC Common Stock which is to be issued in connection with the transactions contemplated by this Agreement, which Registration Statement, at the time it becomes effective, and at the Effective Time, shall in all material respects conform to the requirements of the 1933 Act and the General Rules and Regulations of the SEC under said Act (the "1933 Rules"), and the FSC Common Stock to be issued by FSC in connection with the Merger shall be duly qualified or exempted, as the case may be, under applicable state Blue Sky securities laws in those states in which Bancorp has informed FSC that its shareholders reside. FSC will furnish to Bancorp, its counsel, accountants and investment bankers drafts of Registration Statement filings sufficiently in advance of filing so as to afford a reasonable opportunity for review and comment.

     6.11 Notification of Actions. FSC and FSB covenant and agree to immediately notify Bancorp and Bank in the event of the breach of any of the covenants set forth in this Article VI.

     6.12 NASDAQ/NMS Listing. FSC shall take all actions necessary to assure that the shares of FSC Common Stock to be issued in the Merger will be approved for listing on the National Association of Security Dealers Automatic Quotation, National Market System ("NASDAQ/NMS") prior to the Closing Date.

     6.13 Indemnification. FSC agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of Bancorp and Bank as provided in their respective charters, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall, to the greatest extent permitted by Delaware law and the organizational documents of FSC as in effect, survive the Merger and shall continue in full force and effect for a period of two (2) years. If FSC or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, FSC shall use its commercially reasonable efforts to cause such successor and assigns of FSC to assume the obligations set forth in this Section 6.13

     FSC shall use its commercially reasonable efforts to cause the persons serving as officers and directors of Bancorp and Bank immediately prior to the Effective Time to be covered for a period of two (2) years after the Effective Time by the current policies of directors' and officers' liability insurance maintained by Bank with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such (provided that FSC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors); provided, however, that FSC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Bank for such insurance.

     6.14 Ongoing Credit Review. With respect to its ongoing credit review of Bank between the date hereof and the Effective Time, FSC covenants and agrees that it shall apply the same credit review procedure and credit standards it used in the initial credit review and that in its ongoing credit review it will only seek a change of a grade on a Bank loan (or lease) from the initial review if there has been a demonstrable adverse change in the credit, or the borrower or guarantor (or collateral supporting the credit) has suffered a Material Adverse Effect.

     6.15 Limitation on FSC's Conduct Prior to the Effective Time. Between the date hereof and the Effective Time or the time when this Agreement terminates as provided herein, FSC shall not, without prior written consent of Bancorp, take any action which would or is reasonably likely to (i) adversely affect the ability of FSC to obtain any necessary approvals of any governmental entity required for the transactions contemplated hereby; (ii) adversely affect FSC's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of FSC's obligations hereunder not being satisfied.

                                  ARTICLE VII

                     PROXY STATEMENT; SHAREHOLDER MEETINGS

     7.1 Proxy Statement. FSC (with the assistance of Bancorp and Bank) shall prepare the Registration Statement, as provided in Paragraph 6.10 above, which Registration Statement will include a Proxy Statement to be used with respect to providing shareholders' notice of the shareholder meetings for Bancorp and Bank, respectively. Bancorp and Bank represent and warrant that the information they provide for use in the Proxy Statement will comply in all material respects with the requirements of the Securities Exchange Act of 1934 (the "1934 Act") and the applicable rules and regulations promulgated by the SEC under such Act (the "1934 Rules"), and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that Bancorp and Bank make no representation with respect to information furnished by FSC or FSB expressly for inclusion in the Proxy Statement. FSC and FSB represent and warrant that the Proxy Statement will comply in all material respects with the requirements of the 1934 Act and the applicable 1934 Rules, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that FSC and FSB make no representation with respect to information furnished in writing by Bancorp and Bank expressly for inclusion in the Proxy Statement.

     7.2 Bancorp Meeting. This Agreement shall be submitted for approval, ratification and confirmation by the shareholders of Bancorp at a meeting thereof to be called in accordance with the applicable provisions of law and held as promptly as practicable after the execution of this Agreement and in no event later than the expiration of forty-five (45) days without the filing of any post-effective amendment to the Registration Statement to be filed by FSC pursuant to Paragraph 6.10, following the effectiveness of said Registration Statement. Bancorp will mail the Proxy Statement prepared by FSC as part of the Registration Statement to its shareholders for purposes of the meeting of its shareholders. Consistent with the exercise of their fiduciary duties to shareholders, the Board of Directors of Bancorp shall recommend to the shareholders that the shareholders approve the Agreement and the transactions contemplated therein.

     7.3 Bank and FSB Action By Unanimous Written Consent. This Agreement shall be submitted to the sole shareholder of each of Bank and FSB for approval, ratification and confirmation pursuant to an Action by Unanimous Written Consent in accordance with the applicable provisions of law as promptly as practicable after the execution of this Agreement, and in no event later than the expiration of forty-five (45) days without the filing of any post-effective amendment to the Registration Statement to be filed by FSC pursuant to Paragraph 6.10, following the effectiveness of said Registration Statement. FSC owns beneficially and of record all of the issued and outstanding shares of FSB Common Stock and will vote all of such shares in favor of this Agreement. Bancorp owns all of the issued and outstanding shares of Bank Common Stock and will vote all of such shares in favor of this Agreement.

                                  ARTICLE VIII

                             CONDITIONS OF CLOSING

     8.1  Conditions of Closing For All Parties.

     The consummation of the transactions contemplated by this Agreement is conditioned upon the following:

          (a) Regulatory Approval. All consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including but not limited to the consents, approvals and permissions of all applicable regulatory authorities which are necessary to the carrying out of the Bank Merger and Merger as described in this Agreement, shall have been procured; provided, however, the approvals referred to in this subparagraph (a) shall not have imposed any significant conditions which FSC and FSB on the one hand, or Bancorp and Bank, on the other, reasonably deem to be materially disadvantageous or burdensome. An approval shall be deemed to be materially disadvantageous or burdensome if the approval includes a condition which, in the reasonable opinion of the Board of Directors of FSC, would have a Material Adverse Effect on the anticipated economic and business benefits to FSC of the transactions contemplated by this Agreement.

          (b) Registration Statement, etc. The FSC Common Stock to be issued by FSC hereunder shall be the subject of the Registration Statement and to qualification or exemption under state securities laws as appropriate. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order. Such FSC Common Stock shall have been included for listing in the NASDAQ/NMS subject to official notice of issuance.

          (c) No Injunction, etc. There shall not have been instituted any litigation, regulatory proceeding or other matter which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Merger.

          (d) Tax Opinions. Bancorp and FSC shall have received from Ray, Quinney & Nebeker, counsel to FSC, an opinion reasonably satisfactory to them, respectively, to the general effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes by Bancorp or FSC, nor shall the issuance of the FSC Common Stock result in the recognition of gain or loss by the holders of Bancorp Common Stock who receive such stock in connection with the Merger, dated prior to the date the Prospectus is first mailed to the shareholders of Bancorp and such opinion shall not have been withdrawn or modified in any material respect.

          (e) Section 280G. There shall have been no payments received by any person as a result of the transactions contemplated hereby that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

     8.2 Conditions of Closing For FSC and FSB. The obligation of FSC and FSB, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following:

          (a) Shareholder Approval. A majority of the shareholders of Bancorp shall have approved this Agreement and the Merger contemplated hereby (unless a higher percentage of the outstanding shares of Bancorp must approve the transaction under the Articles of Incorporation or Bylaws of Bancorp). Bancorp, as the sole shareholder of Bank, shall approve the Agreement and the Bank Merger.

          (b) Bancorp and Bank Resolutions; Corporate Documents. Each of Bancorp and Bank shall have delivered to FSC and FSB (i) a copy of its Articles of Incorporation as certified by the Nevada Secretary of State; (ii) a copy of its bylaws certified by its corporate secretary, (iii) a certificate of good standing dated as of the Closing Date, issued by the appropriate governmental agency, (iv) certified copies of resolutions duly adopted by its Board of Directors approving this Agreement and, in the case of the Board of Directors of Bancorp, directing the submission thereof to a vote of the shareholders of Bancorp, and (v) certified copies of resolutions duly adopted by the shareholders of Bancorp (owning the outstanding shares as required by subparagraph (a) above) approving this Agreement and the Merger, all as contemplated hereby.

          (c) Bancorp and Bank Representations and Warranties. Unless waived in writing by FSB and FSC, the representations and warranties of Bancorp and Bank contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date. Except as otherwise contemplated by this Agreement, Bancorp and Bank shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it. FSC and FSB shall have received at the Closing a certificate to the foregoing effect dated as of the Closing Date and executed on behalf of Bancorp and Bank by one of their duly authorized executive officers.

          (d) Comfort Letters. FSC shall have received letters from Kafoury, Armstrong & Co., dated (i) the effective date of the Registration Statement and (ii) shortly prior to the Effective Time, in form and substance satisfactory to FSC, with respect to Bancorp's and Bank's financial condition, which letters shall be based upon customary specified procedures undertaken by such firm. The "comfort letters" contemplated hereby shall include, but not be limited to, those matters identified in Schedule 8.2(d) attached hereto.

          (e) Opinion of Bancorp and Bank Counsel. Unless waived in writing by FSC and FSB, FSC and FSB shall have received at the Closing from Grady & Associates, special counsel to Bancorp and Bank, and other counsel to Bancorp and Bank acceptable to FSC, written opinions, dated the Closing Date, substantially in the form of Schedule 8.2(e) hereto.

          (f) Affiliate's Letter. Unless waived in writing by FSC, FSC shall have received a letter from each person who, in the opinion of Bancorp and its counsel (who shall be entitled to rely on written certificates of such persons), is an "affiliate" (as that term is defined in Rule 405 promulgated by the SEC under the 1933 Act) of Bancorp in the form attached hereto as Schedule 8.2(f). Such "affiliate's" letter shall include covenants with respect to compliance with the rules and regulations of the SEC for any public reoffering or sale of the FSC Common Stock to be issued under the terms of this Agreement to such affiliate.

          (g) Condition of Bank. FSB shall have determined, based on an audit and review by its officers, accountants and legal counsel, conducted prior to the execution of this Agreement and updated as of the Closing Date, as provided below, that (i) the assets, books, records and operations of Bank are in reasonably satisfactory condition and will not adversely impact FSB after consummation of the Merger; (ii) based on the review of the assets, books, records and operations of Bank by FSC, there are no liabilities (existing, threatened or contingent) which FSC, in its discretion, determines to be unacceptable, as determined by reference to Articles IV and V of this Agreement; (iii) the methodology for determining and the allowance for loan and lease losses of Bank as determined by the grading of Bank loans and leases by FSC, is adequate in all material respects; (iv) the net earnings after taxes for the years ended 1995, 1996 and 1997 are as reported in the Financial Statements delivered to FSC pursuant to Section 5.6; and (v) as of the Closing Date, the net worth of Bancorp and Bank, calculated in accordance with generally accepted accounting principles, and after accrual or payment of the expenses incurred by Bancorp and Bank with respect to the Bank Merger and Merger, including but not limited to auditor's, attorney's and investment banker's fees and expenses incurred with respect to employee severance payments and/or termination or freezing of any employee Plan, as defined in Section 5.16, but before pay-in of the exercise strike price for the Options, will exceed $9,000,000 (exclusive of unrealized securities gains or losses pursuant to FASB 115 for the period from January 1, 1998 through the Closing).

     In the event FSB determines, and Bank agrees, that certain loans or assets should be written down or charged off or that additions to the provision for loan losses should be made, as contemplated by subparagraphs (ii) and (iii) of this Section 8.2(g), Bank agrees to take such actions as are appropriate under the circumstances and the net worth requirement set forth in this paragraph as a condition to Closing shall be determined after the taking of such actions.

     Any charge-offs, other asset write-downs or additions to the allowance for loan loss or other financial adjustments at or prior to the Closing made at the request, in writing, of FSC or FSB, for the convenience of FSC or FSB, and not required by said subparagraphs (ii) and (iii) of this 8.2(g), which charge-offs or additions Bank agrees to make, shall not reduce net worth for purposes of satisfaction of the net worth condition set forth in this Section 8.2(g).

     With respect to the credit review to be conducted by FSC and FSB hereunder, FSC and FSB covenant and agree that the update credit review of Bank by FSC and FSB shall be conducted approximately fifteen (15) business days prior to the Closing Date. In conducting the update credit review, FSC and FSB agree that they shall apply the same credit review procedures and credit standards they used in the initial credit review and that in their update review they will only seek a change of a grade on a Bank loan (or lease) from the initial review if there has been a demonstrable adverse change in the credit, or the borrower or guarantor (or collateral supporting the credit) has suffered a material adverse event. A demonstrable adverse change or a material adverse event shall be defined by reference to the term Material Adverse Effect.

          (h) Employment Agreements. John A. Schopf, Jr. and Wayne Snyder shall have each executed and delivered an Employment Agreement in the forms set forth as Schedules 8.2(h-1) and 8.2(h-2), respectively, attached hereto and incorporated herein.

          (i) Condition of Properties. FSC shall have determined, based on the Phase I and Phase II Environmental Reports, as provided in Section 4.6 above, that there are no liabilities (existing, threatened or outright) associated with the real properties owned by Bancorp or Bank which are unacceptable. Such determination shall be made by FSC within forty-five
     (45) days of receipt of such Phase I and Phase II Environmental Reports delivered to FSC under Section 4.6, above.

          (j) Options. All Options shall have been exercised or terminated and Bancorp's Stock Option Plan(s) shall have been terminated.

     8.3 Conditions of Closing For Bancorp and Bank. The obligation of Bancorp and Bank to consummate the transactions contemplated by this Agreement is conditioned upon the following:

          (a) FSC and FSB Representations and Warranties. Unless waived in writing by Bancorp and Bank, the representations and warranties of FSC and FSB contained in this Agreement shall be correct on and as of the Closing Date with the same effect as though made on and as of such date, except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of FSC and its consolidated subsidiaries, and, except as otherwise contemplated by this Agreement, FSC and FSB shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them. Bancorp and Bank shall have received at the Closing a certificate to the foregoing effect dated the Closing Date and executed on behalf of FSC and FSB by one of their duly authorized executive officers.

          (b) Opinion of FSC Counsel. Unless waived in writing by Bancorp and Bank, Bancorp and Bank shall have received at the Closing from Ray, Quinney & Nebeker, a written opinion, dated the Closing Date, substantially in the form of Schedule 8.3(b) hereto.

          (c) FSC Resolutions; Corporate Documents. FSC shall have delivered to Bancorp a certified copy of resolutions duly adopted by the Board of Directors of FSC approving this Agreement, the Merger and the Bank Merger, all as contemplated hereby. FSC shall deliver to Bancorp (i) a copy certified by the Delaware Secretary of State's Office of FSC's Certificate of Incorporation; (ii) a copy of FSC's Bylaws certified by the Corporate Secretary; and (iii) a certificate of good standing dated as of the Closing Date, issued by the Delaware Secretary of State's office.

          (d) Shareholder Approval. Under the Delaware General Corporation Law, FSC shareholder approval is not required for the Merger. FSC, as the sole shareholder of FSB, shall approve the Agreement and the Bank Merger. A majority of the shareholders of Bancorp shall have approved this Agreement and the Merger.

          (e) Fairness Opinion. Bancorp shall have previously received a letter from Dain Rauscher Wessels dated as of a date within five (5) days of the mailing of the Bancorp Proxy Statement to the shareholders of Bancorp, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Bancorp.

                                   ARTICLE IX

                               CLOSING OF MERGER

     9.1  Closing. Unless the Agreement is earlier terminated in accordance with
Article X, below, the closing of the transactions contemplated herein (the "Closing") shall take place at 10:00 a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the fifth business day after satisfaction or waiver of all of the conditions precedent set forth in Article VIII and the expiration of the required waiting period following approval of FSC's application to the Federal Reserve Bank of San Francisco and the Nevada Financial Institutions Division, if any, relating to the Merger and the Bank Merger but in no event later than thirty (30) days after the expiration of such period (the "Closing Date"), at the offices of Ray, Quinney & Nebeker, 79 South Main Street, Salt Lake City, Utah 84111.

     9.2  Filing of Certificate of Merger and Articles of Merger.

     (a) Bancorp and FSC shall execute a certificate of merger in substantially the form attached hereto as Exhibit A and shall cause such certificate of merger to be filed with the Delaware Secretary of State's Office and the Nevada Secretary of State's Office on the Closing Date or as soon thereafter as practicable. The Effective Time of the Merger shall be on such date as the Delaware Secretary of State and the Nevada Secretary of State, under their respective rules and regulations, deems the Merger effective.

     (b) Bank and FSB shall execute articles of merger in substantially the form attached hereto as Exhibit B and shall cause such articles of merger to be approved by the Nevada Financial Institutions Division and filed with the Nevada Secretary of State's office, on the Closing Date or as soon thereafter as practicable. The Bank Merger shall take effect on such date as the Nevada Secretary of State, under rules and regulations governing such office, deems the Bank Merger effective, but in any event shall be effective after the Effective Time of the Merger.

                                   ARTICLE X

                                  TERMINATION

     10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of the Executive Committee and Board of Directors of FSC and FSB, respectively, and the Boards of Directors of Bancorp and Bank; or

          (b) by the Boards of Directors of FSC and FSB, respectively, or the Boards of Directors of Bancorp and Bank at any time after the expiration of nine (9) months from the date hereof, if the Bank Merger and Merger shall not theretofore have been consummated by the failure to satisfy the conditions to Closing not within the control of the electing party; or

          (c) by Bancorp and Bank, upon written notice to FSC and FSB at any time if any representation or warranty of FSC and FSB contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if FSC or FSB fail to comply with any of their respective covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

          (d) by FSC and FSB upon written notice to Bancorp and Bank at any time if any representation or warranty of Bancorp and Bank contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if Bancorp and Bank fail to comply with any of its covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance;

          (e) by FSC and FSB, upon written notice to Bancorp and Bank at any time if a majority of Bancorp's shareholders (or such higher level mandated by the Articles of Incorporation or Bylaws of Bancorp) does not approve the Merger contemplated hereby, or if such Merger is disapproved by any governmental authority whose approval is necessary;

          (f) by either Bancorp or FSC, if Bancorp shall have failed to act or refrain from doing any act as required under this Agreement pursuant to
     Section 11.9.

     10.2 Effect of Termination. In the event of termination and abandonment hereof pursuant to the provisions of Section 10.1, this Agreement shall become void and have no force or effect, except that Sections 10.2, 11.2, 11.9 and
11.11 shall survive the termination. Such termination shall not relieve any party of any liability for damages arising out of its willful breach of any provision of this Agreement for any default prior to such termination.

                                   ARTICLE XI

                              ADDITIONAL COVENANTS

     11.1 Employee Matters. FSC shall use its best efforts to effect a conversion of Bank employees to FSC benefit plans within twelve (12) months of the Effective Date (the "Conversion Period"). During the Conversion Period, FSC shall continue the Plans (as described in Section 5.16) for the benefit of the employees of Bank pending termination or merger of the Plans into FSC benefit plans. Upon conversion to FSC benefit plans, Bank employees shall be entitled to participate in such FSC benefit plans in accordance with the terms thereof and in accordance with FSC policy. For purposes of determining each such Bank employee's eligibility and vesting under such FSC benefit plans, FSC shall recognize such Bank employee's service with Bank beginning on the date such Bank employee commenced employment with Bank; provided, however, that with respect to the FSC 401(k) plan, prior service credit shall be given only for such period as Bank's 401(k) plan has been in existence; and, provided further that prior service credit shall not be given for purposes of accrual of benefits under the FSC retirement plan. FSC also covenants and agrees that any pre-existing condition, limitation or exclusion in its health plans shall not apply to Bank employees or their covered dependents who are covered under similar Bank health plans on the Closing Date and who elect coverage under FSC's health plans at the time such Bank employees are first given the option to enroll in FSC's health plans.

     FSC will use its best efforts to enable the Plan participants to "roll-over" any benefits of the Plans into an existing benefit plan maintained by FSC as to which such benefits may be transferred without cost to FSC, or necessity of material amendment to, or adverse effect on qualification of, such FSC plan; provided, however, that no accounts shall be permitted to roll-over to FSC's 401(k) plan without the express written consent of the trustee and sponsor of FSC's 401(k) plan, in its sole discretion, to such roll-over, which approval shall not be given in any event without receipt of such documentation from Bancorp and Bank as may be requested by FSC prior to Closing, including, without limitation, an Internal Revenue Service ruling obtained by Bancorp approving the roll-over and ensuring the qualification of the FSC 401(k) plan if the FSC 401(k) plan accepts such roll-overs.

     11.2 Costs. Each of the parties to this Agreement shall pay its own charges and costs incurred or to be incurred in connection with the execution and performance of this Agreement. Except as provided in Section 11.9, below, in the event of a willful breach of a material agreement or covenant contained herein by either Bancorp and Bank, on the one hand, or FSC and FSB, on the other, which breach either directly or indirectly results or would result in a failure to consummate the Bank Merger and Merger, and which breach cannot be cured or is not cured within thirty (30) days after written notice of such breach is given to the party committing such breach, the party causing such breach shall be liable to the other party for damages for an amount not to exceed $1,500,000; provided, further, that in the event of a termination of this Agreement under Section 10.1(f), above, Bancorp shall pay to FSC a termination fee of $1,500,000. Either party may elect to forego the recovery of damages and pursue its right to the specific performance or enforcement of the terms and provisions of this Agreement.

     11.3 Instruments of Transfer, etc. Each of the parties hereto shall cooperate with the other parties in every way in carrying out the transactions contemplated herein, in delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments reasonably deemed necessary or useful by counsel for any party hereto.

     11.4 Notices. All notices, requests, consents and demands shall be given to or made upon the parties at their respective addresses set forth below, or at such other address as a party may designate in writing delivered to the other parties. Unless otherwise agreed in this Agreement, all notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, by facsimile transmission ("fax"), with a copy to follow by first class mail, or by certified first class mail, return receipt requested, postage prepaid, to the party or parties addressed as aforesaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the second business day following the date upon which it is deposited in a first-class postage-prepaid envelope in the United States mail addressed as aforesaid. If given by fax, such notice shall be deemed to be given upon the date it is actually received by the addressee, as confirmed by the fax activity report generated upon transmission of such fax.

        (a) If to FSC and FSB, to:

            First Security Bank of Nevada
            530 Las Vegas Blvd. S
            Las Vegas, Nevada 89101
            Attn: David J. Smith, President
                  and Chief Executive Officer
            Fax Number (702) 385-8705

            With a copy to:

            First Security Corporation
            79 South Main Street
            Salt Lake City, Nevada 84111
            Attn: Brad D. Hardy, Esq.
                  Executive Vice-President & General Counsel
            Fax Number: (801) 359-6928

            With a copy to:

            Sylvia I. Iannucci, Esq.
            Ray, Quinney & Nebeker
            400 Deseret Building
            79 South Main Street
            Salt Lake City, Utah 84111
            Fax Number: (801) 532-7543

        (b) If to Bancorp and Bank, to:

            Nevada Banking Company
            229 Kingsbury Grade
            Stateline, Nevada 89449
            Attn: John A. Schopf, Chief Executive Officer
            Fax Number: (702) 588-5129

            With a copy to:

            XEON Financial Corp.
            229 Kingsbury Grade
            Stateline, Nevada 89449
            Attn: John A. Schopf, Chief Executive Officer
            Fax Number: (702) 588-5129

            With a copy to:

            Francis X. Grady, Esq.
            Grady & Associates
            20800 Center Ridge Road, Suite 116
            Rocky River, Ohio 44116-4306
            Fax Number: (440) 356-7254

     Each party hereto shall notify promptly the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article VIII hereof. Between the date of this Agreement and the Closing Date, each party hereto will advise the other of the satisfaction of such conditions as they occur.

     11.5 Amendments. Prior to the Effective Time, any provision of this Agreement, except for Section 3.1 which establishes the Exchange Ratio, may be amended or modified at any time, either before or after its approval, if any, by the shareholders of any party to this Agreement, by an agreement in writing between the parties hereto approved by their respective Boards of Directors (or Executive Committee in the case of FSC) and executed in the same manner as this Agreement.

     11.6 Entire Agreement. This Agreement and all exhibits and schedules hereto and other documents incorporated or referred to herein, contain the entire agreement of the parties and there are no representations, inducements or other provisions other than those expressed in writing. No modification, waiver or discharge of any provision of or breach of this Agreement shall (i) be effective unless it is executed in writing by the party effecting such modification, waiver or discharge, or (ii) affect the right of either party hereto thereafter to enforce any other provision or to exercise any right or remedy in the event of a breach by a party hereto, whether or not similar.

     11.7 Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties.

     11.8 Counterparts. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

     11.9 Exclusive Merger Agreement. Bancorp, Bank, and the Board of Directors of Bancorp covenant and agree that, between the date hereof and the date of the meeting of the Shareholders of Bancorp described in Article VII hereof, they will not, either directly or indirectly, solicit or attempt to procure offers relating to the merger or acquisition of Bancorp or Bank with or by any entity not a party to this Agreement, or negotiate or enter into any agreements relating to the merger or acquisition of Bancorp or Bank with or by any such third party, and such persons further agree to use his or her best efforts to obtain the approval of the Merger by the Shareholders of Bancorp. Notwithstanding the foregoing, neither Bancorp, Bank nor any of their respective officers or directors shall be required by this Section 11.9 to take or refrain from taking any action if to do so would, in the written opinion of Bancorp's legal counsel, violate the duties imposed by law on the Bancorp directors or officers to the Bancorp shareholders.

     11.10 Public Statements. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties respecting such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 11.10 shall not be required if the delay necessary to obtain such consent would preclude the timely issuance of a press release or public statement as required by law. The provisions of this Section 11.10 shall not be construed as prohibiting the filing of copies of this Agreement or descriptions of this Agreement with regulatory agencies as to which regulatory approvals are contemplated by this Agreement.

     11.11 Confidentiality. Each party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other parties. Each party shall maintain as strictly confidential all information it learns from the others and shall, upon expiration or termination of this Agreement, return promptly to the other parties all documentation (and copies thereof) provided by them or made available by third parties. Each party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants. This provision shall not prohibit the use or disclosure of confidential information pursuant to court order or which has otherwise become publicly available.

     11.12 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreements or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 3.1(a), 3.4, 3.5, 6.10, 6.13, 11.10 and 11.11, the Employment Agreements in the form of Schedules 8.2(h-1) and 8.2(h-2) and the agreements of the Affiliates contained in the letters referred to in Section 8.2(f).

     11.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, the parties may mutually agree to revise the structure of the Bank Merger and the Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) not change the amount or form of consideration to be received by the holders of Bancorp Common Stock, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interest of the stockholders of Bancorp. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     11.14  Third Parties. Except with respect to Article III, Sections 6.13 and
11.1 which are intended to benefit the shareholders, employees, officers and directors of Bancorp, each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement, the term "parties" shall refer only to FSC, FSB, Bancorp or Bank as the context may require.

     11.15  Severability. Except to the extent that application of this Section
11.15 would have a Material Adverse Effect on either party, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.16 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     11.17 Definition of "Material Adverse Effect". As used in this Agreement, "Material Adverse Effect" shall mean with respect to a person, a Material Adverse Effect upon (A) the business, financial condition, operations, or prospects of such person, or (B) the ability of such person to timely perform its obligations under the Agreement and to timely consummate the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting principles applicable to banks or their holding companies generally, (iii) any action or omission of FSC or Bancorp or any subsidiary of either of them taken with the prior written consent of FSC or Bancorp, as applicable, or permitted by this Agreement, and (iv) any changes in general economic conditions affecting banks or their holding companies generally.

                     [This Space Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                          FIRST SECURITY CORPORATION

                                          By       /s/ MORGAN J. EVANS
                                            ------------------------------------
                                             Morgan J. Evans,
                                             President and Chief Operating
                                             Officer

                                          FIRST SECURITY BANK OF NEVADA

                                          By       /s/ DAVID J. SMITH
                                            ------------------------------------
                                             David J. Smith,
                                             President and Chief Executive
                                             Officer

                                          XEON FINANCIAL CORP.

                                          By     /s/ JOHN A. SCHOPF, JR.
                                            ------------------------------------
                                             John A. Schopf, Jr.
                                             President and Chief Executive
                                             Officer

                                          NEVADA BANKING COMPANY

                                          By     /s/ JOHN A. SCHOPF, JR.
                                            ------------------------------------
                                             John A. Schopf, Jr.
                                             President and Chief Executive
                                             Officer

                                   APPENDIX B

                        OPINION OF DAIN RAUSCHER WESSELS

                                  May   , 1999

The Board of Directors
XEON Financial Corp.
229 Kingsbury Grade
Stateline, NV 89449

To the Board of Directors:

     You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the common stockholders of XEON Financial Corp., a Nevada corporation (the "Company"), of the consideration to be received by such stockholders pursuant to the terms of the proposed merger (the "Merger") of the Company with and into First Security Corporation, a Delaware corporation ("FSC"). Under the terms of the Agreement and Plan of Reorganization by and between FSC and the Company (the "Merger Agreement"), at the effective time of the Merger each outstanding share of the Company's common stock will be converted into the right to receive a fraction of a share of FSC common stock, to be determined using a formula included in the Merger Agreement. Based upon the closing price of FSC common stock on December 28, 1998, each outstanding share of the Company's common stock would be converted into approximately $10.14 of FSC common stock. The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. In the ordinary course of business Dain Rauscher Wessels has published research and made recommendations regarding the equity securities of FSC and other companies in the financial services industry. Also, Dain Rauscher Wessels acts as a market maker in the equity securities of FSC and other publicly traded companies in the financial services industry and, accordingly, periodically may have positions in such securities. Dain Rauscher Wessels was engaged to act as the Company's financial advisor in connection with the Merger. We will receive a fee for providing this opinion and a fee for our advisory services. A substantial portion of our advisory fee is contingent upon consummation of the Merger. In addition, we will be indemnified against certain liabilities that may arise from activities related to our engagement.

     In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft of the Merger Agreement dated December 21, 1998 and drafts of other selected other documents related to the Merger; (ii) certain financial and operating information supplied to us by the Company, including certain historical audited financial statements, certain internal unaudited financial information, and certain summary financial projections relating to the Company; and (iii) certain publicly available information regarding FSC. We have visited the corporate offices of the Company and FSC and made inquiries of the management of each company regarding the past and current business operations, financial condition, and future prospects of each company. In addition, we have held discussions with management of both the Company and FSC to understand the reasons for completing the Merger.

     We have analyzed the historical reported market prices and trading activity of the common stocks of the Company and FSC. We have compared financial and stock market information on the Company and FSC to similar information for certain publicly traded companies in the financial services industry. We have also reviewed, to the extent publicly available, the terms of selected relevant mergers and acquisitions, analyzed the general economic outlook for companies in the financial services industry, and performed other studies and analyses as we considered appropriate.

     In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. The Company has advised us that it does not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have relied upon the assurances of the management of the Company that the financial planning data and other business outlook information provided to us has been prepared on a reasonable basis and in accordance with industry practice and reflects the best currently available estimates. We have further relied upon the assurances of management of both the Company and FSC that they are not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions by the Company or FSC.

     In arriving at our opinion, we did not make an independent appraisal of the assets or liabilities of the Company or FSC, and we do not express an opinion regarding the liquidation value, solvency or regulatory compliance of either company separately, or the combined companies following the Merger. Furthermore, we do not express any opinion as to the prices at which shares of the Company's common stock or shares of FSC may trade following the date of this opinion, at the closing of the Merger, or at any time in the future. Our opinion is based solely on information available to us on or before the date hereof, and reflects general market, economic, financial, monetary, and other conditions as of such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

     This opinion is directed to and is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is limited to the fairness to common stockholders of the Company, from a financial point of view, of the consideration to be received by such stockholders in connection with the Merger, and does not address the Company's underlying business decision to proceed with the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

     This letter may not be reproduced, quoted, published, or referred to in any manner, nor shall any public reference to Dain Rauscher Wessels be made, without our prior written consent, except that the Company may include this opinion in the Company's proxy statement relating to the Merger to be distributed to stockholders and in related filings with the Securities and Exchange Commission, provided that any such disclosure shall first be submitted to Dain Rauscher Wessels for its approval.

     Based upon and subject to the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be received by the common stockholders of the Company pursuant to the terms of the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

/s/ DAIN RAUSCHER WESSELS
DAIN RAUSCHER WESSELS

                                   APPENDIX C

  EXTRACTS FROM NEVADA LAWS CONCERNING DISSENTERS' RIGHTS OF XEON STOCKHOLDERS

                        QUALIFICATIONS OF AND PROCEDURES
                          FOR DISSENTING STOCKHOLDERS
                        NEVADA REVISED STATUTES SEC.92A

     92A.300 DEFINITIONS. As used in Nevada Revised Statutes ("NRS") 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

     92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

     92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation.

     92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive.

     92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

     92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

     92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

     92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

     92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

     92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

     92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

          1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

          2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

     92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.

          1. Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

             (a) Consummation of a plan of merger to which the domestic corporation is a party:

                  (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

                  (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

             (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

             (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

          2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

     92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

          1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

             (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

             (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

                  (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

                       (I) The surviving or acquiring entity; or

                       (II) Any other entity which, at the effective date of the
                  plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or

                  (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

          2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

     92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

          1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

          2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

             (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

             (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

     92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

          1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

          2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

     92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

          1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

             (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

             (b) Must not vote his shares in favor of the proposed action.

          2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter.

     92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

          1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

          2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

             (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited:

             (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

             (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

             (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

             (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

     92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.

          1. A stockholder to whom a dissenter's notice is sent must:

             (a) Demand payment;

             (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

             (c) Deposit his certificates, if any, in accordance with the terms of the notice.

          2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

          3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

     92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

          1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

          2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

          1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

             (a) Of the county where the corporation's registered office is located; or

             (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

          2. The payment must be accompanied by:

             (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any:

             (b) A statement of the subject corporation's estimate of the fair value of the shares;

             (c) An explanation of how the interest was calculated;

             (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

             (e) A copy of NRS 92A.300 to 92A.500, inclusive.

     92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.

          1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

          2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

     92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

          1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

          2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

     92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

          1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

          3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

          4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

             (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

             (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

     92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

          1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

          2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

             (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

             (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

          3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

          4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

          5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                   APPENDIX D

                           XEON FINANCIAL STATEMENTS

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
INDEPENDENT AUDITOR'S REPORT................................    D-1

FINANCIAL STATEMENTS
  Consolidated Statements of Financial Condition............    D-2
  Consolidated Statements of Income.........................    D-3
  Consolidated Statements of Changes in Stockholders'
     Equity.................................................    D-4
  Consolidated Statements of Cash Flows.....................    D-5
  Notes to Consolidated Financial Statements................    D-6

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of XEON Financial Corp. and Subsidiary

     We have audited the accompanying consolidated statements of financial condition of XEON Financial Corp. and Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XEON Financial Corp. and Subsidiary as of December 31, 1998 and 1997 and the results of its operations and cash flows for each of the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Kafoury, Armstrong & Co.

Reno, Nevada
January 22, 1999

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          DECEMBER 31, 1998, AND 1997

                                     ASSETS

                                                            1998            1997
                                                        ------------    ------------
Cash and cash equivalents
  Cash................................................  $  6,236,102    $  5,781,603
  Federal funds sold..................................     8,000,000       5,347,000
                                                        ------------    ------------
                                                          14,236,102      11,128,603
                                                        ------------    ------------
Interest-bearing deposits in domestic financial
  institutions........................................     1,090,000       1,090,990
Securities available for sale.........................    21,797,125      19,027,327
Loans, net of allowance for credit losses of
  $1,298,099 and $1,239,662 in 1998 and 1997,
  respectively........................................    85,658,404      69,787,260
Premises and equipment................................     3,157,290       2,663,404
Stock in Federal Home Loan Bank, at cost..............       390,300         312,831
Other assets..........................................     1,265,249       1,636,407
                                                        ------------    ------------
          Total Assets................................  $127,594,470    $105,646,822
                                                        ============    ============

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Demand (non-interest bearing).......................  $ 32,834,442    $ 24,307,050
  Savings, money market and NOW.......................    57,516,526      42,309,901
  Time, $100,000 and over.............................    13,997,149      11,167,734
  Other time..........................................    11,325,290      18,593,015
                                                        ------------    ------------
          Total Deposits..............................   115,673,407      96,377,700
                                                        ------------    ------------
Accrued liabilities...................................       762,563         821,287
Federal Home Loan Bank borrowings.....................     1,000,000              --
                                                        ------------    ------------
          Total Liabilities...........................   117,435,970      97,198,987
                                                        ------------    ------------
Stockholders' equity:
  Common stock -- no par value; authorized 5,000,000
     shares; issued and outstanding 2,828,840 shares
     and 2,787,640 shares at December 31, 1998 and
     1997, respectively...............................            --              --
  Surplus.............................................     7,001,232       5,142,163
  Retained earnings...................................     3,066,892       3,187,430
  Accumulated other comprehensive income, net of
     applicable deferred income taxes of $41,581, and
     $58,238 at December 31, 1998 and 1997,
     respectively.....................................        90,376         118,242
                                                        ------------    ------------
          Total Stockholders' Equity..................    10,158,500       8,447,835
                                                        ------------    ------------
          Total Liabilities and Stockholders'
            Equity....................................  $127,594,470    $105,646,822
                                                        ============    ============

   The accompanying notes are an integral part of these financial statements.

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                    1998         1997         1996
                                                 ----------   ----------   ----------
INTEREST INCOME
  Interest and fees on loans...................  $8,287,231   $6,667,205   $4,621,544
  Interest on securities available for sale....   1,168,614      939,650      788,194
  Interest on federal funds sold...............     264,222      254,858      163,919
  Interest on deposits with banks..............      62,660       68,922       63,812
                                                 ----------   ----------   ----------
          Total Interest Income................   9,782,727    7,930,635    5,637,469
                                                 ----------   ----------   ----------
INTEREST EXPENSE
  Interest on deposits.........................   2,797,178    2,541,787    1,781,081
  Interest on FHLB borrowings..................      78,635           --           --
                                                 ----------   ----------   ----------
          Total Interest Expense...............   2,875,813    2,541,787    1,781,081
                                                 ----------   ----------   ----------
     Net Interest Income.......................   6,906,914    5,388,848    3,856,388
Provision for credit losses....................      75,000      280,000      180,000
                                                 ----------   ----------   ----------
     Net Interest Income After Provision for
       Credit Losses...........................   6,831,914    5,108,848    3,676,388
                                                 ----------   ----------   ----------
OTHER INCOME
  Overdraft and other fees.....................     321,024      350,315      207,105
  Service charges on deposits..................     208,457      178,686      147,368
  Gain (loss) on sale of securities............      60,073        6,673       12,408
                                                 ----------   ----------   ----------
          Total Other Income...................     589,554      535,674      366,881
                                                 ----------   ----------   ----------
OTHER EXPENSES
  Salaries and employee benefits...............   2,773,211    2,190,315    1,649,533
  Occupancy expense............................     551,766      449,733      392,026
  Equipment expense............................     436,050      318,445      237,775
  Other operating expenses.....................   1,207,232      987,829      751,535
                                                 ----------   ----------   ----------
          Total Other Expense..................   4,968,259    3,946,322    3,030,869
                                                 ----------   ----------   ----------
     Net Income Before Provision for Income
       Taxes...................................   2,453,209    1,698,200    1,012,400
Provision for Federal Income Taxes.............     725,925      596,806      352,824
                                                 ----------   ----------   ----------
     Net Income................................  $1,727,284   $1,101,394   $  659,576
                                                 ==========   ==========   ==========
     Basic Earnings per Share..................  $     0.62   $     0.40   $     0.24
                                                 ==========   ==========   ==========
     Diluted Earnings per Share................  $     0.53   $     0.34   $     0.21
                                                 ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                          ACCUMULATED
                                           COMMON STOCK                                      OTHER                      TOTAL
                                      ----------------------                 RETAINED    COMPREHENSIVE   TREASURY   STOCKHOLDERS'
                                       SHARES       AMOUNT      SURPLUS      EARNINGS       INCOME        STOCK        EQUITY
                                      ---------   ----------   ----------   ----------   -------------   --------   -------------
BALANCES, December 31, 1995, as
  previously reported...............    947,231   $1,184,039   $1,856,851   $1,468,245       50,354      $(20,960)   $ 4,538,529
  Adjustment in connection with
    pooling of interest.............         --   (1,184,039)   1,184,039           --           --            --             --
                                      ---------   ----------   ----------   ----------      -------      --------    -----------
BALANCES, December 31, 1995, as
  restated..........................    947,231           --    3,040,890    1,468,245       50,354       (20,960)     4,538,529
                                      ---------   ----------   ----------   ----------      -------      --------    -----------
  Comprehensive income:
    1996 net income.................         --           --           --      659,576           --            --        659,576
    Unrealized gain (loss) on
      securities available for sale,
      net of applicable taxes and
      reclassification adjustment...         --           --           --           --      (77,694)           --        (77,694)
         Total comprehensive
           income...................
                                                                                                                     -----------
                                                                                                                         581,882
                                                                                                                     -----------
  Sale of treasury stock, 17,629
    shares..........................         --           --       14,196           --           --        69,541         83,737
  Purchase of stock for the
    Treasury, 17,300 shares.........         --           --           --           --           --       (82,550)       (82,550)
  Sale of common stock..............    439,889           --    2,089,473           --           --            --      2,089,473
  Expenses related to sale of common
    stock...........................         --           --      (36,425)          --           --            --        (36,425)
                                      ---------   ----------   ----------   ----------      -------      --------    -----------
BALANCES, December 31, 1996.........  1,387,120           --    5,108,134    2,127,821      (27,340)      (33,969)     7,174,646
                                      ---------   ----------   ----------   ----------      -------      --------    -----------
  Comprehensive income:
    1997 net income.................         --           --           --    1,101,394           --            --      1,101,394
    Unrealized gain (loss) on
      securities available for sale,
      net of applicable taxes and
      reclassification adjustment...         --           --           --           --      145,582            --        145,582
                                                                                                                     -----------
         Total comprehensive
           income...................                                                                                   1,246,976
                                                                                                                     -----------
  Sale of treasury stock, 7,025
    shares..........................         --           --        2,204           --           --        33,969         36,173
  Stock options exercised...........      6,700           --       31,825           --           --            --         31,825
  Cash dividends declared...........         --           --           --      (41,785)          --            --        (41,785)
                                      ---------   ----------   ----------   ----------      -------      --------    -----------
BALANCES, December 31, 1997.........  1,393,820           --    5,142,163    3,187,430      118,242            --      8,447,835
                                      ---------   ----------   ----------   ----------      -------      --------    -----------
  Comprehensive income:
    1998 net income.................         --           --           --    1,727,284           --            --      1,727,284
    Unrealized gain (loss) on
      securities available for sale,
      net of applicable taxes and
      reclassification adjustment...         --           --           --           --      (27,866)           --        (27,866)
                                                                                                                     -----------
         Total comprehensive
           income...................                                                                                   1,699,418
                                                                                                                     -----------
  Stock options exercised...........     35,500           --      109,669           --           --            --        109,669
  Stock dividend declared...........  1,399,520           --    1,749,400           --           --            --             --
  Cash dividends declared...........         --           --           --      (98,422)          --            --        (98,422)
                                      ---------   ----------   ----------   ----------      -------      --------    -----------
BALANCE, December 31, 1998..........  2,828,840   $       --   $7,001,232   $3,066,892       90,376      $     --    $10,158,500
                                      =========   ==========   ==========   ==========      =======      ========    ===========

   The accompanying notes are an integral part of these financial statements.

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                1998           1997           1996
                                                            ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest and loan fees received.........................  $  9,774,057   $  7,739,038   $  5,612,841
  Other income received...................................       522,733        426,464        354,473
  Cash paid to suppliers and employees....................    (4,603,139)    (3,421,072)    (3,080,657)
  Interest paid...........................................    (2,881,118)    (2,512,195)    (1,760,344)
  Taxes paid..............................................      (809,013)      (290,402)      (448,815)
                                                            ------------   ------------   ------------
       Net Cash Provided by Operating Activities..........     2,003,520      1,941,833        677,498
                                                            ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in interest-bearing deposits
    with banks............................................           990        (96,990)        98,000
  Proceeds from maturities of securities available for
    sale..................................................       240,000        295,000        500,000
  Proceeds from sales of securities available for sale....     5,557,088      4,239,854      6,323,904
  Principal paydowns on securities available for sale.....     3,843,551      1,428,800      1,823,733
  Purchase of securities available for sale...............   (12,394,887)   (11,481,664)   (10,356,051)
  Purchase of Federal Home Loan Bank stock................       (77,469)      (312,831)            --
  Net increase in loans...................................   (15,946,145)   (21,190,343)   (10,790,672)
  Cash paid for property and equipment....................      (933,021)      (760,674)    (1,209,874)
  Proceeds from the sale of property and equipment........        33,350             --             --
  Proceeds from sale of other real estate owned...........       100,328        186,974         54,345
  Net cash received for other assets......................       358,890             --         (4,656)
                                                            ------------   ------------   ------------
       Net Cash Used by Investing Activities..............   (19,217,325)   (27,691,874)   (13,561,271)
                                                            ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits..............     8,527,392     10,225,097      1,819,888
  Net increase (decrease) in savings and NOW deposits.....    15,206,625     12,373,006      7,905,734
  Net increase (decrease) in time deposits, $100,000 and
    over..................................................     2,829,415      2,758,792      3,787,328
  Net increase (decrease) in other time deposits..........    (7,267,725)     1,202,568      3,085,165
  Net increase (decrease) in FHLB borrowings..............     1,000,000             --             --
  Proceeds from sale of common and treasury stock.........       109,669         67,998      2,136,785
  Purchase of treasury stock..............................            --             --        (82,550)
  Dividends paid..........................................       (84,072)       (27,846)            --
                                                            ------------   ------------   ------------
       Net Cash Provided by Financing Activities..........    20,321,304     26,599,615     18,652,350
                                                            ------------   ------------   ------------
       Net Increase (Decrease) in Cash and Cash
         Equivalents......................................     3,107,499        849,574      5,768,577
CASH AND CASH EQUIVALENTS, Beginning of Year..............    11,128,603     10,279,029      4,510,452
                                                            ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, End of Year....................  $ 14,236,102   $ 11,128,603   $ 10,279,029
                                                            ============   ============   ============
RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
    Net income............................................  $  1,727,284   $  1,101,394   $    659,576
    Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation.....................................       412,534        293,452        206,578
         Provision for loan losses........................        75,000        280,000        180,000
         Loss (gain) on transfer of other real estate
           owned and repossessed property.................            --       (102,537)            --
         Loss (gain) on sale of securities................       (60,073)        (6,673)       (12,408)
         Loss (gain) on sale of premises and equipment....        (6,748)            --
         Decrease (increase) in interest receivable.......        (8,669)      (191,597)       (24,628)
         Decrease (increase) in prepaid expenses..........       (79,391)        29,372       (194,977)
         Increase (decrease) in accrued liabilities.......       (56,417)       538,422       (136,643)
                                                            ------------   ------------   ------------
                                                            $  2,003,520   $  1,941,833   $    677,498
                                                            ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation:

     On October 15, 1998, XEON Financial Corp. ("XEON") acquired Nevada Banking Company (the "Bank") in a business combination accounted for as a pooling of interest. Nevada Banking Company became a wholly owned subsidiary of XEON through the exchange of 2,821,240 shares of XEON's common stock for 100% of the outstanding shares of the Bank. Significant intercompany accounts and transactions have been eliminated in the consolidation. The accompanying financial statements for 1998 are based on the assumption that the companies were combined for the entire year, and financial statements of prior years have been restated to give effect to the combination.

  Nature of Operations:

     Nevada Banking Company is a Nevada State Chartered Bank. Nevada Banking Company grants real estate, construction, commercial and installment loans to customers primarily in the Lake Tahoe/Gardnerville area. The Bank also grants loans in the Stateline-Wendover and Las Vegas, Nevada areas. Although the Bank has a diversified loan portfolio with sufficient collateral on a significant portion of that portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic conditions in these areas.

     The accounting and reporting policies of XEON Financial Corp. and Subsidiary (Company) are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the most significant of these policies.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

  Cash:

     Cash includes cash on hand, amounts due from banks with original maturities of three months or less and money market funds.

  Cash Equivalents:

     For purposes of reporting cash flows, cash and cash equivalents includes cash and federal funds sold.

  Investment in Securities:

     Management adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994 and, therefore, determines the appropriate classification of securities at the time of purchase. For the years ended December 31, 1998, 1997 and 1996, the Company had no investments classified as trading or held to maturity securities.

     The Company's investments in securities are classified and accounted for as follows:

        SECURITIES AVAILABLE FOR SALE. Securities available for sale consist of bonds, notes and debentures not classified as trading securities nor as securities to be held to maturity. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

     Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of shareholders' equity until realized.

     Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

  Loans:

     Loans, including the unamortized balance of loan origination, commitment, and other fees and costs are stated at the principal amount outstanding. Net deferred loan fees and the allowance for credit losses are shown as reductions of loans.

  Allowance for Credit Losses:

     The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of various categories of loans and other pertinent factors. Credits deemed uncollectible are

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance.

  Loan Origination Fees:

     Loan origination and commitment fees in excess of certain related costs are being deferred and amortized as an adjustment of the related loan's yield, over the contractual life of the loan using methods that approximate the effective interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

  Premises and Equipment:

     Premises and equipment including leasehold improvements are stated at cost less accumulated depreciation and amortization. Provisions for depreciation and amortization included in operating expenses are computed according to the straight-line method. Estimated useful lives range from two to twenty years for furniture, fixtures, equipment and leasehold improvements and forty years for buildings. Maintenance, repairs and minor replacements are expensed when incurred. Gains and losses on routine dispositions are reflected in current operations.

  Other Real Estate Owned:

     Other real estate owned is included in other assets on the balance sheets and includes foreclosures, property acquired in forgiveness of debt, and property initially purchased for expansion but now being marketed for sale. These properties are generally carried at the lower of cost or current appraisal adjusted for writedowns mandated by Nevada statute. Losses arising from the acquisition of property in full or partial satisfaction of loans are treated as loan losses.

  Income Taxes:

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  Interest Income on Loans:

     Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans including unamortized fees is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

  Advertising Costs:

     The Company incurs expenses for nondirect response advertising. The costs associated with the advertisements are capitalized when incurred and expensed when the advertisement takes place.

  Dividends:

     In accordance with Nevada Revised Statutes, the Company's dividend policy prohibits payments of dividends in excess of its retained earnings.

  Off Balance Sheet Financial Instruments:

     In the ordinary course of business, the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

  Earnings Per Share:

     The Company employs the weighted average method to compute earnings per share.

  Reclassification:

     The prior years' financial statements have been reclassified where applicable, to conform to the current year presentation.

NOTE 2 -- INVESTMENT SECURITIES:

     In conjunction with the adoption of SFAS No. 115, the investment securities portfolio at December 31, 1998 and 1997 was comprised of securities classified as available for sale, resulting in securities being carried at market value adjusted for amortization of premiums

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

and accretions of discounts. The amortized cost and fair values of investment securities available for sale at December 31 are as follows:

                                                GROSS        GROSS         GROSS
                                 AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                   COST         GAINS        LOSSES        VALUE
                                -----------   ----------   ----------   -----------
December 31, 1998:
  U.S. Government and Agency
     Securities...............  $ 1,543,272    $ 17,628    $  (3,684)   $ 1,557,216
  Municipal Securities........    6,999,531     186,371      (19,684)     7,166,218
  Mortgage-backed
     Securities...............   13,119,432      40,857      (86,598)    13,073,691
                                -----------    --------    ---------    -----------
                                $21,662,235    $244,856    $(109,966)   $21,797,125
                                ===========    ========    =========    ===========
December 31, 1997:
  U.S. Treasury Securities....  $   149,950    $     50    $      --    $   150,000
  U.S. Government and Agency
     Securities...............    2,048,210       7,663       (4,258)     2,051,615
  Municipal Securities........    6,611,665     175,976         (181)     6,787,460
  Mortgage-backed
     Securities...............   10,041,022      39,076      (41,846)    10,038,252
                                -----------    --------    ---------    -----------
                                $18,850,847    $222,765    $ (46,285)   $19,027,327
                                ===========    ========    =========    ===========

     The amortized cost and fair values of investment securities available for sale by expected maturity at December 31, 1998 are shown below. Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from the contractual maturities reported above, because debt security issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                SECURITIES AVAILABLE FOR SALE
                                              ---------------------------------
                                               AMORTIZED       FAIR
                                                 COST          VALUE      YIELD
                                              -----------   -----------   -----
December 31, 1998:
  Within one year...........................  $ 3,389,093   $ 3,372,298   5.748
  After one year but within five years......    7,131,431     7,162,360   5.920
  After five years but within ten years.....    7,192,988     7,312,735   5.407
  After ten years...........................    3,948,723     3,949,732   6.337
                                              -----------   -----------   -----
                                              $21,662,235   $21,797,125   5.798
                                              ===========   ===========   =====

     Investment securities available for sale with a carrying value of $1,301,568 and $0, at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

     Proceeds from sales of investment securities available for sale during 1998 were $5,557,088. Gross gains and losses on those sales were $66,024 and $5,951, respectively.

     Proceeds from sales of investment securities available for sale during 1997 were $4,239,854. Gross gains and losses on those sales were $12,932 and $6,259, respectively.

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

     Proceeds from sales of investment securities available for sale during 1996 were $6,323,904. Gross gains and losses on those sales were $39,532 and $27,124, respectively.

NOTE 3 -- LOANS:

     The composition of the Company's loan portfolio at December 31, 1998 and 1997 is summarized below:

                                               1998          1997
                                            -----------   -----------
Real estate -- mortgage...................  $ 2,011,627   $ 2,463,058
Real estate -- construction...............   24,704,672    18,103,268
Commercial................................   46,953,721    35,050,538
Installment...............................    7,569,638     9,536,777
All other loans...........................    6,013,030     6,148,236
                                            -----------   -----------
                                             87,252,688    71,351,877
Deferred loan fees........................     (296,185)     (324,955)
                                            -----------   -----------
                                            $86,956,503   $71,026,922
                                            ===========   ===========

     Loans with a carrying value of approximately $10,471,000 and $11,794,000 at December 31, 1998 and 1997, respectively, were pledged to secure the line of credit with FHLB. (See, Note 7.)

NOTE 4 -- ALLOWANCE FOR CREDIT LOSSES:

     Changes in the allowance for credit losses for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                                1998         1997        1996
                                             ----------   ----------   --------
BALANCE, Beginning of Year.................  $1,239,662   $  968,074   $789,744
                                             ----------   ----------   --------
  Loans charged off........................     (27,199)     (15,745)   (13,227)
  Recoveries of loans previously charged
     off...................................      10,636        7,333     11,557
                                             ----------   ----------   --------
     Net loans charged off.................     (16,563)      (8,412)    (1,670)
     Amounts charged to operating
       expense.............................      75,000      280,000    180,000
                                             ----------   ----------   --------
BALANCE, End of Year.......................  $1,298,099   $1,239,662   $968,074
                                             ==========   ==========   ========

     Impairment of loans having carrying values of $496,263 and $11,927 at December 31, 1998 and 1997, respectively, has been recognized in conformity with SFAS No. 114, Accounting by Creditors for Impairment of a Loan as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures. The total allowance for credit losses related to those loans was $125,300 and $5,000 at December 31, 1998 and 1997, respectively. For impairment recognized in conformity with SFAS No. 114, the entire change in present value of expected cash flows is reported as provision for credit losses in the same manner in which impairment initially was recognized or as a reduction in the amount of provision for credit losses that otherwise would be reported.

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

     During 1998 and 1997, the average recorded investment in impaired loans was insignificant. The amount of interest income recognized during 1998 and 1997 on impaired loans was approximately $0, since cash receipts on impaired loans are recognized as a reduction of the loan investment.

     The risk of loss varies with the type of loan being made and the financial condition of the borrower throughout the term of the loan.

NOTE 5 -- PREMISES AND EQUIPMENT:

     Premises and equipment consists of the following at December 31, 1998 and 1997:

                                                 1998         1997
                                              ----------   ----------
Land........................................  $  225,000   $  225,000
Leasehold improvements......................   1,222,186    1,103,459
Furniture, fixtures and equipment...........   2,201,285    2,341,835
Building....................................     610,072      622,527
                                              ----------   ----------
                                               4,258,543    4,292,821
  Less: Accumulated depreciation............   1,101,253    1,629,417
                                              ----------   ----------
                                              $3,157,290   $2,663,404
                                              ==========   ==========

     Depreciation expense was $412,534, $293,452 and $206,578, for the years ended December 31, 1998, 1997, and 1996, respectively.

NOTE 6 -- DEPOSITS:

     At December 31, 1998, the scheduled maturities of CDs of $100,000 and over are as follows:

1999..........................................  $12,547,191
2000..........................................      639,518
2001..........................................      269,614
2002..........................................      540,826
2003 and thereafter...........................           --
                                                -----------
                                                $13,997,149

NOTE 7 -- INVESTMENT IN AND ADVANCES FROM FEDERAL HOME LOAN BANK:

     In 1997, the Bank became a member of the Federal Home Loan Bank (FHLB) and as such, was required to invest in FHLB stock.

     In 1997, the Bank was also eligible to obtain advances from the FHLB, up to $8,000,000. At December 31, 1998, $1,000,000 was owed to FHLB, with no amounts outstanding at December 31, 1997. The line of credit accrues interest at an average rate of 5.76% and matures in February 8, 1999. The line is secured by specific mortgage loans pledged to the FHLB. (See, Note 3.)

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

NOTE 8 -- CAPITAL STRUCTURE:

     The Company has one class of stock -- common stock. Stockholders are entitled to one vote per share owned. In addition, stockholders are entitled to receive dividends and share in distribution of the corporation upon either partial or final liquidation or dissolution.

     In 1996, the Company implemented a Qualified and Non-Qualified Stock Option Plan. (See, Note 14.)

NOTE 9 -- OTHER OPERATING EXPENSES:

     The major categories of other operating expenses for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                              1998         1997        1996
                                           ----------    --------    --------
Office supplies..........................  $  212,737    $199,830    $161,820
Professional services....................     175,058     135,328     123,643
Business development.....................     129,980      80,113      59,815
Other operating expenses.................     689,467     572,558     406,257
                                           ----------    --------    --------
                                           $1,207,232    $987,829    $751,535
                                           ==========    ========    ========

NOTE 10 -- INCOME TAXES:

     The components of the provision for income taxes are as follows:

                                              1998         1997        1996
                                           ----------    --------    --------
Current federal income tax expense.......  $  742,582    $525,101    $392,303
Deferred federal income tax expense......     (16,657)     71,705     (39,406)
                                           ----------    --------    --------
                                           $  725,925    $596,806    $352,897
                                           ==========    ========    ========

     A reconciliation of income tax at the statutory rate to the Bank's effective rate is as follows:

                                                         1998    1997    1996
                                                         ----    ----    ----
Statutory rate.........................................  34.0%   34.0%   34.0%
Compensation on stock options..........................  (0.8)%   0.0%    0.0%
Tax-exempt interest income.............................  (5.0)%  (5.4)%  (7.0)%
Book gain in excess of tax gain on fixed assets
  disposed of..........................................  (1.4)%   0.0%    0.0%
Earnings on deferred bonus trust.......................   0.2%    0.2%    0.0%
Excess of financial reporting provision for credit
  losses over tax basis................................   1.0%    5.4%    6.4%
Other, net.............................................   1.5%    0.9%    1.5%
                                                         ----    ----    ----
                                                         29.6%   35.1%   34.9%
                                                         ====    ====    ====

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

     Deferred income taxes result from temporary differences in the basis of assets and liabilities for financial reporting and income taxes. The source of these temporary differences and their resulting effect on income tax expense are as follows:

                                               1998        1997        1996
                                             --------    --------    --------
Provision for credit losses................  $(25,500)   $(95,200)   $(61,200)
Change in valuation allowance..............    14,590      62,223      29,652
Depreciation...............................     8,393      30,804      31,956
Valuation of available-for-sale
  securities...............................   (14,140)     73,878     (39,814)
                                             --------    --------    --------
                                             $(16,657)   $ 71,705    $(39,406)
                                             ========    ========    ========

     Significant components of the deferred tax liabilities and assets at December 31 are as follows:

                                                  1998        1997
                                                --------    --------
Deferred tax liabilities:
  Depreciation................................  $162,587    $154,194
  Valuation of available-for-sale
     securities...............................    45,863      60,003
                                                --------    --------
                                                 208,450     214,198
                                                --------    --------
  Deferred tax assets:
     Excess of financial reporting provision
       for credit losses over tax basis.......   411,474     385,974
     Less: Valuation allowance................   244,606     230,015
                                                --------    --------
                                                 166,868     155,969
                                                --------    --------
          Net deferred tax liability..........  $ 41,582    $ 58,239
                                                ========    ========

NOTE 11 -- OPERATING LEASES:

     The Company leases its main branch building under a non-cancelable operating lease that expires December 29, 2007. The agreement provides for minimum lease payments with a renewal option. Minimum lease payments adjust annually (each January) based on the Consumer Price Index.

     The Company leases its Incline Village branch building under a non-cancelable operating lease that expires December 31, 2000. The agreement provides for minimum lease payments, right of first refusal and an option to purchase the property. Minimum lease payments are adjusted upward three percent annually.

     The Company leases the space for its operations center under a non-cancelable operating lease that expires July 31, 2000. Minimum lease payments are adjusted upward annually (each August).

     The Company leases its Incline Village branch loan office under a non-cancelable operating lease that expires May 31, 2001. Minimum lease payments are comprised of monthly base rent plus proportionate share of the common area maintenance costs. Base rent is adjusted by a minimum of three percent to a maximum of five percent annually.

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

     The following is a schedule of future minimum lease payments required under these leases:

Year Ending December 31:
  1999.........................................  $  292,598
  2000.........................................     284,362
  2001.........................................     217,271
  2002.........................................     206,976
  2003.........................................     206,976
  Later years..................................     827,904
                                                 ----------
                                                 $2,036,087
                                                 ==========

     Rent expense was $305,979, $264,583 and $224,221 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE 12 -- STOCK DIVIDEND

     The Company declared a 100% stock dividend to shareholders of record as of February 20, 1998. All references to number of shares, number of stock options and per share information, except for authorized shares, have been adjusted to reflect the stock dividend on a retroactive basis to all prior periods presented.

NOTE 13 -- EARNINGS PER SHARE:

     Basic earnings per share and diluted earnings per share have been computed based on the following:

                                                            1998
                                               -------------------------------
                                                              COMMON
                                                 INCOME       SHARES
                                               NUMERATOR    DENOMINATOR   EPS
                                               ----------   -----------   ----
Basic EPS:
  Income available to common shareholders....  $1,727,284    2,807,622    $.62
                                                                          ====
Dilutive Effect of Potential Common Stock:
  Stock options..............................          --      467,200
                                               ----------   ----------
Diluted EPS:
  Income available to common shareholders
     after assumed conversions of dilutive
     securities..............................  $1,727,284    3,274,822    $.53
                                               ==========   ==========    ====

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

                                                            1997
                                               -------------------------------
                                                              COMMON
                                                 INCOME       SHARES
                                               NUMERATOR    DENOMINATOR   EPS
                                               ----------   -----------   ----
Basic EPS:
  Income available to common shareholders....  $1,101,394    2,779,315    $.40
                                                                          ====
Dilutive Effect of Potential Common Stock:
  Stock options..............................          --      448,600
                                               ----------   ----------
Diluted EPS:
  Income available to common shareholders
     after assumed conversions of dilutive
     securities..............................  $1,101,394    3,227,915    $.34
                                               ==========   ==========    ====

                                                            1996
                                               -------------------------------
                                                              COMMON
                                                 INCOME       SHARES
                                               NUMERATOR    DENOMINATOR   EPS
                                               ----------   -----------   ----
Basic EPS:
  Income available to common shareholders....  $  659,576    2,722,875    $.24
                                                                          ====
Dilutive Effect of Potential Common Stock:
  Stock options..............................          --      384,800
                                               ----------   ----------
Diluted EPS:
  Income available to common shareholders
     after assumed conversions of dilutive
     securities..............................  $  659,576    3,107,675    $.21
                                               ==========   ==========    ====

NOTE 14 -- STOCK OPTION PLAN:

     The Company implemented a Qualified Stock Option Plan effective May 15, 1996 that provides for a maximum of 450,000 shares to be granted to qualified participants. On July 15, 1998, the Board approved the transfer of 100,000 shares from the non-qualified stock option plan to the qualified stock option plan, providing for a maximum of 550,000 shares authorized. The option price is not to be less than the fair market value of the common stock on the date of grant. Each option is exercisable by the optionee at any time within five years from the date of the grant; however, the ability to exercise the options vest at the rate of 20% annually. At December 31, 1998 and 1997, 147,860 options and 78,000 options, respectively, were eligible to be exercised by the optionee.

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

     Activity in the Qualified Stock Option Plan is as follows:

                                                               WEIGHTED
                                                               AVERAGE
                                                 NUMBER       PER SHARE
                                                OF SHARES    OPTION PRICE
                                                ---------    ------------
Outstanding at December 31, 1995..............        --           --
Granted.......................................   360,000        2.375
Exercised.....................................        --           --
Cancelled.....................................        --           --
                                                 -------        -----
Outstanding at December 31, 1996..............   360,000        2.375
Granted.......................................    70,000        4.018
Exercised.....................................        --           --
Cancelled.....................................    20,000        2.375
                                                 -------        -----
Outstanding at December 31, 1997..............   410,000        2.655
Granted.......................................    31,300        9.145
Exercised.....................................     8,600        2.662
Cancelled.....................................       100        9.625
                                                 -------        -----
Outstanding at December 31, 1998..............   432,600        3.123
                                                 =======        =====

     The Company also implemented a Non-Qualified Stock Option Plan effective May 15, 1996 for the board members for their participation in regularly scheduled board and committee meetings. On July 15, 1998, the Board approved the transfer of 100,000 shares from the non-qualified stock option plan to the qualified stock option plan resulting in a reduction of total options available under the non-qualified stock option plan to 282,272. Each board member may be granted 200 options for attendance at board meetings and 200 options for attendance at committee meetings.

     Activity in the Non-Qualified Stock Option Plan is as follows:

                                                               WEIGHTED
                                                               AVERAGE
                                                 NUMBER       PER SHARE
                                                OF SHARES    OPTION PRICE
                                                ---------    ------------
Outstanding at December 31, 1995..............        --           --
Granted.......................................    24,800        2.375
Exercised.....................................        --           --
Cancelled.....................................        --           --
                                                 -------        -----
Outstanding at December 31, 1996..............    24,800        2.375
Granted.......................................    27,200        2.375
Exercised.....................................    13,400        2.375
Cancelled.....................................        --           --
                                                 -------        -----
Outstanding at December 31, 1997..............    38,600        2.375
Granted.......................................    28,600        3.063
Exercised.....................................    32,600        2.662
Cancelled.....................................        --           --
                                                 -------        -----
Outstanding at December 31, 1998..............    34,600        2.673
                                                 =======        =====

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

     The Company applies APB Opinion 25 in accounting for its stock compensation plan. Accordingly, no compensation cost has been recognized in 1998, 1997 or 1996. Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, net income and earnings per share would have been reduced as follows:

                                             1998          1997         1996
                                          ----------    ----------    --------
Net income:
  As reported...........................  $1,727,284    $1,101,394    $659,576
                                          ==========    ==========    ========
  Pro forma.............................  $1,494,604    $  937,749    $647,476
                                          ==========    ==========    ========
Basic earnings per share:
  As reported...........................  $      .62    $      .40    $    .24
                                          ==========    ==========    ========
  Pro forma.............................  $      .53    $      .34    $    .24
                                          ==========    ==========    ========
Diluted earnings per share:
  As reported...........................  $      .53    $      .34    $    .21
                                          ==========    ==========    ========
  Pro forma.............................  $      .46    $      .29    $    .21
                                          ==========    ==========    ========

     The fair value of each option grant is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996:

                                                  1998       1997       1996
                                                 -------    -------    -------
Dividend yield.................................      0.0%       0.0%       0.0%
Expected volatility............................    85.31%     53.57%     11.39%
Risk free interest rate........................     4.68%      6.20%      6.20%
Expected lives.................................  5 years    5 years    5 years

NOTE 15 -- DEFERRED BONUS PLAN:

     The Company adopted a Deferred Bonus Plan effective as of December 31, 1993, which is an unfunded, deferred compensation program for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The program is not qualified under Section 401 of the Internal Revenue Code. Participants are vested in all deferred bonus amounts and earnings thereon in excess of 50% of their allocation of the bonus for each year. The remainder of the bonus allocation deferred vests at 10% per year and is fully vested after ten years of service from the effective date of this plan. Vested plan benefits shall be paid upon the earlier of 10 years from the effective date of this Plan, termination of employment, death, or permanent disability. All Plan benefits are to be paid from the general assets of the Company set aside in the Deferred Bonus Trust.

NOTE 16 -- EMPLOYEE BENEFIT PLAN:

     Effective May 1994, the Company maintains a qualified cash or deferred compensation plan under Section 401(k) of the Internal Revenue Code. Under the Plan, employees may elect to defer up to twelve percent (12%) of their salary, subject to Internal Revenue Code limits. The Company contributes a matching fifty percent (50%) of the employees'

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

contributions; not to exceed eight percent (8%) of the employees' salaries. On September 30, 1998, the Plan was amended to change the Plan's provisions governing employer matching contributions from the fixed formula presented in the preceding sentence. Effective October 1, 1998, employer matching contributions made in relation to employee salary deferrals will be discretionary by the employer. Company contributions to the Plan charged to operations were not material for the years ended December 31, 1998, 1997 and 1996.

NOTE 17 -- EMPLOYEE STOCK OWNERSHIP PLAN:

     Effective January 1, 1998, the Company adopted an Employee Stock Ownership Plan (ESOP), the purpose of which is to enable all employees who meet certain minimum hour and other requirements, to participate in the Plan and share in the growth of the Company through acquisition of stock. Contributions to this Plan are at the discretion of the Company's management and are in the form of company stock. All shares of the Company stock contributed, 2,000 shares for the year ended December 31, 1998, are contributed at their fair value, and are accounted for as a reduction of income in the year accrued.

NOTE 18 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

     In the ordinary course of business, the Company enters into various types of transactions which involve financial instruments with off-balance sheet risk. These instruments include commitments to extend credit and standby letters of credit and are not reflected in the accompanying balance sheet. These transactions may involve, to varying degrees, credit and interest rate risk in excess of the amount, if any, recognized in the balance sheet.

     The Bank has not incurred any losses on its commitments in 1998, 1997 or 1996 and management does not anticipate any loss to result from these commitments; however, in case of default, legal action may be required to enforce its rights to collateral pledged to secure these commitments. The Bank's off-balance sheet credit risk exposure is the contractual amount of commitments to extend credit and standby letters of credit. The Bank applies the same credit standards to these contracts as it uses in its lending process, including the requirement for collateral.

                                        1998           1997           1996
                                     -----------    -----------    -----------
Financial instruments whose
  contractual amount represented
  risk:
  Commitments to extend credit.....  $24,743,859    $27,425,616    $17,468,231
                                     ===========    ===========    ===========
  Standby letters of credit........  $   735,419    $ 1,513,598    $   350,500
                                     ===========    ===========    ===========

NOTE 19 -- CONTINGENCIES AND COMMITMENTS:

     Because of the nature of its business, the Company is often a defendant in legal actions. Based upon advice of counsel, management does not anticipate that the final outcome of any litigation in process or anticipated will have a materially adverse effect on its operations or financial condition.

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

NOTE 20 -- RELATED PARTY TRANSACTIONS:

     At December 31, 1998, 1997 and 1996 officers, directors and significant shareholders of the Company were indebted to the Company in the aggregate amounts of $733,340, $669,972 and $710,285, respectively. New loans to such related parties amounted to $507,477, $30,075 and $540,004; and repayments amounted to $444,109, $70,388 and $658,542 during the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, deposits of its officers, directors and significant shareholders totaled $1,760,376 and $2,123,527, respectively.

     The loans mentioned above were made on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other persons who were not directors, officers or significant shareholders, and did not involve more than a normal risk of collectability or present other unfavorable features.

     Certain directors, officers and significant shareholders of the Company and their associates were customers of, and had other transactions with, the customers in the ordinary course of business during 1998, 1997 and 1996.

     The Company is a party to the sale leaseback concerning the property which comprises the main branch at 229 Kingsbury Grade, Stateline, Nevada. The lessor is indebted to the Company for $1,110,987 with monthly payments of $9,763. Details of the lease are contained in Note 11.

NOTE 21 -- REGULATORY MATTERS:

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of January 31, 1997, the most recent notification from the Federal Deposit Insurance Company categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are presented in the table below.

                                                                                             TO BE WELL
                                                                                         CAPITALIZED UNDER
                                                                     FOR CAPITAL         PROMPT CORRECTIVE
                                                 ACTUAL           ADEQUACY PURPOSES:     ACTION PROVISIONS
                                           -------------------   --------------------   --------------------
                                             AMOUNT      RATIO     AMOUNT      RATIO      AMOUNT      RATIO
                                           -----------   -----   -----------   ------   -----------   ------
As of December 31, 1998:
  Total Capital (to Risk Weighted
    Assets)..............................  $11,199,033   12.4%   $$7,237,819   $ 8.0%   $$9,047,274   $ 10.0%
  Tier I Capital (to Risk Weighted
    Assets)..............................  $10,068,124   11.2%   $$3,618,909   $ 4.0%   $$5,428,364   $  6.0%
  Tier I Capital (to Average Assets).....  $10,068,124    8.1%   $$3,730,080   $ 3.0%   $$6,216,800   $  5.0%
As of December 31, 1997:
  Total Capital (to Risk Weighted
    Assets)..............................  $ 9,248,747   12.6%   $$5,882,581   $ 8.0%   $$7,353,226   $ 10.0%
  Tier I Capital (to Risk Weighted
    Assets)..............................  $ 8,329,594   11.3%   $$2,941,291   $ 4.0%   $$4,411,936   $  6.0%
  Tier I Capital (to Average Assets).....  $ 8,329,594    8.1%   $$4,116,440   $ 4.0%   $$5,145,550   $  5.0%
As of December 31, 1996:
  Total Capital (to Risk Weighted
    Assets)..............................  $ 8,170,061   16.6%   $$3,941,526   $ 8.0%   $$4,926,907   $ 10.0%
  Tier I Capital (to Risk Weighted
    Assets)..............................  $ 7,201,987   14.6%   $$1,970,763   $ 4.0%   $$2,956,144   $  6.0%
  Tier I Capital (to Average Assets).....  $ 7,201,987    9.9%   $$2,908,440   $ 4.0%   $$3,635,550   $  5.0%

NOTE 22 -- CONCENTRATION OF CREDIT:

     The majority of the Company's loans and commitments have been granted to customers in the Company's market area. Most all borrowers are also depositors of the Company. The concentrations of credit by type of loan are set forth in
Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of their legal lending limit at the time the loan is originated.

NOTE 23 -- FAIR VALUE OF FINANCIAL INSTRUMENTS:

     SFAS No. 107 Disclosures about Fair Values of Financial Instruments,requires disclosure of information about the fair value of financial instruments for which it is practicable to estimate a value, whether or not required in the statement of condition. Whenever possible, quoted market prices are used to estimate fair values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Therefore, in many cases, the estimated fair values may not be realized in an immediate sale of the instruments.

     SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate of the estimated fair value amounts is not intended to represent the underlying value of the Corporation.

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

     The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

  Cash and Cash Equivalents:

     The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair value.

  Interest-Bearing Deposits:

     Fair values for interest-bearing deposits in domestic financial institutions are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

  Available for Sale Securities:

     Fair values for investment in available for sale securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices for comparable instruments.

  Federal Home Loan Bank Stock:

     The fair value of the Federal Home Loan Bank stock is based on cost, which approximates market.

  Loans Receivable:

     For variable rate loans the reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values of fixed rate loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Accrued interest receivable approximates its fair value.

  Deposit Liabilities:

     The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. The fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

     The estimated fair values of the Bank's financial instruments are as follows:

                                             1998                          1997
                                  ---------------------------   ---------------------------
                                    CARRYING      ESTIMATED       CARRYING      ESTIMATED
                                     AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                  ------------   ------------   ------------   ------------
Assets:
  Cash and cash equivalents.....  $ 14,236,102   $ 14,236,102   $ 11,128,603   $ 11,128,603
  Interest-bearing deposits.....     1,090,000      1,090,000      1,090,990      1,090,990
  Available for sale
     securities.................    21,797,125     12,797,125     19,027,327     19,027,327
  Federal Home Loan Bank
     stock......................       390,300        390,300        312,831        312,831
  Loans receivable, net.........    85,658,404     88,841,000     69,787,260     72,221,000
                                  ------------   ------------   ------------   ------------
     Total Asset Financial
       Instruments..............  $123,171,931   $126,354,527   $101,347,011   $103,780,751
                                  ============   ============   ============   ============
Liabilities:
  Deposits......................  $115,673,407   $115,899,000   $ 96,377,700   $ 96,531,000
  Federal Home Loan Bank
     Borrowings.................     1,000,000      1,000,000             --             --
                                  ------------   ------------   ------------   ------------
     Total Liability Financial
       Instruments..............  $116,673,407   $116,899,000   $ 96,377,700   $ 96,531,000
                                  ============   ============   ============   ============

     The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions.

NOTE 24 -- PARENT COMPANY STATEMENTS:

     The parent company was formed during 1998, therefore, no parent company statements are presented for years prior to 1998.

Condensed Balance Sheet:
  Assets:
     Cash...................................................  $        88
     Investment in subsidiary...............................   10,158,412
     Due from subsidiary....................................       28,288
                                                              -----------
          Total Assets......................................  $10,186,788
                                                              ===========
Liabilities and Stockholders' Equity:
  Liabilities:
     Dividends payable......................................  $    28,288
                                                              -----------
  Stockholders' equity......................................   10,158,500
                                                              -----------
          Total Liabilities and Stockholders' Equity........  $10,186,788
                                                              ===========
Condensed Statement of Income:
  Revenues:
     Cash dividends from bank subsidiary....................  $    65,788
     Income from subsidiary.................................    1,698,907
                                                              -----------
          Total Revenues....................................    1,764,695
                                                              -----------

                      XEON FINANCIAL CORP. AND SUBSIDIARY

                        DECEMBER 31, 1998, 1997 AND 1996

  Expenses:
     Other expenses.........................................  $    37,411
                                                              -----------
          Total Expenses....................................       37,411
                                                              -----------
     Income before income taxes.............................    1,727,284
     Income tax benefit/(expense)...........................           --
                                                              -----------
          Net Income........................................  $ 1,727,284
                                                              ===========
     Condensed Statement of Cash Flows:
     Cash flows from operating activities
          Cash paid to suppliers............................  $   (36,375)
          Interest paid.....................................       (1,036)
          Dividends received................................       37,500
                                                              -----------
     Net Cash Provided by Operating Activities..............           89
                                                              -----------
     Cash flows from investing activities
Purchase of stock of subsidiary.............................      (20,938)
                                                              -----------
     Net Cash Used by Investing Activities..................      (20,938)
     Cash flows from financing activities
Proceeds from sale of common stock..........................  $    20,937
                                                              -----------
     Net Cash Provided by Financing Activities..............       20,937
     Net Increase in Cash and Cash Equivalents..............           88
Cash and Cash Equivalents, Beginning of Year................           --
                                                              -----------
Cash and Cash Equivalents, End of Year......................  $        88
                                                              ===========
Reconciliation of Net Income to Net Cash Provided by
  Operating Activities
  Net income................................................  $ 1,727,284
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Undistributed earnings of subsidiary...................   (1,698,907)
     Change in due from subsidiary..........................      (28,288)
                                                              -----------
                                                              $        89
                                                              ===========

NOTE 25 -- OTHER MATTERS:

     On December 30, 1998, XEON Financial Corp. announced it had reached an agreement to be acquired by First Security Corporation. The acquisition is contingent upon stockholder and regulatory approval.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware contains detailed provisions on indemnification of directors and officers of a Delaware corporation against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with litigation.

     The Certificate of Incorporation of First Security Corporation provides for indemnification of directors and officers to the full extent permitted or allowed by the laws of the State of Delaware, as such laws exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than permitted or allowed by Section 145). The registrant also insures its officers and directors to the full extent permitted by Section 145.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The Registration Statement includes the following Exhibits:

    EXHIBIT
    NUMBER                        DESCRIPTION OF EXHIBIT
    -------                       ----------------------
     2         Agreement and Plan of Reorganization dated as of December
               29, 1998, by and among First Security Corporation, First
               Security Bank of Nevada, XEON Financial Corp. and Nevada
               Banking Company (included as Appendix A to the
               Prospectus/Proxy Statement.
     3(1)      Certificate of Incorporation, as amended (Exhibit 3.1 to
               First Security's Registration Statement on Form S-4, Reg
               #333-30045, filed July 24, 1990, incorporated by reference).
     3(2)      Bylaws of First Security, as amended Jan. 26, 1998 (Exhibit
               3.2 to First Security's Annual Report on Form 10-K for the
               year ended Dec. 31, 1997, incorporated by reference).
     4(1)      No instruments defining the rights of holders of long-term debt of First Security and its subsidiaries have been
               included as exhibits because the total amount of
               indebtedness authorized under any such instrument does not exceed 10% of the total assets of First Security and its
               subsidiaries on a consolidated basis.
     4(2)      Rights Agreement between First Security and First Security
               Bank, N.A., dated Aug. 28, 1990, which includes: Exhibit A, the form of Rights Certificate and the form of Election of
               Exercise; Exhibit B, the form of Certificate of Designation of First Security's Junior Series B Preferred Stock, no par
               value per share; and Exhibit C, the Summary of Rights
               (Exhibit 4 to First Security's Current Report on Form 8-K,
               dated Aug. 28, 1990, filed Sept. 1, 1990, incorporated by
               reference) and as amended and extended in 1998. (See,
               Exhibit 4 to First Security's Current Report of Form 8-K,
               dated November 2, 1998, incorporated by reference.)
     4(3)      Amendment Agreement between First Security and First
               Security Bank, N.A., dated Sept. 26, 1990, amending the
               Rights Agreement between the same parties dated Aug. 28,
               1990, (Exhibit 1 to First Security's Amendment #1 on Form
               8-A, dated Oct. 10, 1990, filed Oct. 16, 1990, amending
               First Security's Report on Form 8-K, dated Aug. 28, 1990,
               filed Sept. 1, 1990, incorporated by reference).

    EXHIBIT
    NUMBER                        DESCRIPTION OF EXHIBIT
    -------                       ----------------------
     4(4)      Amendments to Rights Plan, filed in Registrant's Current
               Report on Form 8-K dated November 11, 1998 (incorporated by reference).
     5.        Opinion of Ray, Quinney & Nebeker as to the legality of the shares being registered.
     8.        Opinion of Ray, Quinney & Nebeker re: Tax Matters.
    10(1)      Amended and Restated First Security Comprehensive Management
               Incentive Plan (Exhibit 10.1 to First Security's Annual
               Report on Form 10-K for the year ended Dec. 31, 1994,
               incorporated by reference).
    10(2)      Employment Agreement between First Security and Spencer F.
               Eccles, dated Oct. 16, 1996 (Exhibit 10.3 to First
               Security's Registration Statement on Form S-4, Reg
               #333-21759, filed Feb. 13, 1997, incorporated by reference).
    10(3)      Employment Agreement between First Security and Morgan J.
               Evans, dated Oct. 16, 1996 (Exhibit 10.4 to First Security's
               Registration Statement on Form S-4, Reg #333-21759, filed
               Feb. 13, 1997, incorporated by reference).
    10(4)      Employment Agreement between First Security and Michael P.
               Caughlin, dated Oct. 16, 1996 (Exhibit 10.9 to First
               Security's Registration Statement on Form S-4, Reg
               #333-21759, filed Feb. 13, 1997, incorporated by reference).
    10(5)      Employment Agreement between First Security and Brad D.
               Hardy, dated Oct. 16, 1996 (Exhibit 10.8 to First Security's
               Registration Statement on Form S-4, Reg #333-21759, filed
               Feb. 13, 1997, incorporated by reference).
    10(6)      Employment Agreement between First Security and Mark D.
               Howell, dated Oct. 16, 1996 (Exhibit 10.10 to First
               Security's Registration Statement on Form S-4, Reg
               #333-21759, filed Feb. 13, 1997, incorporated by reference).
    10(7)      Employment Agreement between First Security and J. Patrick
               McMurray, dated Oct. 16, 1996 (Exhibit 10.6 to First
               Security's Registration Statement on Form S-4, Reg
               #333-21759, filed Feb. 13, 1997, incorporated by reference).
    10(8)      Employment Agreement between First Security and L. Scott
               Nelson, dated Oct. 16, 1996 (Exhibit 10.5 to First
               Security's Registration Statement on Form S-4, Reg
               #333-21759, filed Feb. 13, 1997, incorporated by reference).
    10(9)      Employment Agreement between First Security and Scott C.
               Ulbrich, dated Oct. 16, 1996 (Exhibit 10.7 to First
               Security's Registration Statement on Form S-4, Reg
               #333-21759, filed Feb. 13, 1997, incorporated by reference).
    10(10)     The form of First Security's Deferred Compensation Plan
               Deferral Election -- 01/01/95 -- 12/31/95 (Exhibit 10.10 to
               First Security's Annual Report on Form 10-K for the year
               ended Dec. 31, 1994, incorporated by reference).
    13(1)      First Security's Annual Report on Form 10-K for the year
               ended December 31, 1997 (as amended and restated to give
               effect to the California State Bank acquisition, which was accounted for as a pooling of interests, as set forth in the
               Current Report on Form 8-K, dated October 1, 1998) hereby
               incorporated by reference [File No. 1-6906].
    21.        First Security's Subsidiaries (Exhibit 21 to First
               Security's Annual Report on Form 10-K for the year ended
               December 31, 1998 and incorporated by reference).
    23(1)      Consent of Deloitte & Touche LLP for First Security.
    23(2)      Consent of Kafoury, Armstrong & Co. for XEON.

    EXHIBIT
    NUMBER                        DESCRIPTION OF EXHIBIT
    -------                       ----------------------
    23(3)      Consent of Ray, Quinney & Nebeker (filed as part of Exhibit
               5 and Exhibit 8(1)).
    24.        Power of Attorney (included in signature pages of original filing of Registration Statement).
    99(1)      Consent of Dain Rauscher Wessels.
    99(2)      Form of XEON stockholder Proxy Card.
    99(3)      Form of Letter to XEON Option Holders.

ITEM 22. UNDERTAKINGS.

     First Security hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of First Security's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     First Security hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     First Security hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective; and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     THE UNDERTAKING AS TO INDEMNIFICATION OF OFFICERS AND DIRECTORS REQUIRED TO BE DISCLOSED BY ITEM 512(i) OF REGULATION S-K IS FOUND IN "COMPARATIVE RIGHTS OF STOCKHOLDERS -- DIRECTORS LIABILITY" IN THE PROSPECTUS / PROXY STATEMENT.

     First Security hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effectiveness of the registration statement through the date of responding to the request.

     First Security hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired, that was not the subject of and included in the registration statement when it became effective.

     First Security hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effectiveness of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, First Security Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah,
on the      day of April, 1999.

                                          FIRST SECURITY CORPORATION

                                          By:      /s/ MORGAN J. EVANS
                                             -----------------------------------
                                                       Morgan J. Evans
                                                President and Chief Operating
                                                           Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints
A. Robert Thorup, Esq. and Brad D. Hardy, Esq. and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including pre- and/or post-effective amendments to this Registration Statement, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated.

                      SIGNATURE                                 TITLE                DATE
                      ---------                                 -----                ----
                /s/ SPENCER F. ECCLES                  Chairman and Chief
-----------------------------------------------------  Executive Officer,
                  Spencer F. Eccles                    Director

                 /s/ MORGAN J. EVANS                   President and Chief
-----------------------------------------------------  Operating Officer,
                   Morgan J. Evans                     Director

                  /s/ BRAD D. HARDY                    Executive Vice
-----------------------------------------------------  President, General
                    Brad D. Hardy                      Counsel and Chief
                                                       Financial Officer
                                                       (Principal Financial
                                                       and Accounting Officer)

                /s/ JAMES C. BEARDALL                  Director
-----------------------------------------------------
                  James C. Beardall

                 /s/ RODNEY H. BRADY                   Director
-----------------------------------------------------
                   Rodney H. Brady

                      SIGNATURE                                 TITLE                DATE
                      ---------                                 -----                ----
                 /s/ JAMES E. BRUCE                    Director
-----------------------------------------------------
                   James E. Bruce

                /s/ THOMAS D. DEE II                   Director
-----------------------------------------------------
                  Thomas D. Dee II

              /s/ DR. DAVID P. GARDNER                 Director
-----------------------------------------------------
                Dr. David P. Gardner

                 /s/ ROBERT H. GARFF                   Director
-----------------------------------------------------
                   Robert H. Garff

                 /s/ JAY DEE HARRIS                    Director
-----------------------------------------------------
                   Jay Dee Harris

                /s/ ROBERT T. HEINER                   Director
-----------------------------------------------------
                  Robert T. Heiner

                /s/ KAREN H. HUNTSMAN                  Director
-----------------------------------------------------
                  Karen H. Huntsman

                 /s/ G. FRANK JOKLIK                   Director
-----------------------------------------------------
                   G. Frank Joklik

                  /s/ B. Z. KASTLER                    Director
-----------------------------------------------------
                    B. Z. Kastler

              /s/ DR. J. BERNARD MACHEN                Director
-----------------------------------------------------
                Dr. J. Bernard Machen

                /s/ JOSEPH G. MALOOF                   Director
-----------------------------------------------------
                  Joseph G. Maloof

           /s/ MICHELE PAPEN-DANIEL, PH.D.             Director
-----------------------------------------------------
             Michele Papen-Daniel, Ph.D.

                 /s/ SCOTT S. PARKER                   Director
-----------------------------------------------------
                   Scott S. Parker

                /s/ JAMES L. SORENSON                  Director
-----------------------------------------------------
                  James L. Sorenson

                /s/ HAROLD J. STEELE                   Director
-----------------------------------------------------
                  Harold J. Steele

                 /s/ JAMES R. WILSON                   Director
-----------------------------------------------------
                   James R. Wilson

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------
 2         Agreement and Plan of Reorganization dated as of December
           29, 1998, by and among First Security Corporation, First
           Security Bank of Nevada, XEON Financial Corp. and Nevada
           Banking Company (included as Appendix A to the Prospectus/
           Proxy Statement.
 3(1)      Certificate of Incorporation, as amended (Exhibit 3.1 to
           First Security's Registration Statement on Form S-4, Reg
           #333-30045, filed July 24, 1990, incorporated by reference).
 3(2)      Bylaws of First Security, as amended Jan. 26, 1998 (Exhibit
           3.2 to First Security's Annual Report on Form 10-K for the
           year ended Dec. 31, 1997, incorporated by reference).
 4(1)      No instruments defining the rights of holders of long-term debt of First Security and its subsidiaries have been
           included as exhibits because the total amount of
           indebtedness authorized under any such instrument does not exceed 10% of the total assets of First Security and its
           subsidiaries on a consolidated basis.
 4(2)      Rights Agreement between First Security and First Security
           Bank, N.A., dated Aug. 28, 1990, which includes: Exhibit A, the form of Rights Certificate and the form of Election of
           Exercise; Exhibit B, the form of Certificate of Designation of First Security's Junior Series B Preferred Stock, no par
           value per share; and Exhibit C, the Summary of Rights
           (Exhibit 4 to First Security's Current Report on Form 8-K,
           dated Aug. 28, 1990, filed Sept. 1, 1990, incorporated by
           reference) and as amended and extended in 1998. (See,
           Exhibit 4 to First Security's Current Report of Form 8-K,
           dated November 2, 1998, incorporated by reference.)
 4(3)      Amendment Agreement between First Security and First
           Security Bank, N.A., dated Sept. 26, 1990, amending the
           Rights Agreement between the same parties dated Aug. 28,
           1990, (Exhibit 1 to First Security's Amendment #1 on Form
           8-A, dated Oct. 10, 1990, filed Oct. 16, 1990, amending
           First Security's Report on Form 8-K, dated Aug. 28, 1990,
           filed Sept. 1, 1990, incorporated by reference).
 4(4)      Amendments to Rights Plan, filed in Registrant's Current
           Report on Form 8-K dated November 11, 1998 (incorporated by reference).
 5.        Opinion of Ray, Quinney & Nebeker as to the legality of the shares being registered.
 8.        Opinion of Ray, Quinney & Nebeker re: Tax Matters.
10(1)      Amended and Restated First Security Comprehensive Management
           Incentive Plan (Exhibit 10.1 to First Security's Annual
           Report on Form 10-K for the year ended Dec. 31, 1994,
           incorporated by reference).
10(2)      Employment Agreement between First Security and Spencer F.
           Eccles, dated Oct. 16, 1996 (Exhibit 10.3 to First
           Security's Registration Statement on Form S-4, Reg
           #333-21759, filed Feb. 13, 1997, incorporated by reference).
10(3)      Employment Agreement between First Security and Morgan J.
           Evans, dated Oct. 16, 1996 (Exhibit 10.4 to First Security's
           Registration Statement on Form S-4, Reg #333-21759, filed
           Feb. 13, 1997, incorporated by reference).
10(4)      Employment Agreement between First Security and Michael P.
           Caughlin, dated Oct. 16, 1996 (Exhibit 10.9 to First
           Security's Registration Statement on Form S-4, Reg
           #333-21759, filed Feb. 13, 1997, incorporated by reference).

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------
10(5)      Employment Agreement between First Security and Brad D.
           Hardy, dated Oct. 16, 1996 (Exhibit 10.8 to First Security's
           Registration Statement on Form S-4, Reg #333-21759, filed
           Feb. 13, 1997, incorporated by reference).
10(6)      Employment Agreement between First Security and Mark D.
           Howell, dated Oct. 16, 1996 (Exhibit 10.10 to First
           Security's Registration Statement on Form S-4, Reg
           #333-21759, filed Feb. 13, 1997, incorporated by reference).
10(7)      Employment Agreement between First Security and J. Patrick
           McMurray, dated Oct. 16, 1996 (Exhibit 10.6 to First
           Security's Registration Statement on Form S-4, Reg
           #333-21759, filed Feb. 13, 1997, incorporated by reference).
10(8)      Employment Agreement between First Security and L. Scott
           Nelson, dated Oct. 16, 1996 (Exhibit 10.5 to First
           Security's Registration Statement on Form S-4, Reg
           #333-21759, filed Feb. 13, 1997, incorporated by reference).
10(9)      Employment Agreement between First Security and Scott C.
           Ulbrich, dated Oct. 16, 1996 (Exhibit 10.7 to First
           Security's Registration Statement on Form S-4, Reg
           #333-21759, filed Feb. 13, 1997, incorporated by reference).
10(10)     The form of First Security's Deferred Compensation Plan
           Deferral Election -- 01/01/95 -- 12/31/95 (Exhibit 10.10 to
           First Security's Annual Report on Form 10-K for the year
           ended Dec. 31, 1994, incorporated by reference).
13(1)      First Security's Annual Report on Form 10-K for the year
           ended December 31, 1997 (as amended and restated to give
           effect to the California State Bank acquisition, which was accounted for as a pooling of interests, as set forth in the
           Current Report on Form 8-K, dated October 1, 1998) hereby
           incorporated by reference [File No. 1-6906].
21.        First Security's Subsidiaries (Exhibit 21 to First
           Security's Annual Report on Form 10-K for the year ended
           December 31, 1998 and incorporated by reference).
23(1)      Consent of Deloitte & Touche LLP for First Security.
23(2)      Consent of Kafoury, Armstrong & Co. for XEON.
23(3)      Consent of Ray, Quinney & Nebeker (filed as part of Exhibit
           5 and Exhibit 8(1)).
24.        Power of Attorney (included in signature pages of original filing of Registration Statement).
99(1)      Consent of Dain Rauscher Wessels.
99(2)      Form of XEON stockholder Proxy Card.
99(3)      Form of Letter to XEON Option Holders.